Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

HARMONY BIOSCIENCES HOLDINGS, INC.,

XYLOPHONE ACQUISITION CORP.

and

ZYNERBA PHARMACEUTICALS, INC.

Dated as of August 14, 2023

i

ii

Annex I	Offer Conditions
Exhibit A	Form of Support Agreement
Exhibit B	Form of CVR Agreement

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 14, 2023, by and among: Harmony Biosciences Holdings, Inc., a Delaware corporation (“Parent”); Xylophone Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”); and Zynerba Pharmaceuticals, Inc., a Delaware corporation (the “Company”).  Certain capitalized terms used in this Agreement are defined in Section 1.1.

RECITALS

A.	The Company’s outstanding capital stock consists of shares of common stock, par value $0.001 per share (“Company Common Stock”).

B.
Upon the terms and subject to the conditions of this Agreement, Merger Sub has agreed to commence a tender offer (as it may be extended and amended from time to time as permitted under this Agreement, the “Offer”) to acquire all of the issued and outstanding shares of Company Common Stock for (i) $1.1059 per share of Company Common Stock (the “Common Cash Amount”) in cash, subject to any applicable withholding Taxes and without interest, plus (ii) one contingent value right (each, a “CVR”) per share of Company Common Stock (the “Common CVR Amount”), which shall represent the right to receive contingent payments, in cash, subject to any withholding of Taxes and without interest, upon the achievement of the milestones set forth in, and subject to and in accordance with the terms and conditions of, the CVR Agreement (the Common Cash Amount plus the Common CVR Amount, collectively, or any different amount per share paid pursuant to the Offer to the extent permitted under this Agreement, being the “Offer Price”).

C.
As soon as practicable following the consummation of the Offer, upon the terms and conditions set forth herein and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub will be merged with and into the Company (the “Merger”) with the Company as the surviving corporation (the “Surviving Corporation”), whereby each share (except as otherwise provided herein) of Company Common Stock not owned directly or indirectly by Parent, Merger Sub, or the Company will be converted into the right to receive the Offer Price, subject to any applicable withholding of Taxes and without interest, upon the terms and subject to the conditions of this Agreement.

D.
The parties acknowledge and agree that the Merger will be effected under Section 251(h) of the DGCL and will be effected as soon as practicable following the consummation of the Offer and subject to the terms of this Agreement.

E.
The Board of Directors of the Company (the “Company Board”) has unanimously (i) adopted this Agreement and approved and declared advisable the execution, delivery, and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Offer and the Merger, on the terms and subject to the conditions set forth in this Agreement (ii) determined that the transactions contemplated by this Agreement, including the Offer and the Merger, are in the best interests of the Company and its stockholders, (iii) resolved that the Merger shall be governed by and effected under Section 251(h) of the DGCL, and (iv) resolved to recommend that the stockholders of the Company accept the Offer and tender their shares of Company Common Stock to Merger Sub pursuant to the Offer.

F.
The Board of Directors of Parent has on the terms and subject to the conditions set forth herein, unanimously approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger.

G.
The Board of Directors of Merger Sub has declared that, on the terms and subject to the conditions set forth herein, this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable and in the best interests of Merger Sub and its sole stockholder, and has unanimously approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger.

H.
As a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, concurrently with the execution and delivery of this Agreement, certain of the Company’s stockholders are entering into tender and support agreements with Parent and Merger Sub substantially in the form attached hereto as Exhibit A (each, a “Support Agreement”) pursuant to which, among other things, such stockholders have agreed to tender their shares of Company Common Stock to Merger Sub in the Offer.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1.          Definitions.

(a)          As used herein, the following terms have the following meanings:

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing confidentiality and non-use terms not materially less restrictive in the aggregate to the counterparty thereto than the terms of the Confidentiality Agreement (it being agreed that such confidentiality agreement need not prohibit the making of an Acquisition Proposal or otherwise contain any standstill or similar provision).

“Acceptance Time” means the first time at which Merger Sub irrevocably accepts for payment any Company Common Stock tendered pursuant to the Offer.

“Acquired Companies” means the Company and its Subsidiaries, collectively.

“Acquisition Proposal” means any proposal or offer from any Person (other than Parent or its Affiliates) or “group” within the meaning of Section 13(d) of the Exchange Act relating to, in a single transaction or series of related transactions, (i) the acquisition of fifteen percent (15%) or more of the Company Common Stock by any Third Party, (ii) any merger, consolidation, business combination, reorganization, sale of assets, recapitalization, liquidation, dissolution, license, or other transaction that would result in any Third Party acquiring assets (including capital stock of or interest in any Subsidiary of the Company) representing, directly or indirectly, fifteen percent (15%) or more of the assets of the Acquired Companies, taken as a whole (based on the fair market value thereof, as determined by the Company Board) or to which fifteen percent (15%) or more of the Company’s and its Subsidiaries’ net revenues or net income on a consolidated basis are attributable, (iii) any tender offer or exchange offer, as such terms are defined under the Exchange Act, that, if consummated, would result in any Third Party beneficially owning fifteen percent (15%) or more of the outstanding shares of Company Common Stock, (iv) any merger, consolidation, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company that if consummated, would result in the stockholders of the Company immediately preceding such transaction holding, directly or indirectly, equity interests in the surviving or resulting entity of such transaction representing less than eighty-five percent (85%) of the voting power of the surviving or resulting entity, or (v) any combination of the foregoing, in each case, other than the Transactions.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.  As used in this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Agreement and Plan of Merger, together with Annex I, as such Agreement and Plan of Merger (including Annex I) may be amended from time to time.

“Antitrust Laws” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act of 1914 and all other applicable federal, state, local or foreign antitrust, competition, premerger notification or trade regulation Laws or Orders.

“Business Day” means a day other than a Saturday, Sunday, or other day on which banking institutions in New York, New York are authorized or obligated by applicable Law to close.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” means (i) each “employee benefit plan,” as defined in Section 3(3) of ERISA, (ii) each employment, severance, or change in control contract, plan, arrangement, or policy, and (iii) each other plan or arrangement providing for compensation (including variable cash compensation and commissions), bonuses, profit-sharing, stock option, or other stock-related rights or other forms of incentive or deferred compensation, insurance, health, or medical benefits, employee assistance program, disability or sick leave benefits, supplemental unemployment benefits, severance benefits, and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), which, in each case of clauses (i) through (iii), is maintained, administered, or contributed to by the Acquired Companies or with respect to which any Acquired Company has any liability, contingent, or otherwise.

“Company By-laws” means the Amended and Restated By-laws of the Company, as in effect as of the date hereof, including any amendments.

“Company Certificate of Incorporation” means the Company’s Sixth Amended and Restated Certificate of Incorporation, as in effect as of the date hereof, including any amendments thereto.

“Company Compensatory Award” means each Company Option and Company Restricted Stock Award.

“Company Disclosure Schedule” means the Company Disclosure Schedule dated the date hereof and delivered by the Company to Parent prior to or simultaneously with the execution of this Agreement.

“Company Equity Incentive Plans” means the Zynerba Pharmaceuticals, Inc. Amended and Restated 2014 Omnibus Incentive Compensation Plan, as may be amended from time to time; Zynerba Pharmaceuticals, Inc. 2023 Stock Option and Incentive Plan, as may be amended from time to time; and any other stock option, stock incentive, stock award, or equity compensation plans sponsored or maintained by any of the Acquired Companies (in each case, including all amendments thereto).

“Company Inbound License” means any Contract to which any of the Acquired Companies is a party pursuant to which any Intellectual Property of another Person (other than an Affiliate of the Company) that is material to the business of the Acquired Companies taken as a whole, is exclusively licensed to any Acquired Company, in each case, other than (i) agreements between any Acquired Company and its employees or consultants, (ii) agreements for any Third Party commercially available services or non-customized commercially available software, and (iii) non-disclosure agreements entered into in the ordinary course of business.

“Company Intellectual Property” means all Intellectual Property owned solely or jointly by the Acquired Companies and used or held for use by the Acquired Companies in the operation of the business of the Acquired Companies as currently conducted with respect to any Company Product.

“Company Material Adverse Effect” means, with respect to the Company, any Effect that, individually or in the aggregate with all other Effects, (1) has or would reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operations of the Acquired Companies taken as a whole, or (2) would reasonably be expected to prevent or materially delay the Company from consummating the Offer and the Merger; provided that, for purposes of the foregoing clause (1), none of the following (alone or in combination) or any Effect to the extent resulting from any of the following (alone or in combination) shall be deemed a Company Material Adverse Effect unless, solely in the case of clauses (iv)–(x) below, it has a disproportionate effect on the Company as compared to any of the other companies in the industry in which the Company operates (in which case only the incremental disproportionate impact(s) may be taken into account in determining whether there has been a Company Material Adverse Effect):

(i)          changes in the Company’s stock price or trading volume;

(ii)       any failure by the Company to meet, or changes to, published or internal estimates, projections, expectations, budgets, guidance, milestones, or forecasts of revenue, earnings, cash burn-rate, cash flow, cash position, or any other financial or performance measures or operating statistics (whether made by the Company or any Third Parties);

(iii)       any continued losses from operations or decreases in the cash balances of the Acquired Companies;

(iv)       changes occurring after the date hereof in the financial, credit, banking, capital, or currency markets in the United States or any other country or region in the world or changes therein, including (A) changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, and (B) inflation or any changes in the rate of increase or decrease of inflation;

(v)        changes in general conditions in any industry in which the Acquired Companies operate;

(vi)       changes in political conditions in the United States or any other country or region in the world, or changes therein;

(vii)      acts of hostilities, war, sabotage, cyberterrorism, terrorism, or military actions (including any outbreak, escalation, or general worsening of any such acts of hostilities, war, sabotage, cyberterrorism, terrorism, or military actions) in the United States or any other country or region in the world;

(viii)     earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, weather conditions, epidemics, pandemics (including COVID-19 and any COVID-19 Measures), quarantines, plagues, other outbreaks of illness or public health events, or other natural or man-made disasters or acts of God in the United States or any other country or region in the world;

(ix)        changes or proposed changes occurring after the date hereof in applicable Law or other legal or regulatory conditions;

(x)         changes occurring after the date hereof in GAAP or other accounting standards applicable to the Company;

(xi)       the negotiation, execution, announcement or performance of this Agreement or the pendency or consummation of the Transactions, or the identity of Parent or any of its Affiliates as the acquiror of the Company (or any facts and circumstances concerning Parent or any of its Affiliates), including the impact of any of the foregoing on the relationships, contractual or otherwise, of the Acquired Companies with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors, Governmental Entities or other Third Parties;

(xii)       any Transaction Litigation or any demand or Legal Proceeding for appraisal of the fair value of any shares of Company Common Stock pursuant to the DGCL in connection herewith; and

(xiii) (A) any delay (I) in any ongoing clinical trial or (II) by the Company in making any currently planned application for marketing approval with respect to any Company Product  (it being understood that, in the case of  either subclause (I) or (II), any underlying facts giving rise or contributing to any such delay that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect), and in each case other than arising out of or relating to any clinical hold or similar adverse event, or (B) any changes in the approved labeling of any product that is a competitor to a Company Product or any legal action taken with respect to any product that is a competitor to a Company Product.

“Company Options” means outstanding options (whether vested or unvested) to purchase Company Common Stock granted pursuant to the Company Equity Incentive Plans.

“Company Outbound License” means any Contract to which any of the Acquired Companies is a party pursuant to which any Company Intellectual Property that is material to the business of the Acquired Companies taken as a whole is licensed to another Person (other than an Affiliate of the Company), in each case, other than any outbound agreements entered into in the ordinary course of business consistent with past practice.

“Company Product” means each product or product candidate that is being researched, tested, developed, commercialized, manufactured, sold, or distributed by or on behalf of the Acquired Companies.

“Company Restricted Stock Award” means each award with respect to a share of Company Common Stock outstanding under any Company Equity Incentive Plan subject to a risk of forfeiture or repurchase by the Company.

“Company SEC Documents” means all reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated therein) filed or furnished by the Company with the SEC since January 1, 2021.

“Confidentiality Agreement” means that certain Confidentiality and Non-Disclosure Agreement, between the Company and Parent, dated as of November 17, 2021.

“Contract” means any written or oral agreement, contract, subcontract, lease, instrument, bond, mortgage, indenture, license or sublicense, or other legally binding commitment or undertaking of any nature, as supplemented or amended from time to time.

“COVID-19” means the coronavirus (COVID-19) pandemic, including any evolutions or mutations of the coronavirus (COVID-19) disease, and any related or associated epidemics, pandemics, or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, protocols or guidelines promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the Coronavirus Aid, Relief and Economic Security Act, as may be amended, and the Families First Coronavirus Response Act, as may be amended.

“CVR Agreement” means the Contingent Value Rights Agreement substantially in the form attached hereto as Exhibit B to be entered into between Parent and the Rights Agent, with such revisions thereto requested by such Rights Agent that are not, individually or in the aggregate, detrimental to any Person entitled to the receipt of CVRs in the Transactions (and that are reasonably acceptable to Parent and the Company).

“DEA” means the United States Drug Enforcement Administration.

“DTC” means Depository Trust Company.

“Effect” means any event, change, effect, occurrence, circumstance, or development.

“Encumbrance” means any lien, mortgage, pledge, deed of trust, security interest, charge, encumbrance, or other adverse claim or interest.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society, or other enterprise, association, organization, or entity (including any Governmental Entity).

“Environmental Claims” means any and all claims or Orders by any Governmental Entity or other Person alleging that any Acquired Company is in violation of, or has liability under, any Environmental Law.

“Environmental Law” means all applicable Laws concerning pollution or protection of the natural environment, including any such Law relating to the manufacture, handling, transport, use, treatment, storage, disposal or release of any Hazardous Materials.

“Environmental Permits” means all permits required to be obtained by the Acquired Companies under applicable Environmental Law in connection with their respective businesses as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any entity, trade, or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m), or (o) of the Code or Section 4001(b)(1) of ERISA that includes the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FDA” means the United States Food and Drug Administration.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any applicable federal, domestic, territorial, state, commonwealth, provincial, county, municipal, district, or local governmental authority (including any government and any governmental agency, instrumentality, tribunal or commission, or any subdivision, department, or branch of any of the foregoing) or body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority, including any quasi-governmental or private body entitled to exercise such functions.

“Hazardous Materials” means all hazardous, toxic, explosive, or radioactive substances, wastes or other pollutants, or contaminants regulated under Environmental Law, including petroleum or petroleum distillates, medical waste, asbestos, and polychlorinated biphenyls.

“Healthcare Laws” means all healthcare Laws applicable to the business of the Company and its Subsidiaries as currently conducted, including the Federal Food, Drug, and Cosmetic Act; the Controlled Substances Act; the Federal Health Care Program Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); the federal civil False Claims Act (31 U.S.C. §§ 3729-3733); the Program Fraud Civil Remedies Act (31 U.S.C. §§ 3801-3812); the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a); the exclusion authorities (42 U.S.C. § 1320a-7); the criminal health care fraud provisions of the Health Insurance Portability and Accountability Act of 1996); Medicare and Medicaid coverage and reimbursement provisions (Titles XVIII and XIX of the Social Security Act); and the applicable requirements of Medicare, Medicaid and other health care programs of other Governmental Bodies, including the Veterans Health Administration and U.S. Department of Defense health care and contracting programs, each as amended, and any regulations promulgated thereunder.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property” means (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (collectively, “Patents”), and inventions; (ii) trademarks, service marks, names, corporate names, trade names, domain names, URLs, social media addresses, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (collectively, “Marks”); (iii) copyrights in both published and unpublished works, including all compilations, databases and computer programs, manuals and other documentation, and all copyright registrations and applications (collectively, “Copyrights”); and (iv) trade secrets and all other confidential information, including such ideas, know-how, proprietary processes, protocols, specifications, techniques, data, results, plans, formulae, formulations, compositions, models, and methodologies (collectively, “Trade Secret Rights”), (v) all rights in the foregoing and in other similar intangible assets, and (vi) all applications and registrations for the foregoing.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge”, whether or not capitalized, or any similar expression used with respect to the Company, means the actual knowledge, or the knowledge that could reasonably be expected to have been discovered by virtue of conducting a reasonable investigation, of those individuals listed in Section 1.1(a) of the Company Disclosure Schedule; provided, that with respect to matters involving Intellectual Property, “reasonable investigation” does not require that the Company or any individual listed in Section 1.1(a) of the Company Disclosure Schedules or any other Person conduct or have conducted or obtain or have obtained any freedom-to-operate opinions or similar opinions of counsel.

“Law” means any statute, law (including common law), regulation, rule, ordinance, or code issued, enacted, adopted, promulgated, implemented, or otherwise put into effect by or under the authority of any Governmental Entity.

“Leased Real Property” means the leasehold or subleasehold interests and any other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interests in real property currently held by the Acquired Companies.

“Legal Proceeding” means any suit, claim, action, lawsuit, litigation, arbitration, or other formal legal proceeding brought by or before any Governmental Entity or arbitrator or arbitration panel.

“made available to Parent” means that such information, document, or material was (i) publicly available on the SEC EDGAR database as filed or furnished by the Company after January 1, 2022 and prior to the execution of this Agreement or (ii) made available for review by Parent or Parent’s representatives at least forty eight (48) hours prior to the execution of this Agreement in the virtual “data room” hosted by https://secure.caplinked.com/ and maintained by the Company in connection with the Offer and the Merger.

“Most Recent Balance Sheet” means the balance sheet of the Company as of March 31, 2023 and the footnotes thereto set forth in the Company SEC Documents.

“Nasdaq” means The Nasdaq Global Market, or any successor thereto.

“Order” means any writ, judgment, injunction, consent, order or decree of or by any Governmental Entity.

“Organizational Documents” means, with respect to any Entity, (i) if such Entity is a corporation, such Entity’s certificate or articles of incorporation, by-laws and similar organizational documents, in effect on the date hereof, (ii) if such Entity is a limited liability company, such Entity’s certificate or articles of formation or organization and operating agreement or limited liability company agreement in effect as of the date hereof, and (iii) for any other form of Entity, the organizational documents of such Entity in effect as of the date hereof.

“Permitted Encumbrances” means (i) Encumbrances specifically disclosed on the Most Recent Balance Sheet in accordance with GAAP, (ii) statutory liens for current Taxes, assessments and other governmental levies, fees, or charges that are not yet due and payable, or that are being contested in good faith and for which appropriate and specific reserves have been established on the Most Recent Balance Sheet in accordance with GAAP, (iii) mechanics, carriers, workmen, warehouseman, repairmen and materialmen liens and similar liens for labor, materials, or supplies incurred in the ordinary course of business for amounts that are not yet due and payable, or that are being contested in good faith, (iv) zoning, building codes and other land use Law regulating the use or occupancy of real property or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such real property that are not violated in any material respect by the use or occupancy of such real property in the operation of the business currently conducted thereon, (v) restrictions of record identified in any title reports obtained by or made available to Parent, or easements, covenants, conditions, restrictions, defects, and other similar matters of record affecting title to real property that do not or would not materially impair the use or occupancy of such real property in the operation of the business currently conducted thereon, (vi) restrictions of record on the fee interest of an Leased Real Property; (vii) liens imposed by Law, (viii) deposits or pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits, or obligations arising under similar Laws and (ix) other immaterial Encumbrances that do not adversely affect the use or operation of the asset subject thereto.

“Person” means any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint stock company, syndicate, association, entity, unincorporated organization or government, or any political subdivision, agency, or instrumentality thereof.

“Personal Information” means data and information concerning an identifiable natural person that are subject to regulation by the Privacy Laws.

“Privacy Laws” mean Laws relating to privacy or data security of Personal Information that apply to the Acquired Companies.

“Regulatory Approvals” mean any approval, registration, license, exemption, application, or authorization of any Governmental Entity necessary to conduct clinical research involving, manufacture, ship in interstate, or foreign commerce, import, export, distribute, test, or otherwise research or develop an investigational prescription drug product.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture, or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns more than 50% of the voting stock or value of such corporation, partnership, limited liability company, joint venture, or other legal entity.

“Superior Proposal” means a bona fide written Acquisition Proposal (with all of the references to “15%” and “85%” included in the definition of Acquisition Proposal being replaced with references to “60%” and “40%”, respectively) that the Company Board determines in good faith, after consultation with the Company’s financial advisor and outside legal counsel, and taking into consideration, among other things, any legal, financial, regulatory, and other aspects (including certainty of closing) of such Acquisition Proposal and this Agreement (in each case taking into account any revisions to this Agreement made in writing by Parent prior to the time of determination pursuant to Section 6.3), would result in a transaction (i) more favorable from a financial point of view to the holders of shares of Company Common Stock than the transactions provided for in this Agreement and (ii) that is reasonably likely to be completed on the terms proposed.

“Takeover Law” means any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” “business combination statute or regulation,” or other similar state anti-takeover laws and regulations.

“Tax” (and, with correlative meaning, “Taxes”) means any income, capital gains, alternative or add-on minimum, estimated, gross income, gross receipts, sales, use, value added, ad valorem, franchise, capital stock or other equity securities, net worth, profits, license, registration, withholding, employment, unemployment, disability, severance, occupation, social security (or similar, including FICA), payroll, workers’ compensation, transfer, financial transaction, conveyance, documentary, stamp, property (real, tangible, or intangible), commercial rent, premium, escheat obligation, unclaimed property, environmental, windfall profits, customs duties, or other fees, charges, levies, excises, duties, imposts, recovery, or liability in respect of state aid, or assessments of any kind in the nature of (or similar to) taxes, together with any interest, penalties, or addition thereto.

“Tax Return” means any return, report, or similar written statement required to be filed with a taxing authority with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return, or declaration of estimated Tax.

“Third Party” means any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than the Company, Parent, Merger Sub, or any Affiliates thereof.

“Transaction Documents” means this Agreement, the CVR Agreement and all other agreements, instruments, and documents to be executed by Parent, Merger Sub, and the Company in connection with the transactions contemplated by this Agreement.

“Transaction Litigation” means any claim, demand, or Legal Proceeding (including any class action or derivative litigation) asserted, commenced, or threatened by, on behalf of or in the name of, against or otherwise involving the Company, the Company Board, any committee thereof and/or any of the Company’s directors or officers relating directly or indirectly to this Agreement, the Offer, the Merger, or any of the Transactions (including any such claim or Legal Proceeding based on allegations that the Company’s entry into this Agreement or the terms and conditions of this Agreement or any of the Transactions constituted a breach of the fiduciary duties of any member of the Company Board or any officer of the Company), or alleging or asserting any misrepresentation or omission in the Offer Documents or Schedule 14D-9 or any other related SEC filings by the Company.

“Transactions” means the transactions contemplated by this Agreement and/or the CVR Agreement, including the Offer and the Merger.

“WARN” means the United States Worker Adjustment and Retraining Notification Act, as amended, or any state Mini-WARN Law.

“Willful and Material Breach” means a material breach that is the consequence of a deliberate act or deliberate omission by the breaching party with the actual knowledge that the taking of such act or failure to take such act would cause or constitute such material breach.

(b)          Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.3(a)
Appraisal Shares	Section 3.8(c)
Book Entry Share	Section 3.5(a)(i)
Change in Recommendation	Section 6.3(a)
Closing	Section 3.3
Closing Date	Section 3.3
Common Cash Amount	Recitals
Common CVR Amount	Recitals
Company	Preamble
Company 401(k) Plan	Section 6.8(e)
Company Board	Recitals
Company Board Recommendation	Section 2.3(a)(i)
Company Common Stock	Recitals
Company Registered IP	Section 4.7(a)
Company Stock Certificate	Section 3.5(a)(i)
Company Tax Returns	Section 6.1(a)
Compensation Committee	Section 6.9
Continuing Employee	Section 6.8(a)
Current Premium	Section 6.10(a)
CVR	Recitals
Delaware Courts	Section 9.5
DGCL	Recitals
EDGAR	Section 4.5(a)
Effective Time	Section 3.3
End Date	Section 8.1(b)
Excluded Shares	Section 3.5(a)(i)
Expenses	Section 8.3(a)
Expiration Date	Section 2.1(d)
Extension Deadline	Section 2.1(e)
FLSA	Section 4.14(a)
In-the-Money Company Stock Option	Section 3.7(a)
Indemnified Party	Section 6.10(b)
Indemnified Party Proceeding	Section 6.10(b)
Initial Expiration Date	Section 2.1(d)
Intervening Event	Section 6.3(b)(ii)
Intervening Event Notice	Section 6.3(b)(ii)

Term	Section
Material Contract	Section 4.9(b)
Merger	Recitals
Merger Consideration	Section 3.5(a)(i)
Merger Sub	Preamble
Minimum Condition	Annex I
Offer	Recitals
Offer Commencement Date	Section 2.1(a)
Offer Conditions	Section 2.1(b)
Offer Documents	Section 2.2(a)
Offer Price	Recitals
Order Condition	Annex I
Out-of-the-Money Company Stock Option	Section 3.7(b)
Out-of-the-Money Option Consideration	Section 3.7(b)
Outside Counsel Only Material	Section 6.4(b)
Parent	Preamble
Parent Welfare Plan	Section 6.8(c)
Paying Agent	Section 3.6(a)
Privacy Policies	Section 4.17(a)
Rights Agent	Section 3.6(a)
Schedule 14D-9	Section 2.3(a)(i)
Sexual Misconduct Allegation	Section 4.14(g)
Schedule TO	Section 2.2(a)
Stockholder List Date	Section 2.3(b)
Superior Proposal Notice	Section 6.3(b)(i)
Support Agreement	Recitals
Surviving Corporation	Recitals
Termination Condition	Annex I
Termination Fee	Section 8.3(b)
Union	Section 4.14(d)

ARTICLE 2
THE OFFER

Section 2.1.       Tender Offer.

(a)         Commencement of the Offer. Unless this Agreement shall have previously been validly terminated in accordance with Article 8, as promptly as practicable, but in any event on or prior to the tenth (10th) Business Day following the date hereof, Merger Sub shall commence (within the meaning of Rule 14d‑2 under the Exchange Act) the Offer to purchase for cash all of the issued and outstanding Company Common Stock at a price per share equal to the Offer Price.  The date on which Merger Sub commences the Offer, within the meaning of Rule 14d-2 under the Exchange Act, is referred to as the “Offer Commencement Date.”

(b)        Terms and Conditions of the Offer. Subject to any extension by Merger Sub of the Offer pursuant to Section 2.1(e), as promptly as practicable on the later of (i) the earliest date as of which Merger Sub is permitted under applicable Law to accept for payment Company Common Stock tendered pursuant to the Offer (and not validly withdrawn), and (ii) the earliest date as of which each of the Offer Conditions shall have been satisfied or in the sole discretion of Parent (to the extent permitted by this Agreement) waived, Merger Sub shall (and Parent shall cause Merger Sub to) consummate the Offer and irrevocably accept for payment all Company Common Stock tendered pursuant to the Offer (and not validly withdrawn).  The only conditions to which the Offer, and the obligation of Merger Sub to, and of Parent to cause Merger Sub to, irrevocably accept for payment and pay for any Company Common Stock tendered pursuant to the Offer, shall be subject are the conditions set forth on Annex I (the “Offer Conditions”).  As promptly as practicable after (and in any event, no more than one (1) Business Day after) the irrevocable acceptance for payment of any shares of Company Common Stock tendered pursuant to the Offer, Merger Sub shall pay for all shares of Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer.

(c)         Amending, Modifying, or Waiving terms of the Offer. Parent and Merger Sub expressly reserve the right (in their sole discretion) to amend, modify, or waive, in whole or in part, any terms and conditions of the Offer; provided, however, that notwithstanding the foregoing, neither Parent nor Merger Sub shall (without the prior written consent of the Company):

(i)              reduce the Common Cash Amount or the Offer Price as set forth in this Agreement (except to the extent required pursuant to Section 2.1(f)), decrease the number of CVRs to be issued per share of Company Common Stock, or change the form of consideration payable in the Offer;

(ii)             impose any condition to the Offer in addition to the Offer Conditions;

(iii)            amend, modify, or waive the Minimum Condition or the Termination Condition;

(iv)            decrease the number of shares of Company Common Stock sought to be purchased by Merger Sub in the Offer;

(v)             amend, modify, or supplement any of the terms of the Offer or the Offer Conditions in any manner adversely affecting, or that could, individually or in the aggregate, reasonably be expected to have an adverse effect on, any of the holders of Company Common Stock or reasonably be expected to prevent or materially delay the consummation of the Offer or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Offer, the Merger or the other Transactions;

(vi)            terminate the Offer or accelerate, extend or otherwise change the Expiration Date, except in accordance with Section 2.1(e) or Section 2.1(g), or provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act;

(vii)        amend or modify the terms of the CVRs or the CVR Agreement (other than in accordance with the definition thereof); or

(viii)       take any action (or fail to take any action) that would result in the Merger not being permitted to be effected pursuant to Section 251(h) of the DGCL.

(d)         Expiration of the Offer. Unless extended pursuant to and in accordance with the terms of this Agreement, the Offer shall expire at one 5:00 p.m. (New York City time) on the date that is twenty-one (21) Business Days (for this purpose determined as set forth in Rule 14d-1(g)(3) under the Exchange Act) following the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer (the “Initial Expiration Date”) or, in the event the Initial Expiration Date has been extended, the date and time to which the Offer has been so extended (the Initial Expiration Date, as it may be so extended, the “Expiration Date”).

(e)         Extension of the Offer. Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer from time to time as follows: (i) if on the then scheduled Expiration Date, the Minimum Condition has not been satisfied or any of the other Offer Conditions has not been satisfied (subject to the right of Parent or Merger Sub to waive any Offer Condition (other than the Minimum Condition or the Termination Condition) to the extent permitted hereunder), then Merger Sub may, and at the request of the Company, Merger Sub shall (and Parent shall cause Merger Sub to), extend the Offer for one (1) or more occasions in consecutive increments of up to ten (10) Business Days each (or such longer period as may be agreed by the Company and Parent) in order to permit the satisfaction of such Offer Conditions (subject to the right of Parent or Merger Sub to waive any Offer Condition to the extent permitted hereunder) and (ii) Merger Sub shall (and Parent shall cause Merger Sub to) extend the Offer from time to time for any period to the minimum extent required by any Law, any interpretation or position of the SEC, the staff thereof or Nasdaq applicable to the Offer; provided, however, that in no event shall Merger Sub (A) be required to extend the Offer and the then scheduled Expiration Date beyond the earlier to occur of (the “Extension Deadline”): (I) the valid termination of this Agreement in compliance with Article 8 and (II) the first (1st) Business Day immediately following the End Date or (B) be permitted to extend the Offer beyond the Extension Deadline without the prior written consent of the Company; and (ii) Merger Sub shall extend the Offer for the minimum period required by applicable Law, interpretation or position of the SEC or its staff or Nasdaq or its staff.

(f)         Adjustments. If, between the date hereof and the Acceptance Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division, or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization, or other similar transaction, then the Offer Price shall be equitably adjusted to provide the same economic effect to the holders of Company Common Stock as contemplated by this Agreement prior to such action; provided that nothing in this Section 2.1(f) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(g)         Termination of Offer. Neither Parent nor Merger Sub shall terminate or withdraw the Offer prior to the then scheduled Expiration Date unless this Agreement is validly terminated in accordance with Section 8.1.

Section 2.2.       Actions of Parent and Merger Sub.

(a)        Schedule TO. As promptly as practicable on the Offer Commencement Date, Parent and Merger Sub shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Schedule TO”) that will contain or incorporate by reference an offer to purchase and form of the related letter of transmittal and (ii) cause the Schedule TO, the offer to purchase, form of letter of transmittal, and other related documents to be disseminated to holders of shares of Company Common Stock to the extent required by the Exchange Act. Parent and Merger Sub agree that they shall cause the Schedule TO, together with all documents included therein pursuant to which the Offer will be made (collectively and with any supplements or amendments thereto, the “Offer Documents”) filed by either Parent or Merger Sub with the SEC to comply in all material respects with the Exchange Act and other applicable Law and to not contain any untrue statement of a material fact or omission of a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.  Each of Parent, Merger Sub, and the Company agrees to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent further agrees to use reasonable best efforts to promptly cause the Offer Documents, as so corrected, to be filed with the SEC and to promptly be disseminated to holders of shares of Company Common Stock as and to the extent required by applicable Law to the extent required by the Exchange Act.  The Company shall promptly furnish or otherwise make available to Parent, Merger Sub, or Parent’s legal counsel any information concerning the Acquired Companies and the Company’s stockholders that is required in connection with any action contemplated by this Section 2.2(a).  The Company and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents prior to the filing thereof with the SEC, and Parent and Merger Sub shall give reasonable and good faith consideration to any such comments made by the Company or its counsel.  Parent and Merger Sub shall (A) provide the Company and its counsel with a copy of any written comments (and a summary of any oral comments) that Parent, Merger Sub, or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments, (B) give the Company and its counsel a reasonable opportunity (to the extent practicable) to review and comment on any response to such comments provided to the SEC or its staff and participate in the formulation of any response to such comments of the SEC or its staff, including the opportunity to participate in any discussions with the SEC or its staff concerning such comments, and (C) give reasonable and good faith consideration to any such comments made in respect of any such proposed responses.  Each of Parent and Merger Sub shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer.

(b)         Guaranteed Delivery. For purposes of this Agreement, and the Offer, unless otherwise mutually agreed to by the Company and Merger Sub, any shares of Company Common Stock subject to notices of guaranteed delivery shall be deemed not to be validly tendered into the Offer unless and until the shares underlying such notices of guaranteed delivery are delivered to Merger Sub or to an agent of Merger Sub.

(c)         Payment of Funds; Acceptance. Without limiting the generality of Section 9.10, Parent shall cause to be provided to Merger Sub, on a timely basis, all of the funds necessary to purchase any shares of Company Common Stock that Merger Sub becomes obligated to purchase pursuant to the Offer, which funds shall be deposited with the Paying Agent concurrently with or promptly following the Acceptance Time, and shall cause Merger Sub to perform, on a timely basis, all of Merger Sub’s obligations under this Agreement, including to irrevocably accept for payment at the Acceptance Time and pay for, all of the shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer as promptly as practicable after the Acceptance Time.  Parent and Merger Sub shall, and each of Parent and Merger Sub shall ensure that all of their respective Affiliates shall, tender any shares of Company Common Stock held by them into the Offer.

(d)        CVR Agreement. At or prior to the Acceptance Time, Parent shall duly authorize, execute, and deliver, and shall ensure that the Rights Agent duly authorizes, executes, and delivers, the CVR Agreement.

Section 2.3.       Actions of the Company.

(a)         Schedule 14D-9.

(i)              On or as promptly as practicable after the Offer Commencement Date, the Company shall file with the SEC and, following or contemporaneously with the initial dissemination of the Offer Documents to holders of Company Common Stock to the extent required by applicable federal securities laws, disseminate to holders of Company Common Stock a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) that, subject to Section 6.3 shall (i) contain the unanimous recommendation of the Company Board that stockholders of the Company tender their shares of Company Common Stock pursuant to the Offer (the “Company Board Recommendation”), (ii) contain a notice of appraisal rights in compliance with Section 262(d) of the DGCL, (iii) set the Stockholder List Date as the record date for purposes of receiving the notice required by Section 262(d)(2) of the DGCL, and (iv) not contain any untrue statement of a material fact or omission of a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 (including any amendment or supplement thereto) prior to the filing thereof with the SEC or the dissemination thereof to holders of Company Common Stock, and the Company shall give reasonable and good faith consideration to any such comments made by Parent or its counsel.  The Company shall promptly provide Parent and its counsel with a copy of any written comments (and a summary of any oral comments) received by the Company (or its counsel) from the SEC or its staff with respect to the Schedule 14D-9.  The Company shall (A) respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9, (B) give Parent and its counsel a reasonable opportunity (to the extent practicable) to review and comment on any response to such comments provided to the SEC or its staff and participate in the formulation of any response to such comments of the SEC or its staff, including the opportunity to participate in any discussions with the SEC or its staff concerning such comments, and (C) give reasonable and good faith consideration to any such comments made in respect of any such proposed responses.

(ii)             To the extent required by the applicable requirements of the Exchange Act and the listing requirements of Nasdaq, (i) each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Schedule 14D-9 if such information shall have become false or misleading in any material respect, and (ii) the Company shall take all steps necessary to promptly cause the Schedule 14D-9, as supplemented or amended to correct such information, to be filed with the SEC and to be disseminated to holders of Company Common Stock. Parent and Merger Sub shall promptly furnish to the Company all information concerning Parent or Merger Sub that may be reasonably requested by the Company in connection with any action contemplated by this Section 2.3(a)(ii).

(b)            Stockholder List. In connection with the Offer, the Company shall instruct its transfer agent to furnish to Merger Sub a list, as of the most recent practicable date, of the record holders of Company Common Stock and their addresses, as well as mailing labels containing such names and addresses (the date of the list used to determine the Persons to whom the Offer Documents and Schedule 14D-9 are first disseminated, the “Stockholder List Date”).  The Company will furnish Merger Sub with such additional information (including any available computer file containing the names and addresses of record holders of Company Common Stock and lists or computer files of securities positions of Company Common Stock held in stock depositories in the Company’s possession) and assistance as Merger Sub may reasonably request for purposes of communicating the Offer to the holders of Company Common Stock.  All information furnished in accordance with this Section 2.3(b) shall be held in confidence by Parent and Merger Sub (and their agents) in accordance with the requirements of the Confidentiality Agreement, and shall be used by Parent and Merger Sub (and their agents) only in connection with the Transactions.

ARTICLE 3
THE MERGER; EFFECTIVE TIME

Section 3.1.        The Merger.  Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL (including Section 251(h) of the DGCL), at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease.  The Company will continue as the Surviving Corporation.  The Merger shall be effected under Section 251(h) of the DGCL as soon as practicable following the consummation of the Offer.

Section 3.2.          Effect of the Merger.  The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

Section 3.3.      Closing; Effective Time.  The consummation of the Merger (the “Closing”) shall take place remotely by electronic exchange of documents as soon as practicable following (but in any event on the same day as) the Acceptance Time, except if any of the applicable conditions set forth in Article 7 shall not be satisfied or, to the extent permissible by applicable Law, waived as of such date, in which case, on the first (1st) Business Day on which all applicable conditions set forth in Article 7 are satisfied or, to the extent permissible by applicable Law, waived, (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) (the date on which the Closing occurs, the “Closing Date”).  Subject to the provisions of this Agreement, Parent and the Company shall cause a certificate of merger satisfying the applicable requirements of Section 251(h) of the DGCL to be duly executed and delivered to the Secretary of State of the State of Delaware for filing in accordance with the relevant provisions of the DGCL, as soon as practicable on the Closing Date, and shall make any and all other filings or recordings required under the DGCL. The Merger shall become effective upon the date and time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or such later date and time as is agreed upon in writing by the parties and specified in the certificate of merger (such date and time, the “Effective Time”).

Section 3.4.         Certificate of Incorporation and By-laws; Directors and Officers.  At the Effective Time, unless otherwise jointly determined by Parent and the Company prior to the Effective Time:

(a)        the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation;

(b)          the By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation; and

(c)          (i) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Surviving Corporation shall be designated by Parent, in each case until their respective successors are duly elected or appointed and qualified in accordance with applicable Law or until their earlier death, resignation, or removal.  Prior to the Closing, the Company shall deliver to Parent a letter executed by each director of the Company effectuating his, her, or their resignation as a member of the Board of Directors, to be effective as of the Effective Time.

Section 3.5.          Conversion of Company Common Stock.

(a)          Subject to Section 3.8, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or any holder of Company Common Stock:

(i)          Each share of Company Common Stock (other than shares of Company Common Stock (a) held in the treasury of the Company, (b) that at the commencement of the Offer were owned by Parent or Merger Sub, (c) irrevocably accepted for payment in the Offer, or (d) Appraisal Shares (collectively, the “Excluded Shares”)) shall be automatically canceled and converted into the right to receive an amount in cash and CVR equal to the Offer Price (the “Merger Consideration”), without interest.  At the Effective Time, all of the shares of Company Common Stock shall cease to be outstanding, shall automatically be cancelled and shall cease to exist, and each certificate (a “Company Stock Certificate”) formerly representing any such shares (other than Excluded Shares), and each such non-certificated share represented by book entry (a “Book Entry Share”) (other than Excluded Shares) shall thereafter represent only the right to receive the Merger Consideration, without interest, to be paid upon surrender of such Company Stock Certificate or Book Entry Share in accordance with Section 3.6.

(ii)          Each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist.

(iii)         At the Effective Time, each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into one share of common stock, par value $0.001 per share, of the Surviving Corporation and shall constitute the only outstanding shares of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of common stock of the Merger Sub, if any, shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(b)         Without duplication of the effects of Section 2.1(f), if, between the date hereof and the Effective Time, the outstanding Company Common Stock is changed into a different number or class of shares by reason of any stock split, division, or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization, or other similar transaction, then the consideration into which each share of Company Common Stock is converted in the Merger shall be equitably adjusted to provide the same economic effect to the holders of Company Common Stock as contemplated by this Agreement prior to such action; provided that nothing in this Section 3.5(b) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 3.6.          Payment for Company Common Stock.

(a)        Prior to the Effective Time, (i) Parent shall appoint American Stock Transfer & Trust Company, LLC (or such other nationally recognized exchange agent agreed to between Parent and the Company) to act as paying agent with respect to the Merger (the “Paying Agent”) and Computershare Limited to act as rights agent (in such capacity, the “Rights Agent”) with respect to the CVR Agreement, and (ii) Parent shall deposit, or shall cause to be deposited, with the Paying Agent cash amounts sufficient to enable the Paying Agent to make payments of the portion of the aggregate Merger Consideration payable pursuant to Section 3.5 payable in respect of the Common Cash Amount to holders of Company Common Stock outstanding immediately prior to the Effective Time.  Such fund shall not be used for any purpose other than as expressly set forth in this Agreement.  To the extent that such fund diminishes for any reason below the level required to make prompt payment of the Merger Consideration, Parent shall promptly replace or restore, or cause to be replaced or restored, the lost portion of such fund so as to ensure that it is, at all times, maintained at a level sufficient to make such payments. For the avoidance of doubt, Parent shall not be required to deposit any funds related to any CVR with the Rights Agent unless and until such deposit is required pursuant to the terms of the CVR Agreement.

(b)        Promptly after the Effective Time, and in any event no later than one (1) Business Day after the Effective Time, Parent and the Surviving Corporation shall cause the Paying Agent to mail to each Person who was, immediately prior to the Effective Time, a holder of record of Company Common Stock described in Section 3.5 a form of letter of transmittal (mutually approved by Parent and the Company) and instructions for use in effecting the surrender of Company Stock Certificates or Book Entry Shares previously representing such shares of Company Common Stock in exchange for payment therefor.  Upon surrender to the Paying Agent of each such Company Stock Certificate or Book Entry Share (or affidavits of loss in lieu of the Company Stock Certificate pursuant to Section 3.6(e)), together with a properly executed letter of transmittal, the holder of such Company Stock Certificate or Book Entry Share (or, under the circumstances described in Section 3.6(f), the transferee of the shares of Company Common Stock previously represented by such Company Stock Certificate or Book Entry Share) shall promptly receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Company Stock Certificate or Book Entry Share pursuant to Section 3.5.  Exchange of any Book Entry Shares shall be effected in accordance with the Paying Agent’s customary procedures with respect to securities represented by book entry.  No interest shall be paid or accrued on the cash payable upon the surrender or transfer of any Company Stock Certificate or Book Entry Share.

(c)         Prior to the Effective Time, each of Parent, Merger Sub, and the Company will cooperate to establish procedures with the Paying Agent and Depository Trust Company (“DTC”) with the objective that the Paying Agent will transmit to DTC or its nominees on the first (1st) Business Day after the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to (i) the number of shares of Company Common Stock (other than Excluded Shares and Appraisal Shares) held of record by DTC or such nominee immediately prior to the Effective Time, multiplied by (ii) the Common Cash Amount.  Notwithstanding anything to the contrary in this Agreement, no holder of Book-Entry Shares held through the DTC will be required to provide a Certificate or an executed letter of transmittal to the Paying Agent in order to receive the payment that such holder is entitled to receive pursuant to Section 3.5; provided, however, that such holders of Book-Entry Shares may be required to provide the Paying Agent with evidence of such holding, if any, as the Paying Agent may reasonably request.

(d)          On or after the twelve (12) month anniversary of the Effective Time, the Surviving Corporation shall be entitled to cause the Paying Agent to deliver to the Surviving Corporation any funds made available by Parent to the Paying Agent which have not been disbursed to holders of Company Stock Certificates or Book Entry Shares in accordance with this Section 3.6, and thereafter such holders shall be entitled to look to Parent or the Surviving Corporation, as applicable, with respect to the cash amounts payable upon surrender of their Company Stock Certificates or Book Entry Shares.  Neither the Paying Agent nor the Surviving Corporation shall be liable to any holder of a Company Stock Certificate or Book Entry Share for any amount properly paid to a public official pursuant to any applicable abandoned property or escheat law.  Any amounts remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation (or, at the option of Parent, Parent) free and clear of any claims or interest of any Person previously entitled thereto. Any portion of the Merger Consideration made available to the Paying Agent in respect of any Appraisal Shares shall be returned to Parent, upon demand.

(e)          If any Company Stock Certificate shall have been lost, stolen, or destroyed, then, upon the making of an affidavit of that fact by the Person claiming such Company Stock Certificate to be lost, stolen, or destroyed (or such other replacement requirements reasonably established by the Paying Agent), Parent shall cause the Paying Agent to pay in exchange for such lost, stolen, or destroyed Company Stock Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

(f)         In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, payment may be made with respect to such shares of Company Common Stock to a transferee of such shares if the Company Stock Certificate (if applicable) previously representing such shares is presented to the Paying Agent, accompanied by all documents reasonably required by the Paying Agent to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes relating to such transfer have been paid or is not payable.

(g)         At the Effective Time, the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time.  No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time.  If, after the Effective Time, a valid Company Stock Certificate representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time and converted into the right to receive the Merger Consideration in accordance with this Section 3.6, is presented to the Paying Agent or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in this Section 3.6. All Merger Consideration paid upon the surrender of Certificates or transfer of Book Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate or Book Entry Shares.

(h)          The Surviving Corporation shall bear and pay all charges and expenses, including those of the Paying Agent, incurred in connection with the payment for shares of Company Common Stock.

(i)          Each of the Surviving Corporation, Parent, and Merger Sub shall be entitled to deduct and withhold (or cause the Paying Agent or Rights Agent, as applicable, to deduct and withhold) Taxes from any Merger Consideration (including any CVRs in respect of shares of Company Common Stock) payable pursuant to this Agreement or the CVR Agreement to any holder of shares of Company Common Stock, Company Options, or Company Restricted Stock Awards as it is required by applicable Law to deduct and withhold.  Parent shall use commercially reasonable efforts to provide the Company with at least five (5) days’ notice if Parent becomes aware any such withholding or deduction is required and shall cooperate with the Company and such holders to obtain any affidavits, certificates, and other documents as may reasonably be expected to afford to the Company and such holders reduction of or relief from any such deduction or withholding.  To the extent that any Taxes are so deducted or withheld and timely paid over to the appropriate Governmental Entity, such deducted and withheld Taxes shall be treated for purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made.

Section 3.7.          Treatment of Company Compensatory Awards.

(a)         Immediately prior to the Effective Time, by virtue of, and as a condition to, the Merger and without any action on the part of the holder thereof, each Company Option, whether vested or unvested, that has a per share exercise price that is less than the Common Cash Amount (each, an “In-the-Money Company Stock Option”) that is outstanding and unexercised immediately prior to the Effective Time shall be cancelled and automatically converted into the right to receive for each share of Company Common Stock underlying such Company Option, without interest and subject to deduction for any required withholding under applicable Tax Law, (i) an amount in cash from Parent or the Surviving Corporation equal to the excess of the Common Cash Amount over the per share exercise price of such Company Option and (ii) one CVR.

(b)         Immediately prior to the Effective Time, by virtue of, and as a condition to, the Merger and without any action on the part of the holder thereof, each Company Option that has a per share exercise price that is equal to or more than the Common Cash Amount but less than $2.71, whether vested or unvested (each, an “Out-of-the-Money Company Stock Option”), that is outstanding and unexercised immediately prior to the Effective Time shall be cancelled and automatically converted into the right to receive for each share of Company Common Stock underlying such Company Option, without interest and subject to deduction for any required withholding under applicable Tax Law, upon the occurrence of any Milestone Payment (as defined in the CVR Agreement), a cash payment, if any, equal to (A) the amount, if any, by which (i) the Common Cash Amount plus the applicable Milestone Payment plus any Milestone Payment that was previously paid exceeds (ii) the per share exercise price of such Out-of-the-Money Company Stock Option minus (B) the gross amount of Milestone Payments previously paid with respect to such share of Company Common Stock underlying such Out-of-the-Money Company Stock Option (the “Out-of-the-Money Option Consideration”), which amount shall be paid in accordance with Section 3.7(e).

(c)         At the Effective Time, without any action on the part of the Company or the holder thereof, each Company Option that has a per share exercise price equal to or greater than $2.71 shall be canceled without any consideration payable therefor whether before or after the Effective Time.

(d)         Immediately prior to the Effective Time, by virtue of, and as a condition to, the Merger and without any action on the part of the holder thereof, each Company Restricted Stock Award that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be cancelled and automatically converted into the right to receive for each share of Company Common Stock underlying such Company Restricted Stock Award, without interest and subject to deduction for any required withholding under applicable Tax Law, (i) an amount in cash from Parent or the Surviving Corporation equal to the Common Cash Amount and (ii) one CVR.

(e)          Prior to the Effective Time, the Company shall take any and all such actions as are necessary to effect the foregoing provisions of this Section 3.7.  At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, funds sufficient to pay the aggregate amount payable to the holders of Company Compensatory Awards pursuant to the provisions of this Section 3.7 to an account or accounts identified by the Company prior to the Effective Time.  The Common Cash Amount with respect to any Company Compensatory Awards shall, except as may otherwise be required with respect to Company Compensatory Awards by Section 409A of the Code, be paid by the Surviving Corporation at, or within five (5) Business Days of, the Effective Time, without interest. As soon as practicable following delivery of a Milestone Notice (as defined in the CVR Agreement), if any, but in no event later than concurrently with the payment in respect of the Covered Equity Awards (as defined in the CVR Agreement) in connection with such Milestone Notice, Parent shall pay, or shall cause to be paid, the Out-of-the-Money Option Consideration in respect of any Out-of-the-Money Company Stock Options. All payments with respect to Company Compensatory Awards pursuant to this Section 3.7 shall be made through the Surviving Corporation’s payroll and/or equity award maintenance systems, subject to withholding if required under applicable Tax Law.  Notwithstanding the foregoing, the terms of the CVRs to be issued to any holder of In-the-Money Company Stock Options and Company Restricted Stock Award, and the circumstances in which any payment is made in respect thereof, shall be governed solely by the CVR Agreement.

Section 3.8.          Appraisal Rights.

(a)       Notwithstanding anything to the contrary contained in this Agreement, any shares of Company Common Stock that constitute Appraisal Shares shall not be converted into the right to receive the Merger Consideration, and each holder of Appraisal Shares shall be entitled only to receive such consideration as is determined to be due with respect to such Appraisal Shares pursuant to Section 262 of the DGCL.  From and after the Effective Time, a holder of Appraisal Shares shall not have and shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation.  If any holder of Appraisal Shares shall fail to perfect or shall otherwise waive, withdraw, or lose such holder’s right to appraisal under Section 262 of the DGCL, then (i) the right of such holder to be paid such consideration as is determined to be due pursuant to Section 262 of the DGCL shall cease, and (ii) such Appraisal Shares shall be deemed to have been converted as of the Effective Time into and have become exchangeable only for the right to receive (upon the surrender of the Company Stock Certificate(s) or Book Entry Shares previously representing such Appraisal Shares) the Merger Consideration, without interest and reduced by the amount of any withholding that is required under applicable Tax Law, in accordance with Section 3.5.

(b)         The Company (i) shall provide to Parent prompt notice of any written demand by any stockholder of the Company for appraisal of such holder’s shares of Company Common Stock, any written withdrawal of any such demand, and any other instrument delivered to the Company prior to the Effective Time pursuant to Section 262 of the DGCL that relates to such demand and (ii) shall give Parent the opportunity to participate in all negotiations and proceedings with respect to any such demand.  The Company shall not, without the written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands for appraisal, or agree to any of the foregoing.

(c)         For purposes of this Agreement, “Appraisal Shares” shall refer to shares of Company Common Stock outstanding immediately prior to the Effective Time that are held by a holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, Section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL.

Section 3.9.          Merger Without Meeting of Stockholders.  The Merger shall be effected under Section 251(h) of the DGCL.  The parties agree to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable following the consummation of the Offer, without a meeting of the stockholders of the Company in accordance with Section 251(h) of the DGCL.

Section 3.10.        Further Action.  If, at any time after the Effective Time, any further action is necessary to carry out the purposes of this Agreement, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company or otherwise) to take such action.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the correspondingly numbered Section of the Company Disclosure Schedule (it being acknowledged and agreed that any disclosure set forth in any Section or subsection of the Company Disclosure Schedule shall be deemed to apply to any other Section or subsection of the Company Disclosure Schedule to the extent that the relevance of such disclosure to such other Section of the Company Disclosure Schedule is reasonably apparent on the face of such disclosure), the Company represents and warrants to each of Parent and Merger Sub as follows:

Section 4.1.          Organization and Good Standing; Subsidiaries.

(a)        The Company (i) is a corporation that is duly organized, validly existing, and in good standing under the Law of the State of Delaware, (ii) has corporate power and authority to own, lease, and operate its properties and assets and to conduct its business as currently conducted, and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased, or operated by it or the nature of its business makes such qualification or licensing necessary except, with respect to clause (iii), where the failure to be so qualified or licensed has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)       Section 4.1(b) of the Company Disclosure Schedule lists each of the Company’s Subsidiaries and indicates its jurisdiction of organization. Each such Subsidiary (i) is a corporation or other business entity that is duly incorporated or organized (as applicable), validly existing, and in good standing (with respect to jurisdictions that recognize such concept) under the Law of its jurisdiction of incorporation or organization, as applicable, (ii) has corporate (or, in the case of any Subsidiary that is not a corporation, other requisite) power and authority to own, lease, and operate its properties and assets and to conduct its business as currently conducted, and (iii) is duly qualified or licensed to do business as a foreign corporation or company and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased, or operated by it or the nature of its business makes such qualification or licensing necessary except, with respect to clause (iii) where failure to be so qualified or licensed has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  All of the outstanding shares of capital stock or other equity interests of each Subsidiary of the Company are owned by the Company or a wholly owned Subsidiary of the Company, free and clear of any Encumbrances (other than transfer restrictions arising under applicable Law), and no Third Party owns any outstanding shares of capital stock or other equity interest of any Subsidiary.

Section 4.2.        Organizational Documents.  The Company has made available to Parent (or included as an exhibit to the Company SEC Documents) complete and correct copies of the Organizational Documents of the Company and each of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its Organizational Documents.

Section 4.3.         Authority; Binding Nature of Agreement.  The Company has the necessary corporate power and authority to enter into and to perform its obligations under this Agreement.  At a meeting duly called and held, prior to the execution of this Agreement, the Company Board unanimously (a) adopted this Agreement and approved and declared advisable the execution, delivery, and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Offer and the Merger, on the terms and subject to the conditions set forth in this Agreement, (b) determined that the transactions contemplated by this Agreement, including the Offer and the Merger, are in the best interests of the Company and its stockholders, (c) resolved that the Merger shall be governed by and effected under Section 251(h) of the DGCL, and (d) resolved to recommend that the stockholders of the Company accept the Offer and tender their shares of Company Common Stock to Merger Sub pursuant to the Offer. Assuming the Transactions are consummated in accordance with Section 251(h) of the DGCL, the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery, and performance by the Company of this Agreement.  This Agreement has been duly executed and delivered on behalf of the Company and, assuming the due authorization, execution and delivery of this Agreement on behalf of Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, and other similar applicable Law affecting creditors’ rights generally and by general principles of equity.

Section 4.4.          Capitalization.

(a)         The authorized capital stock of the Company consists of: (i) 200,000,000 shares of Company Common Stock and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share, all of which are undesignated.  As of the date hereof, (i) 53,939,431 shares of Company Common Stock were issued and outstanding, (ii) 6,706,432 shares of Company Common Stock were subject to issuance pursuant to Company Options, (iii) 3,618,722 shares of Company Common Stock were subject to issuance pursuant to unvested Company Restricted Stock Awards, and (iv) 0 shares of Company Common Stock were held by the Company as treasury shares.

(b)         Section 4.4(b) of the Company Disclosure Schedule sets forth, as of the date hereof, a list of (i) all outstanding Company Options, including the grant date, the number of shares of Company Common Stock subject to each such award, and the exercise price per share and (ii) all outstanding Company Restricted Stock Awards, including the grant date and the number of shares of Company Common Stock subject to each such award.

(c)          Each Company Compensatory Award was (i) granted in accordance with the terms of the applicable Company Equity Incentive Plan and applicable Law, and (ii) validly issued and properly approved by the board of directors of the Company (or a duly authorized committee or subcommittee thereof) no later than the date of grant in material compliance with all applicable legal requirements and recorded on the Company’s financial statements in accordance with GAAP. Each Company Option was granted with an exercise price per share of Company Common Stock equal to or greater than the fair market value of a share of the Company Common Stock on the date of grant.

(d)        (i) None of the outstanding Company Common Stock is entitled or subject to any preemptive right, right of repurchase, right of participation, or any similar right; (ii) none of the outstanding Company Common Stock is subject to any right of first refusal in favor of any of the Acquired Companies; and (iii) there is no contract to which any of the Acquired Companies is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging, or otherwise disposing of (or from granting any option or similar right with respect to), any Company Common Stock.  None of the Acquired Companies is under any obligation, nor is any of the Acquired Companies bound by any contract pursuant to which it will become obligated, to repurchase, redeem, or otherwise acquire any outstanding Company Common Stock. No Subsidiary of the Company owns any shares of Company Common Stock.

(e)         There are no bonds, debentures, notes, or other indebtedness of the Acquired Companies having the right to vote (or convertible or exercisable or exchangeable for securities having the right to vote) on any matters on which stockholders of the Company may vote.

(f)          As of the date hereof, and except as set forth in Sections 4.4(a) and (b), there is no: (i) outstanding subscription, option, call, warrant, or other right (whether or not currently exercisable) to acquire any shares of the capital stock, restricted stock unit, stock-based performance unit, shares of phantom stock, stock appreciation right, profit participation right, or any other right that is linked to, or the value of which is based on or derived from, the value of any shares of capital stock of the Company; (ii) outstanding security, instrument, bond, debenture or note that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Companies; or (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any Acquired Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(g)        All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable.

(h)         Section 4.4(h) of the Company Disclosure Schedule sets forth the name, the number, and type of outstanding equity interests and jurisdiction of incorporation or organization of each (i) Company Subsidiary and (ii) entity (other than the Company Subsidiaries) in which the Company or any Company Subsidiary owns any equity interest. All of the outstanding equity interests or other ownership interests in each Company Subsidiary have been validly issued, fully paid, and nonassessable, and are owned by the Company, free and clear of all Encumbrances, other than transfer restrictions imposed under applicable securities Laws. There are no options, warrants, rights, calls, puts, convertible or exchangeable securities, stock-based performance units or other rights to acquire shares of capital stock of any Company Subsidiary or Contracts to which any Company Subsidiary is a party or by which any Company Subsidiary is bound obligating any Company Subsidiary to issue, deliver, or sell, or cause to be issued, delivered, or sold, additional shares of capital stock of, or any security convertible or exchangeable for any shares of capital stock of, any Company Subsidiary. Except as set forth on Section 4.4(h) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest, voting interest, or other equity interest in any Person (other than the Company Subsidiaries), nor does the Company nor any Company Subsidiary have any obligation, contingent, or otherwise, to participate in, provide funds to, make any loan, capital contribution, guarantee, or consummate any other investment in any Person.

Section 4.5.          SEC Filings; Sarbanes-Oxley Act; Financial Statements.

(a)         All reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by the Company with the SEC since January 1, 2021 have been filed or furnished with the SEC on a timely basis (subject to extensions pursuant to Exchange Act Rule 12b-25).  To the extent that any Material Contract available on Electronic Data Gathering, Analysis, and Retrieval database of the SEC (“EDGAR”) contains redactions pursuant to a request for confidential treatment or otherwise, the Company has made available to Parent the full text of all such Material Contracts that it has so filed with the SEC.  As of their respective dates, or, if amended prior to the date of this Agreement, as of the date of (and giving effect to) the last such amendment: (i) each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act (as the case may be); and (ii) no Company SEC Document contained when filed or furnished (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) any untrue statement of a material fact or omitted, as the case may be, to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  To the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents. None of the Company’s Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC and neither the Company nor any of its Subsidiaries is required to file or furnish any forms, reports, or other documents with any securities regulation (or similar) regime of a non-United States Governmental Entity.

(b)          The financial statements (including any related notes and schedules thereto) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto as in effect at the time of such filing; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and subject, in the case of the unaudited financial statements, to the absence of footnotes and normal year-end adjustments); and (iii) fairly present, in all material respects, the financial position of the Company as of the respective dates thereof and the results of operations of the Company for the periods covered thereby (subject, in the case of the unaudited financial statements, to the absence of footnotes and normal year-end adjustments (but only if the effect of such adjustments would not, individually or in the aggregate, be material)).

(c)          The Company maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act), which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP including policies and procedures that: (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the assets of the Company and its Subsidiaries. The Company maintains disclosure controls and procedures (as defined by Rule 13a-15(e) or 15d-15(e) under the Exchange Act) that are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports. Neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of: (i) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by the Company and its Subsidiaries that has not been subsequently remediated; or (ii) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries.

(d)         Except as described in the Company SEC Documents filed as of the date of this Agreement, none of the Acquired Companies is party to (i) any “off-balance sheet arrangement” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) or (ii) any joint venture, off-balance sheet partnership, or any similar Contract or arrangement.

(e)          As of the date hereof, the Acquired Companies do not have any liabilities of any nature (whether accrued, absolute, contingent or otherwise) except for: (i) liabilities disclosed in the financial statements (including any related notes) contained in the Company SEC Documents; and (ii) liabilities incurred in the ordinary course of business since the date of the Most Recent Balance Sheet.

(f)          Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. The Company is in compliance with all of the other applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of Nasdaq.

Section 4.6.        Absence of Certain Changes.  Since the date of the Most Recent Balance Sheet through the date hereof, and except as specifically required by this Agreement, (a) the Acquired Companies have conducted their businesses in the ordinary course consistent in all material respects, (b) there has not been any Company Material Adverse Effect, and (c) there has not occurred any event, condition, action or effect that, if taken during the period following the date of this Agreement through the Acceptance Time, would constitute a breach of Section 6.1(b)(i), (ii), (iv), (v), (vi), (vii), (viii), (ix), (xii), (xiii), (xiv), (xvi), (xvii) or (xi).

Section 4.7.          Intellectual Property Rights.

(a)         Section 4.7(a) of the Company Disclosure Schedule lists all Patents, Marks, and Copyrights included in the Company Intellectual Property that are issued by, registered, or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or in any similar office or agency anywhere in the world (such registrations and applications, the “Company Registered IP”), including, with respect to each such registration and application, (i) the jurisdiction of application/registration, (ii) the application or registration number, (iii) the status of each application/registration, and (iv) the date of filing or issuance for each such item.  As of the date of this Agreement, no Company Registered IP is invalid or unenforceable.

(b)          All material Company Intellectual Property is owned or co-owned by the Acquired Companies free and clear of any Encumbrance, other than Permitted Encumbrances.

(c)         To the Knowledge of the Company, the operation of the business of the Acquired Companies as currently conducted does not infringe or misappropriate any Intellectual Property owned by another Person, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  As of the date of this Agreement, there is no Legal Proceeding pending or threatened in writing, against any of the Acquired Companies relating to any infringement or misappropriation of any Intellectual Property of another Person by any of the Acquired Companies in the operation of the business of the Acquired Companies as currently conducted.

(d)         None of the Acquired Companies is subject to any Order, nor has any of the Acquired Companies entered into or is a party to any agreement made in settlement of any pending or threatened litigation, which materially restricts or impairs their use of any Company Intellectual Property in the operation of the business of the Acquired Companies as currently conducted.

(e)         To the Knowledge of the Company, no other Person is infringing or misappropriating any Company Intellectual Property or any Intellectual Property exclusively licensed to the Acquired Companies under any Company Inbound License.

(f)          The Acquired Companies have taken commercially reasonable steps necessary to maintain the confidentiality of the material Trade Secret Rights included in the Company Intellectual Property and held by any of the Acquired Companies, or purported to be held by any of the Acquired Companies, as a trade secret, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g)        Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Section 4.7 shall constitute the only representations and warranties by the Company with respect to Intellectual Property matters.

Section 4.8.          Title to Assets; Real Property.

(a)        The Acquired Companies have good title to, or in the case of assets purported to be leased by the Acquired Companies, valid leasehold interests in, each of the material tangible assets owned or leased by the Acquired Companies on the Most Recent Balance Sheet (except for tangible assets sold or disposed of since the date of the Most Recent Balance Sheet and except for tangible assets being leased to the Acquired Companies with respect to which the lease has expired since such date), free of any liens or Encumbrances (other than Permitted Encumbrances), except where such failure would not reasonably be expected to be material to the Acquired Companies, taken as a whole.

(b)         None of the Acquired Companies owns any real property and, since its respective formation date, no Acquired Company has ever owned any real property.

(c)          The Company has made available to Parent a correct and complete copy of each lease or sublease with respect to each Leased Real Property and, as of the date hereof, each such lease or sublease for a Leased Real Property is valid and binding on the Acquired Companies, as the case may be, and, to the Knowledge of the Company, each other party thereto, as applicable, and in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium, and other similar applicable Law affecting creditors’ rights generally and by general principles of equity.  As of the date hereof, no Acquired Company has, and to the Knowledge of the Company, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time, or both would constitute a default under the provisions of any such lease or sublease, and, as of the date hereof, to the Knowledge of the Company, no Acquired Company has received written notice of any of the foregoing.

Section 4.9.          Material Contracts.

(a)         Section 4.9 of the Company Disclosure Schedule lists each Contract to which any Acquired Company is a party, or by which it is bound, as of the date of this Agreement (other than Company Benefit Plans):

(i)             that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act), whether or not filed by the Company with the SEC;

(ii)           pursuant to which any Acquired Company made or received payments of more than an aggregate of $100,000 during the fiscal year ended December 31, 2022;

(iii)          evidencing a commitment by an Acquired Company to make a future capital expenditure in excess of $100,000 that is not terminable by such Acquired Company upon notice of sixty (60) days or less;

(iv)           containing a covenant limiting the ability of any Acquired Company to compete or engage in any line of business, in either case, in any material respect, or to compete with any Person in any geographic area;

(v)           relating to or evidencing indebtedness for borrowed money or any guarantee of indebtedness for borrowed money by any Acquired Company in excess of $150,000;

(vi)         providing for or governing the formation of any joint venture, partnership, strategic alliance, research and development collaboration, or similar arrangement;

(vii)          that is a Company Inbound License or Company Outbound License, in each case, which requires by its terms or is reasonably likely to require the payment or delivery of cash or other consideration by or to an Acquired Company in an amount having an expected value in excess of $100,000;

(viii)         that has continuing obligations or interests involving (A) “milestone” or other similar contingent payments, including upon the achievement of regulatory, commercial, or other milestone that could result in an aggregate payment in excess of $100,000, or (b) payment of royalties or other amounts calculated based upon sales, revenue, income or similar measure of an Acquired Company;

(ix)           any employment or consulting Contract (in each case with respect to which the Company has continuing obligations as of the date hereof) with any current or former (A) officer of the Company, (B) member of the Company Board, or (C) employee of the Company;

(x)            any Contract providing for indemnification or any guaranty by the Company or any Subsidiary thereof, in each case that is not entered into the ordinary course of business and is material to the Company and its Subsidiaries, taken as a whole;

(xi)          any Contract relating to the disposition or acquisition, directly or indirectly (by merger, sale of stock, sale of assets, or otherwise), by the Company or any of its Subsidiaries after the date of this Agreement of assets or capital stock or other equity interests of any Person, in each case with a fair market value in excess of $100,000;

(xii)          any Contract that grants any right of first refusal, right of first offer, or similar right with respect to any material assets, rights, or properties of the Company or any of its Subsidiaries;

(xiii)          any Contract that contains any provision that requires the purchase of all or a material portion of the Company’s or any of its Subsidiaries’ requirements for a given product or service from a given third party, which product or service is material to the Company and its Subsidiaries, taken as a whole;

(xiv)          any Contract that obligates the Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any Person;

(xv)           any employee collective bargaining agreement or other Contract with any labor union;

(xvi)         any Contract with any Affiliate, director, executive officer (as such term is defined in the Exchange Act), holder of 5% or more of the Company Common Stock, or to the Knowledge of the Company, any of their Affiliates (other than the Company), or immediate family members (other than offer letters that can be terminated at will without severance obligations and Contracts pursuant to Company equity awards);

(xvii)        all Contracts with independent contractors or consultants (or similar arrangements) with annual compensation owed to the contractor or consultant that either exceeded $50,000 in the fiscal year ended December 31, 2022 or is projected to exceed $50,000 during the fiscal year ended December 31, 2023;

(xviii)      any Contract that is not otherwise described in clauses (i) through (xviii) above that is material to the Company and its Subsidiaries, taken as a whole.

(b)         Each Contract of the type described above in this Section 4.9, whether or not set forth in Section 4.9 of the Company Disclosure Schedule, is referred to herein as a “Material Contract”. Except Material Contracts that have expired or terminated by their terms, as of the date hereof, all of the Material Contracts are (i) valid and binding on the Acquired Companies, as the case may be, and, to the Knowledge of the Company, each other party thereto, and (ii) in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium, and other similar applicable Law affecting creditors’ rights generally and by general principles of equity.  As of the date hereof, no Acquired Company has, and to the Knowledge of the Company, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, that (with or without notice, lapse of time or both) would constitute a material default under the provisions of any Material Contract, and, as of the date hereof, to the Knowledge of the Company, no Acquired Company has received written notice of any of the foregoing.  The Company has made available to Parent complete and correct copies of all Material Contracts.

Section 4.10.        Compliance.

(a)        The Acquired Companies are and, since January 1, 2020, have been in compliance with all Laws (including Healthcare Laws) applicable to the Acquired Companies. Since January 1, 2020, neither the Acquired Companies, nor any of their respective officers, directors, managers, managing directors, or employees have received any written notice, subpoena, civil investigative demand, formal request for information or other written communication from a Governmental Entity or any other person alleging any violation with respect to any applicable Laws (including Healthcare Laws) or that the Acquired Companies are not in compliance with any Healthcare Laws, except in each case as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)       Each Company Product is being, and, since January 1, 2020, has been, developed, researched, tested, manufactured, labeled, packaged, distributed, imported, exported, handled, and stored, as applicable, in compliance with the Federal Food, Drug, and Cosmetic Act, as amended, and applicable implementing regulations enforced by the FDA, including 21 CFR Parts 11, 50, 54, 56, 58, and 312, the Federal Controlled Substances Act, as amended, and implementing regulations enforced by the DEA and comparable applicable Laws outside of the United States, including those requirements relating to current good manufacturing practices, good laboratory practices and good clinical practices, compliance with controlled substances obligations, and any other applicable regulations that relate to the proper conduct of clinical and pre-clinical studies, as applicable, except in each case as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  As of the date hereof, no clinical trial conducted by or, on behalf of, the Acquired Companies has been terminated or suspended by any Governmental Entity.  The Company has not received any written notification from any applicable Governmental Entity, institutional review board, ethics committee or safety monitoring committee raising any material issues with respect to any ongoing clinical or pre-clinical studies or trials threatening the initiation of any action to suspend, revoke, or refuse to renew a controlled substances registration, placing a clinical hold order on any such studies or trials, or otherwise requiring the delay, termination, suspension or material modification of such studies or trials.

(c)        The Company has not (i) engaged in any conduct that is not compliant in any material respect with applicable Healthcare Laws relating to the integrity of data generated or used in any clinical trials or other clinical or non-clinical studies of any Company Product or (ii) altered, falsified, or otherwise manipulated any data generated or used in any submission to a Governmental Authority, including in clinical trials or other studies related to the development, use, handling, safety, efficacy, or manufacturing of any Company Product in any material respect.

(d)        As of the date hereof, the Company has not (i) been subject to an import or export prohibition for any Company Product or suspension or revocation of a controlled substance registration or (ii) received any Form FDA 483, or other Governmental Entity written notice of inspectional observations, “warning letters,” or “untitled letters”. The Company has instituted and maintained policies and procedures reasonably designed to ensure material compliance with applicable Healthcare Laws, including the integrity of data generated in manufacturing all Company Products and to encourage employees to report any compliance issues related thereto.

(e)       To the extent the foregoing representation and warranty is made with respect to activities conducted by Third Parties, such representation and warranty is made solely to the Knowledge of the Company.

(f)         Since January 1, 2020, to the Company’s Knowledge, none of the Acquired Companies, has (i) made an untrue statement of a material fact or a fraudulent statement to the FDA, (ii) failed to disclose a material fact required to be disclosed to the FDA or (iii) failed to make a statement to the FDA, in each such case, related to the business of the Acquired Companies, that, at the time such statement was made or such disclosure or statement was not made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for any Governmental Entity to invoke any similar policy, except for any act or statement or failure to make a statement that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  To the Knowledge of the Company, none of the Acquired Companies or any of their respective officers, directors, employees, or contractors or agents has been convicted of any crime or engaged in any conduct that could result in debarment under 21 U.S.C. § 335a or any similar Law, debarment, or exclusion from participation in any federal health care program as that term is defined by 42 U.S.C. § 1320a-7b(f) or excluded or suspended from any other health care program administered by a Governmental Entity, or exclusion from federal procurement programs and non-procurement programs, or is, or has been, debarred, excluded, or suspended per the foregoing. None of the Acquired Companies nor any of their respective officers, directors, employees, or, to the Knowledge of the Company, contractors or agents has engaged in any conduct for which disqualification as a clinical investigator is authorized under applicable Healthcare Laws or is, or has been, disqualified under such Healthcare Laws. Since January 1, 2020, none of the Acquired Companies nor any of their respective officers, directors, employees, contractors or agents have been excluded from participation in any federal health care program as that term is defined by 42 U.S.C. § 1320a-7b(f) or, to the Knowledge of the Company, engaged in any conduct for which such Acquired Company or person could be excluded from participating in any federal health care program under 42 U.S.C. §§1320a-7, 1320a-7a, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.11.        Legal Proceedings; Orders.

(a)        Except as set forth on Section 4.11(a) of the Company Disclosure Schedule, as of the date hereof, there are no material Legal Proceedings pending (or, to the Knowledge of the Company, threatened) against the Acquired Companies or concerning the assets of the Acquired Companies.

(b)         Section 4.11(b) of the Company Disclosure Schedule lists each outstanding Order under which an Acquired Company is subject to and has material ongoing obligations. The applicable Acquired Company is currently in compliance with and, since the date of such Order, has been in compliance with the terms of thereof.

(c)          As of the date hereof, to the Knowledge of the Company, there is no investigation by any Governmental Entity pending or threatened with respect to the Acquired Companies.

(d)         The Acquired Companies are and, since January 1, 2020, have been in material compliance with all Healthcare Laws applicable to the Regulatory Approvals for each Company Product and all terms and conditions of such Regulatory Approvals. There are no, and since January 1, 2020 have not been any, Legal Proceedings pending or, to the Knowledge of the Company, threatened in writing, relating to the suspension, revocation, modification or termination of any Regulatory Approvals for each Company Product. Since January 1, 2020, the Acquired Companies have submitted all material reports and records to the FDA, DEA, and other relevant Governmental Entities required by, and in material compliance with, applicable Laws, including Healthcare Laws, and Regulatory Approvals. All such reports and records were true, accurate, and complete in all material respects as of the date submitted, or were subsequently corrected, and, to the extent required to be updated, have been updated to be true, accurate, and complete in all material respects as of the date of such update.

Section 4.12.        Tax Matters. Except as set forth on Section 4.12 of the Company Disclosure Schedule, as of the date hereof:

(a)         The Acquired Companies have filed with the appropriate Governmental Entities all Tax Returns that are required to be filed by them.  All Taxes due and owing by the Acquired Companies (whether or not shown on such Tax Returns) have been paid.  None of the Acquired Companies currently is the beneficiary of any extension of time within which to file any Tax Return other than customary extensions that have been obtained consistent with past practice.  There are no Encumbrances on any of the assets of the Acquired Companies that arose in connection with any failure to pay any Tax, other than Permitted Encumbrances. All Taxes of the Acquired Companies that are not yet due and payable have been properly reserved for in the Acquired Companies financial statements.  No jurisdiction in or Governmental Entity with which the Acquired Companies do not file a Tax Return has alleged in writing that any of the Acquired Companies is required to file such a Tax Return.

(b)         The Acquired Companies have withheld and paid to the appropriate Governmental Entity all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other Third Party.

(c)         There is no dispute concerning any Tax liability of the Acquired Companies raised by any Governmental Entity in writing to the Acquired Companies that remains unpaid, and none of the Acquired Companies has received written notice of any threatened audits or investigations relating to any Taxes.  The Acquired Companies have never received any written notice, proposal, assessment, injunction, or request for payment or deficiencies of Taxes from any Governmental Entity.

(d)        There are no agreements relating to the allocating or sharing of Taxes to which the Acquired Companies are a party other than customary agreements entered into in the ordinary course of business, a principal purpose of which is not related to Taxes.

(e)          None of the Acquired Companies (i) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar provision of Law to which the Acquired Companies may be subject, other than the affiliated group of which the Company is the common parent or (ii) has any liability for the Taxes of any Person (other than any Acquired Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of Law) as a transferee or successor, or by contract (other than a contract entered into in the ordinary course of business a principal purposes of which is not related to Taxes).

(f)          None of the Acquired Companies will be required to include any adjustment in taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) any change in method of accounting made prior to the Closing or use of an improper method of accounting, including under Section 481 or Section 263A of the Code (or any similar provision of applicable Law); (ii) any closing agreement as described in Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) executed prior to the Closing; (iii) any installment sale or open transaction disposition made on or prior to the Closing; (iv) any prepaid amount received on or prior to the Closing or deferred revenue or advance payment; (v) any election under Section 108(i) of the Code (or any similar provision of applicable Law) made prior to the Closing; (vi) ownership of “United States property” (as defined in Section 956(c)) of the Code) on a date prior to the Closing Date by any Subsidiary that is a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code); (vii) any Subsidiary of an Acquired Company that is a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code) having “subpart F Income” (within the meaning of Section 952(a) of the Code) or having “global intangible low-taxed income) (within the meaning of Section 951A of the Code), in each case, earned prior to the Closing, or (viii) application of Section 965 of the Code (including an election under Section 965(h) of the Code (or any similar provision of Law)).

(g)        None of the Acquired Companies have participated in a “listed transaction” (within the meaning of Treasury Regulation Section 1.6011-4(b)(2)).

(h)         None of the Acquired Companies have been has been, at any time, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(i)          All intercompany transactions between and among any of the Acquired Companies have met the requirements of Section 482 of the Code and the regulations thereunder (and any similar provision of applicable state, local, or non-U.S. Law), and all such transactions are supported by contemporaneous documentation as defined in Section 6662 of the Code (and any similar provision of applicable state, local, or non-U.S. Law).

(j)         None of the Acquired Companies have taken advantage of any relief provisions related to COVID-19 for Tax purposes whether federal, state, local, or foreign, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act of 2020, Pub. L. 116-136, for which an amount of Tax due has been deferred to a post-Closing period.

(k)        Notwithstanding anything to the contrary contained in this Agreement, no representation or warranty is made with respect to the amount or availability of any Tax attribute (including a net operating loss or Tax credit) for any taxable period or portion thereof beginning after the Closing Date.

Section 4.13.        Employee Benefit Plans.

(a)         Section 4.13(a) of the Company Disclosure Schedule sets forth a correct and complete list of each material Company Benefit Plan. The Company has made available to Parent correct and complete copies (or, if a plan or arrangement is not written, a written description) of all material Company Benefit Plans and amendments thereto, and, to the extent applicable: (i) all plan documents and all amendments thereto, and all related trust, or other funding documents, insurance contract, and any other material related agreement, and in the case of unwritten material Company Benefit Plans, written descriptions thereof, (ii) the most recent determination letter, ruling, opinion letter, information letter, or advisory opinion issued by the IRS or the United States Department of Labor, (iii) the most recently filed annual return/report (Form 5500) and accompanying schedules and attachments thereto, (iv) the most recently prepared actuarial report and financial statements, (v) the most recent prospectus or summary plan descriptions and any material modifications thereto, and (vi) all material and non-routine filings, documents, and correspondence received from or provided to any Governmental Entity.

(b)          None of the Acquired Companies nor any ERISA Affiliate thereof sponsors, maintains or contributes or is obligated to contribute to, or has in the past six (6) years sponsored, maintained or contributed or in the past six (6) years has been obligated to contribute to, nor is any of the Acquired Companies nor any ERISA Affiliate thereof reasonably expected to have any direct or indirect liability with respect to, Company Benefit Plan subject to Title IV of ERISA or any multiemployer plan within the meaning of Section 4001(a)(3) or 3(37) of ERISA.

(c)         Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received or is permitted to rely upon a favorable determination or opinion letter, or has time remaining for application to the IRS for a determination of the qualified status of such Company Benefit Plan for any period for which such Company Benefit Plan would not otherwise be covered by an IRS determination and, to the Knowledge of the Company, there are no circumstances that would reasonably be expected to adversely affect such qualification.

(d)          (i) Each Company Benefit Plan has been maintained in all material respects in compliance with its terms and with the requirements prescribed by applicable Laws, including ERISA and the Code; (ii) no material litigation has commenced with respect to any Company Benefit Plan (other than routine claims for benefits) and, to the Knowledge of the Company, no such litigation is threatened; (iii) all contributions or other amounts payable by any of the Acquired Companies with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with applicable Law; and (iv) there are no governmental audits or investigations pending or, to the Knowledge of the Company, threatened in writing in connection with any Company Benefit Plan.

(e)          No Company Benefit Plan provides for post-retirement or post-termination health, life insurance, or other welfare benefits except as required under Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or similar state Law.

(f)          Each Company Benefit Plan that is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has been operated and maintained in all material respects in compliance with the requirements of Section 409A of the Code and applicable guidance issued thereunder.

(g)         Except as set forth on Section 4.13(g) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or together with any other event): (i) except as expressly provided in Section 3.7, result in, or cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any severance, bonus, or other payment or benefit (including forgiveness of indebtedness) to any current or former employee, officer, director or other service provider of any Acquired Company; (ii) limit or restrict the right of any of the Acquired Companies, or after the effective time, Parent or the Surviving Corporation, to merge, amend, or terminate any Company Benefit Plan; or (iii) result in any “parachute payment” (as defined in Section 280G(b)(2) of the Code).

(h)         None of the Acquired Companies has any obligation to pay or provide any Tax “gross-up” or similar “make-whole” payments or indemnities to any current or former employee, officer director, or other service provider of any Acquired Company.

Section 4.14.        Labor Matters.

(a)         The Company has made available to Parent a complete and correct list of all employees of the Acquired Companies as of the date hereof that reflects: (i) their dates of hire; (ii) their positions; (iii) their current annual base salaries or hourly wages; (iv) their bonus or incentive compensation eligibility; (v) their work location; (vi) their status as a full-time or part-time employee; (vii) their classification as exempt or non-exempt under the Fair Labor Standards Act and applicable state/local laws (“FLSA”); (viii) their status as a temporary or permanent employee; (ix) their status as a regular or leased employee; (x) their status as an active or inactive employee; (xi)  their accrued vacation time and sick leave or other paid time off; and (xii) the name of their employing entity.  All employees of the Acquired Companies are employed on an at-will basis.  All employees of the Acquired Companies have entered into customary covenants regarding confidentiality, non-solicitation, non-competition, and assignment of intellectual property, in a form that has been provided to Parent.

(b)          The Company has made available to Parent a complete and correct list of all individual (i.e., an individual person or an entity owned and operated by a single individual) independent contractors of the Acquired Companies that reflects: (i) their years of engagement; (ii) the amount they were paid in calendar year 2022; (iii) a description of the services they provide; and (iv) the name of the entity that engaged them. Each such independent contractor is party to an independent contractor agreement.

(c)        The Acquired Companies are, and have been since January 1, 2020, in material compliance with all applicable Laws and Orders governing labor or employment, including all Laws and Orders relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, pay transparency, and unemployment insurance. In all material respects, (i)  all individuals characterized and treated by the Acquired Companies as consultants or independent contractors of the Acquired Companies are properly treated as independent contractors under all applicable Laws and Orders, (ii) all employees of the Acquired Companies classified as exempt under FLSA are properly classified, and (iii) the Acquired Companies have materially complied with all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations.  Since January 1, 2020 there have not been any, causes of action against any of the Acquired Companies pending, or to Knowledge of the Company, threatened to be brought or filed, by or with any Governmental Entity or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Acquired Companies, including any material charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, pay transparency, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance, or any other employment related matter arising under applicable Laws. As of the date hereof, all earned compensation, including wages, commissions, bonuses, fees, and other compensation, payable to all employees, independent contractors, or consultants of the Acquired Companies for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings, or commitments of the Acquired Companies with respect to any compensation, commissions, bonuses, or fees.

(d)          None of the Acquired Companies are, nor have they been since January 1, 2020, a party to, bound by, or negotiating any collective bargaining agreement, or other Contract with a union, works council, or labor organization (“Union”) and there is not, nor has there been since January 1, 2020, to the Knowledge of the Company, any attempt to organize any employees of the Acquired Companies for the purpose of forming or joining a Union.  To the Knowledge of the Company, no strike, slowdown, picketing, lockout, work stoppage, concerted refusal to work overtime, or other material labor dispute by the employees of the Acquired Companies is being threatened, nor has been threatened since January 1, 2020.

(e)        Since January 1, 2020, there have been no Legal Proceedings by any employee of the Acquired Companies for unpaid wages, bonuses, commissions, unpaid overtime, child labor or record keeping violations. No Legal Proceeding by any employee of the Acquired Companies is pending or, to the Knowledge of the Company, threatened in writing under the FLSA, or any other similar Law.  As of the date hereof, to the Knowledge of the Company, no wrongful discharge, retaliation, libel, slander, or other Legal Proceeding by any Company employee that arises out of the employment relationship between the Acquired Companies and their respective employees is pending or, to the Knowledge of the Company, threatened in writing against the Acquired Companies under any applicable Law.

(f)          Since January 1, 2020, there have been no charges, investigations, audits, administrative proceedings or complaints nor written, or to the Knowledge of the Company oral, threats, involving current or former employees or independent contractors of the Acquired Companies before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the U.S. Occupational Health and Safety Administration, the Office of Federal Contract Compliance Programs, or any other Governmental Entity against the Acquired Companies.

(g)        Within the past five (5) years, no allegation, complaint, charge or claim of sexual harassment, sexual assault, sexual misconduct, gender discrimination (a “Sexual Misconduct Allegation”) has been made against any employee of the Acquired Companies who is or was an officer, director, manager or supervisory-level employee.  Since January 1, 2020, the Acquired Companies have not entered into any settlement agreement, tolling agreement, non-disparagement agreement, confidentiality agreement or non-disclosure agreement, or any Contract or provision similar to any of the foregoing, relating to any Sexual Misconduct Allegation against the Acquired Companies, or any Person who is or was an officer, director, manager or supervisory-level employee of the Acquired Companies.

(h)        Since January 1, 2020, none of the Acquired Companies has implemented any plant closing or layoff of employees that (in either case) violated WARN.

(i)           Except as set forth in Section 4.14(i) of the Company Disclosure Schedules:

(i)           during the ninety (90)-day period immediately preceding the date hereof, there have been no involuntary terminations of employment of any employees of the Acquired Companies;

(ii)            to the Knowledge of the Company, no officer nor any current employee intends to terminate their employment with any of the Acquired Companies prior to the one (1)-year anniversary of the Closing Date; and

(iii)          to the Knowledge of Seller, no current or former employee or independent contractor of the Acquired Companies is in material violation of any nondisclosure agreement, noncompetition agreement, or restrictive covenant obligation owed to any person or entity with respect to such person’s right to be an employee or service provider to the Acquired Companies.

Section 4.15.        Environmental Matters.

(a)         Each of the Acquired Companies is, and have been at all times, in compliance with all applicable Environmental Laws, and possesses, and have at all times possessed, all Environmental Permits necessary for their business and operations, and is, and have been at all times, in compliance with all such Environmental Permits. To the Knowledge of the Company, no Person has conducted testing showing such noncompliance. No Governmental Entity has ever denied the Company or its Subsidiaries an Environmental Permit for the use, development, or testing of any Company Product.

(b)         There are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Acquired Companies. None of the Company or any of its Subsidiaries have received any written communication or, to the Company’s Knowledge, other communication from any Governmental Entity or any other Person regarding any actual, alleged, or potential material violation of any Environmental Laws, and there is no basis for the same.  There is (and, since January 1, 2020, there has been) no Legal Proceeding pending or, to the Company’s knowledge, threatened in writing against or involving the Company or any of its Subsidiaries in respect to any Environmental Laws.

(c)         None of the Acquired Companies has manufactured, released, treated, stored, disposed of, arranged for disposal of, transported or handled, or exposed any Person to, any Hazardous Material, and no current or former property or facility is or has been contaminated by any Hazardous Material, except in material compliance with, and except as could not reasonably be expected to give rise to liability under, applicable Environmental Laws.

(d)         The Company has made available to Parent copies of all material environmental assessments, audits, Permits, Permit applications, communications with regulators regarding Permits and Permit applications, and reports and all other material environmental, health, and safety documents that are in the Company’s or its Subsidiaries’ possession or reasonable control relating to the current or former operations, properties, or facilities of the Company and its Subsidiaries, as well as the Company Products.

Section 4.16.      Insurance.  (a) All insurance policies maintained by the Acquired Companies are in full force and effect and all premiums due and payable thereon have been paid and provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent, taking into account the industries in which the Company and its Subsidiaries operate, and as is sufficient to comply with applicable Law and contractual obligations; (b) none of the Acquired Companies is in material breach of or default under any of such insurance policies; and (c) since January 1, 2021, the Company has not received any written notice of termination or cancelation or denial of coverage with respect to any insurance policy.  As of the date hereof, there is no pending material claim by any Acquired Company against any insurance carrier under any insurance policy held by any Acquired Company.

Section 4.17.        Privacy and Data Security.

(a)         Since January 1, 2020, each of the Acquired Companies has complied in all material respects with (i) all applicable Privacy Laws; (2) the terms of consents or authorizations pursuant to which the Acquired Companies have obtained and process Personal Information; and (3) the terms of all contracts with respect to the processing of Personal Information thereunder. The Acquired Companies have complied in all material respects with each of their respective written and published policies and procedures concerning the privacy of Personal Information (the “Privacy Policies”).  Since January 1, 2020, no Acquired Company has received written notice of any claims or written complaints against the Acquired Companies by any Person alleging a violation of Privacy Laws and/or Privacy Policies and, to the Knowledge of the Company, there are no circumstances currently existing that would reasonably be expected to give rise to material liability on the part of the Company or its Subsidiaries.  There has been no material loss, damage, or unauthorized access, use, disclosure, modification, or other misuse of any Personal Information in the Acquired Companies’ possession or control.

(b)         Each of the Acquired Companies has implemented and maintains an information security program that: (i) complies in all material respects with all Privacy Laws and applicable industry standards; (ii) is designed to identify internal and external risks to the security of any proprietary or confidential information in its possession including Personal Information and the rights and freedoms of the subjects of Personal Information; (iii) is designed to monitor and protect Personal Information and systems used against any unauthorized use, access, interruption, modification or corruption by third parties; (iv) is designed to implement, monitor, and maintain appropriate, adequate, and effective administrative, organizational, technical, and physical safeguards to control the risks described above in (ii) and (iii); (v) is described in written data security policies and procedures; (vi) is designed to assess each of the Acquired Companies’ data security practices, programs, and risks; and (vii) is designed to maintain an incident response and notification procedures in compliance with applicable Privacy Laws, including in the case of any breach of security compromising Personal Information.

Section 4.18.       No Vote Required.  Assuming the Transactions are consummated in accordance with Section 251(h) of the DGCL, no stockholder votes or consents are needed to authorize this Agreement or to consummate the Transactions.

Section 4.19.      Non-Contravention; Consents.  Except, in the case of the following clauses (b) and (c), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the execution and delivery of this Agreement by the Company, the acquisition of Company Common Stock by Merger Sub pursuant to the Offer and the consummation by the Company of the Merger will not: (a) cause a violation of any of the provisions of the Organizational Documents of any Acquired Company; (b) cause a violation by the Company of any Law applicable to the business of any Acquired Company; or (c) cause a default, or give rise to a right of termination, cancelation or acceleration of any obligation, require consent under or give rise to an obligation to provide notice under or loss of a material benefit of any Acquired Company, under any Material Contract.  Except as may be required by the applicable provisions of the Exchange Act, any other applicable U.S. state, federal, or foreign securities laws, the filing of the Certificate of Merger under the DGCL, the rules and listing requirements of Nasdaq, the HSR Act, or other applicable Antitrust Laws, none of the Acquired Companies is required to make any filing with or to obtain any consent from any Governmental Entity at or prior to the Acceptance Time in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger.

Section 4.20.      Takeover Laws.  Assuming the accuracy of Parent and Merger Sub’s representations and warranties set forth in Section 5.6, the Company Board has taken or will take all action necessary to render Section 203 of the DGCL and any other Takeover Law are inapplicable to the Offer, the Merger, and any of the other transactions contemplated by this Agreement.

Section 4.21.        Opinion of Financial Advisor.  The Company Board has received the opinion of MTS Securities LLC to the effect that, as of the date of such opinion and based on and subject to the matters set forth therein, the Offer Price to be received by the holders of Company Common Stock (other than Excluded Shares) pursuant to the Transactions is fair, from a financial point of view, to such holders.

Section 4.22.      Brokers.  Except as set forth on Section 4.22 of the Company Disclosure Schedule, no broker, finder investment banker, or similar advisor is entitled to any brokerage, finder’s or other similar fee, or commission in connection with the Offer or the Merger based upon arrangements made by or on behalf of the Company.

Section 4.23.       Schedule 14D-9.  The Schedule 14D-9 will comply as to form in all material respects with the requirements of the Exchange Act.  On the date filed with the SEC and on the date first published, sent or given to the Company’s stockholders, the Schedule 14D-9 will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to any information supplied by Parent or Merger Sub for inclusion in the Schedule 14D-9.

Section 4.24.     Anti-Corruption Matters. Since January 1, 2020, none of the Company, any of its Subsidiaries or any director, officer or, to the Knowledge of the Company, employee or agent of the Company or any of its Subsidiaries has: (i) used any funds for unlawful contributions, gifts, entertainment, or other unlawful payments relating to an act by any Governmental Entity; (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment under any applicable Law relating to anti-corruption, bribery, or similar matters. Since January 1, 2020, neither the Company nor any of its Subsidiaries has disclosed to any Governmental Entity that it materially violated or may have violated any Law relating to anti-corruption, bribery, or similar matters. To the Knowledge of the Company, no Governmental Entity is investigating, examining, or reviewing the Company’s compliance with any applicable provisions of any Law relating to anti-corruption, bribery, or similar matters.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 5.1.        Organization and Good Standing.  Each of Parent and Merger Sub is duly organized, validly existing, and in good standing under the Law of the jurisdiction of its organization, has necessary corporate or other power and authority to own, lease, and operate its properties and assets and to conduct its business as currently conducted and is duly qualified or licensed to do business as a foreign corporation or company and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary.

Section 5.2.         Legal Proceedings; Orders.  There is no Legal Proceeding pending or, to the knowledge of Parent, threatened against Parent or Merger Sub, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent material adverse effect.

Section 5.3.          Authority; Binding Nature of Agreement.

(a)         Parent has the necessary corporate power and authority to enter into and to perform its obligations under this Agreement and the CVR Agreement.  Prior to the execution of this Agreement, the Board of Directors of Parent unanimously (i) determined that the Transactions, including the Offer and the Merger, are in the best interests of Parent, and (ii) authorized and approved the execution, delivery, and performance of this Agreement by Parent.  The execution and delivery of this Agreement by Parent and performance of its obligations hereunder and the consummation by Parent of the Transactions have been duly authorized by all necessary corporate action on the part of Parent, and no other proceeding, approval, permit, consent, declaration, registration, or authorization by or in respect of, or filing with, any Governmental Entity on the part of Parent are necessary, required or advisable, directly or indirectly, to authorize the execution, delivery, and performance of this Agreement.  This Agreement has been duly executed and delivered on behalf of Parent and, assuming the due authorization, execution, and delivery of this Agreement on behalf of the Company, constitutes the valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, and other similar applicable Law affecting creditors’ rights generally and by general principles of equity.

(b)         Merger Sub is a newly formed, wholly owned direct Subsidiary of Parent and has the necessary corporate power and authority to enter into and to perform its obligations under this Agreement.  The board of directors of Merger Sub has unanimously (i) determined that the Transactions, including the Offer and the Merger, are fair to, and in the best interests of, Merger Sub and its stockholder, (ii) declared this Agreement and the Transactions, including the Offer and the Merger, advisable, and (iii) authorized and approved the execution, delivery, and performance of this Agreement by Merger Sub.  The execution and delivery of this Agreement by Merger Sub and the performance of its obligations hereunder and the consummation by Merger Sub of the Transactions have been duly authorized by all necessary corporate action on the part of Merger Sub, and no other proceeding, approval, permit, consent, declaration, registration, or authorization by or in respect of, or filing with, any Governmental Entity on the part of Merger Sub are necessary, required or advisable, directly or indirectly, to authorize the execution, delivery, and performance of this Agreement, other than, with respect to the Merger, the filing and recordation of the appropriate merger documents as required by the DGCL.  Parent, as the sole stockholder of Merger Sub, will vote to adopt this Agreement immediately after the execution and delivery of this Agreement.  This Agreement has been duly executed and delivered by Merger Sub and, assuming the due authorization, execution, and delivery of this Agreement on behalf of the Company, constitutes, and at the Effective Time the CVR Agreement will constitute, the valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, and other similar applicable Law affecting creditors’ rights generally and by general principles of equity. Merger Sub was formed solely for the purpose of engaging in the Transactions, and, prior to the Effective Time, Merger Sub will have engaged in no business and have no liabilities or obligations other than in connection with the Transactions.

Section 5.4.         Non-Contravention; Consents.  The execution and delivery of this Agreement by Parent and Merger Sub, and the consummation of the Transactions, will not: (i) cause a violation of any of the provisions of the Organizational Documents of Parent or Merger Sub; (ii) cause a violation by Parent or Merger Sub of any Law applicable to Parent or Merger Sub; or (iii) cause a default on the part of Parent or Merger Sub under any Contract.  Except as may be required by the applicable provisions of the Exchange Act, any other applicable U.S. state or federal or foreign securities laws, the filing of the Certificate of Merger under the DGCL, the rules and listing requirements of Nasdaq, the HSR Act or other applicable Antitrust Laws, neither Parent nor Merger Sub, nor any of Parent’s other Affiliates, is required to make any filing with or to obtain any consent from any Person at or prior to the Acceptance Time or the Effective Time in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of any of the Transactions, except where the failure to make any such filing or obtain any such consent would not prevent or materially delay the performance by Parent or Merger Sub of any of its obligations under this Agreement or the consummation of the Offer, the Merger or the other transactions contemplated by the Transaction Documents.  No vote of Parent’s stockholders is necessary to adopt this Agreement or to approve any of the Transactions.

Section 5.5.       Not an Interested Stockholder.  Neither Parent nor any of its “affiliates” or “associates” is, or has been since January 1, 2020, an “interested stockholder” (in each case as such terms are defined in Section 203 of the DGCL) of the Company.  Neither Parent nor any of Parent’s Subsidiaries directly or indirectly owns, and at all times since January 1, 2020, neither Parent nor any of Parent’s Subsidiaries has directly or indirectly owned, beneficially or otherwise, any Company Common Stock or any securities, contracts or obligations convertible into or exchangeable for Company Common Stock.

Section 5.6.          Offer Documents.  The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act.  On the date filed with the SEC, on the date first published, sent or given to the Company’s stockholders and at all other times at or prior to the Acceptance Time, the Offer Documents will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Merger Sub with respect to any information supplied in writing by the Company specifically for inclusion in the Offer Documents.

Section 5.7.       Information in Schedule 14D-9.  None of the information supplied or to be supplied by or on behalf of Parent for inclusion in the Schedule 14D-9 will, at the time the Schedule 14D-9 is filed with the SEC, at the time the Schedule 14D-9 is mailed to the stockholders of the Company, or at any other time at or prior to the Acceptance Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

Section 5.8.       Sufficient Funds. Parent will have and will cause Merger Sub to have at the Acceptance Time and at the Closing cash resources in immediately available funds and in an amount sufficient to consummate the Offer and Merger. Parent will have and will cause Merger Sub to have cash resources in immediately available funds and in an amount sufficient to satisfy Parent’s cash payment obligations under the CVR Agreement if and when such obligations arise. Parent and Merger Sub acknowledge that their obligations under this Agreement are not contingent or conditioned upon Parent’s, Merger Sub’s, their respective Affiliates’ or any other Person’s ability to obtain any financing for the consummation of the Transactions.

Section 5.9.        Brokers.  No broker, finder, investment banker or similar advisor is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger or the other Transactions based upon arrangements made by or on behalf of Parent or Merger Sub for which the Acquired Companies could be liable.

Section 5.10.      CFIUS Foreign Person.  Neither Parent nor Merger Sub is a foreign person, as defined in 31 C.F.R. § 800.224.  The Merger will not result in foreign control (as defined in 31 C.F.R. § 800.208) of the Acquired Companies, and does not constitute direct or indirect investment in the Acquired Companies by any foreign person that affords such foreign person with any of the access, rights, or involvement contemplated under 31. C.F.R. § 800.211(b).

ARTICLE 6
COVENANTS

Section 6.1.          Conduct of the Company.

(a)          The Company agrees that, during the period from the date hereof through the earlier of the Effective Time or the date of termination of this Agreement in accordance with the terms hereof, except for matters (i) undertaken with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) set forth in Section 6.1 of the Company Disclosure Schedule, (iii) as expressly required by this Agreement, or (iv) as may be required to facilitate compliance with any Law or Order, the Company shall, and shall cause its Subsidiaries to, conduct its business in the ordinary course in all material respects and, to the extent consistent therewith, the Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to preserve substantially intact its and its Subsidiaries’ business organization, to keep available the services of its and its Subsidiaries’ current officers and employees, to preserve its and its Subsidiaries’ present relationships with customers, suppliers, distributors, licensors, licensees, and other Persons having business relationships with it.  The Company shall prepare and file, or cause to be prepared and filed, any Tax Return required to be filed by or with respect to the Acquired Companies on or before the Closing Date (“Company Tax Returns”), and pay any liability for Taxes reflected thereon.  The Company shall prepare all Company Tax Returns, in accordance with applicable Law and, unless otherwise required by applicable Law, consistent with past practice.

(b)          Between the date of this Agreement and the earlier of the Acceptance Time and the date of termination of this Agreement, except for matters (i) undertaken with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) as set forth in Section 6.1 of the Company Disclosure Schedule, (iii) as expressly required by this Agreement, (iv) as may be necessary to carry out the Transactions, or (v) as may be required to facilitate compliance with any Law or Order, the Company shall not, nor shall it permit any of its Subsidiaries to, do any of the following:

(i)            amend the Company Certificate of Incorporation or the Company By-laws, or amend any Organizational Documents of the Company’s Subsidiaries;

(ii)            (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property, or otherwise) in respect of, or enter into any agreement with respect to the voting of, any capital stock of any Acquired Company, other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent, (B) split, combine or reclassify any capital stock of the Acquired Companies, or (C) purchase, redeem, or otherwise acquire, or offer to purchase, redeem, or otherwise acquire, any Company securities, except for acquisitions of shares of Company Common Stock by the Company in satisfaction by holders of Company Compensatory Awards of the applicable exercise price or withholding Taxes with respect to such Company Compensatory Award;

(iii)         (A) issue, deliver, sell, grant, pledge, transfer, subject to any Encumbrance (other than transfer restrictions arising under applicable Law) or dispose of any Company securities, other than (x) the issuance of shares of Company Common Stock upon the exercise, conversion or settlement of the Company Compensatory Awards that are outstanding on the date hereof or issued in compliance with the terms of this Agreement, in accordance with the terms of such Company Compensatory Awards, and (y) grants or awards of Company securities (including Company Compensatory Awards) made in the ordinary course of business consistent with past practice, including in connection with new hires, performance recognition and promotions, in aggregate amount of up to $50,000, or (B) amend any term of any security of the Acquired Companies (in each case, whether by merger, consolidation, or otherwise);

(iv)           adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization, both with respect to the Acquired Companies;

(v)           except as set forth on Section 6.1(b)(v) of the Company Disclosure Schedule, (i) establish, adopt, enter into, terminate or materially amend any Company Benefit Plan (or any plan, program, arrangement or agreement that would be a Company Benefit Plan if it were in existence on the date hereof), (ii) amend or waive any of its rights under, or accelerate the vesting under, any provision of any Company Benefit Plan (or any plan, program, arrangement or agreement that would be a Company Benefit Plan if it were in existence on the date hereof), (iii) grant or increase any severance, retention or termination pay to any current or former employee, officer, director or independent contractor of any Acquired Company, (iv) unless required to be made pursuant to the terms of Company Benefit Plans in effect as of the date hereof, grant or increase the salary, wages, benefits, bonuses, or other compensation payable or to become payable to the Company’s current or former directors, officers or employees, except for increases required to be made pursuant to the terms of Company Benefit Plans in effect as of the date hereof, (v) grant any equity, equity-based, or other incentive awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any current or former employee, officer, director or independent contractor of any of the Acquired Companies, (vi) hire any employees (at the level of Vice President or higher), (vii) terminate the employment of any employees at the level of Vice President or higher other than for cause, or (viii) enter into, modify or terminate any employment, consulting, change in control, severance or similar agreement with the Company’s officers (at the level of Vice President or higher);

(vi)           acquire any business, assets or capital stock of any Person or division thereof, whether in whole or in part (and whether by purchase of stock, purchase of assets, merger, consolidation, or otherwise), other than (A) the purchase of materials from suppliers or vendors in the ordinary course of business and consistent with past practice or (B) one or more acquisitions in the ordinary course of business that, individually or in the aggregate, involve a purchase price of not more than $100,000;

(vii)           sell, lease, license, pledge, transfer, subject to any Encumbrance or otherwise dispose of any Company Intellectual Property, material assets or material properties except (A) pursuant to Contracts or commitments existing as of the date hereof, (B) non-exclusive licenses of Intellectual Property assets to its customers, contractors, partners or suppliers in the ordinary course of business, or (C) Permitted Encumbrances;

(viii)         change any of the accounting methods used by the Company materially affecting its assets, liabilities or business, except for such changes that are required by GAAP or Regulation S-X promulgated under the Exchange Act;

(ix)           (A) incur or assume any indebtedness for borrowed money, or (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for indebtedness for borrowed money of any other Person;

(x)          incur any capital expenditures other than (i) consistent with the Company’s capital expenditure budget previously made available to Parent, or (ii) in excess of $100,000 in the aggregate;

(xi)           institute or settle any Legal Proceeding involving monetary damages in excess of $100,000 individually or $250,000 in the aggregate; provided that the settlement, release, waiver or compromise of any Legal Proceeding or claim brought by the stockholders of the Company against the Company and/or its directors or officers relating to the Transactions or a breach of this Agreement or any other agreements contemplated hereby shall be subject to Section 3.8 or Section 6.16, as applicable;

(xii)           commence any preclinical or clinical development, study, trial or test with respect to any products or product candidates;

(xiii)          fail to file, report, complete or otherwise make any submission required under Healthcare Laws;

(xiv)        adopt, modify, or terminate any collective bargaining or other agreement of any type with a Union, in each case whether written or oral;

(xv)          enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Company Material Contract, any Contract with respect to any joint venture, strategic partnership or alliance, or any agreement concerning Leased Real Property or any other Contract that, if in effect as of the date hereof would constitute a Material Contract hereunder, in each case, except in the ordinary course of business and consistent with past practice;

(xvi)         except as otherwise required by Law, (A) fail to file any income or other material Tax Return of the Acquired Companies when due (after giving effect to any properly obtained extensions of time in which to make such filings), (B) make or change any material Tax election in a manner which is materially inconsistent with past practice, or change any Tax accounting period or method of Tax accounting of the Acquired Companies; (C) amend any income or other material Tax Return, (D) settle or compromise any material Tax audit or Tax proceeding relating to the Acquired Companies; (E) change the U.S. federal income tax classification; or (F) agree to an extension or waiver of the statute of limitations in respect of any Tax of the Acquired Companies (other than pursuant to (x) extensions of time to file a Tax Return obtained in the ordinary course of business or (y) an audit of Taxes to defend the Acquired Company against the assessment or collection of a Tax);

(xvii)         adopt or implement any stockholder rights plan or similar arrangement;

(xviii)      engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC; or

(xix)          authorize, commit or agree to take any of the foregoing actions.

Notwithstanding the foregoing, nothing contained in this Agreement shall give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Acquired Companies prior to the Effective Time.

Section 6.2.          No Solicitation.

(a)          Except as permitted by this Section 6.2, prior to the Closing or the valid termination of this Agreement pursuant to Section 8.1, the Company shall not, and shall cause its Subsidiaries not to, and shall cause its representatives not to, directly or indirectly:

(i)              solicit, initiate, or encourage the submission or announcement of any Acquisition Proposal;

(ii)            furnish any non-public information regarding the Company to any Person for the purpose of encouraging, or in response to, an Acquisition Proposal;

(iii)           engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal (except to notify a Person that makes any inquiry or offer with respect to an Acquisition Proposal of the existence of the provisions of this Section 6.2);

(iv)           adopt, approve or enter into any letter of intent, acquisition agreement, agreement in principle or other Contract with respect to an Acquisition Proposal;

(v)            waive or release any Person from, or fail to use reasonable best efforts to enforce, any standstill agreement or any standstill provisions of any Contract in respect of a potential Acquisition Proposal; or

(vi)            resolve or agree to do any of the foregoing.

provided, however, that, notwithstanding anything to the contrary contained in this Agreement, the Company and its representatives may engage in any such discussions or negotiations and provide any such information in response to a bona fide written Acquisition Proposal made or received after the date hereof, if: (A) such Acquisition Proposal does not arise out of a breach of this Section 6.2; (B) prior to providing any material non-public information regarding the Company to any Third Party in response to an Acquisition Proposal, the Company receives from such Third Party (or there is then in effect with such party) an Acceptable Confidentiality Agreement; and (C) the Company Board (or a committee thereof) determines in good faith, after consultation with the Company’s outside legal counsel and financial advisor, that (I) such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal and (II) failure to engage in such discussions or negotiations and provide any such information would be inconsistent with its fiduciary obligations under applicable Law.  Prior to or concurrent with providing any non-public information to such Third Party, the Company shall make such non-public information available to Parent (to the extent such non-public information has not been previously made available by the Company to Parent or Parent’s representatives).  Prior to the Acceptance Time, the Company will not be required to enforce, and will be permitted to waive, any provision of any standstill or confidentiality agreement that prohibits or purports to prohibit an Acquisition Proposal being made to the Company Board (or a committee thereof) if (X) the Company Board (or a committee thereof) determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the Company Board’s fiduciary obligations under applicable Law and (Y) the Company promptly (and in no event later than twenty-four (24) hours) notifies Parent and Merger Sub in writing of such waiver.

(b)           The Company shall, and shall cause its representatives to, (i) immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Third Party relating to any Acquisition Proposal and (ii) terminate access by any Person (other than Parent or Merger Sub or any of their respective Affiliates or representatives) to any physical or electronic data room relating to any potential Acquisition Proposal.  If the Company receives an Acquisition Proposal after the date hereof, then the Company shall promptly (and in no event later than twenty-four (24) hours after receipt of such Acquisition Proposal) notify Parent in writing of such Acquisition Proposal (which notification shall include the identity of the party making such proposal and the material terms and conditions thereof), and provide Parent with a copy of such Acquisition Proposal, and shall thereafter keep Parent reasonably informed of any material change to the terms of such Acquisition Proposal.

(c)        Nothing contained in this Section 6.2 or elsewhere in this Agreement shall prohibit the Company, the Company Board (or any committee thereof) or their representatives from taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9(f) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder or making any other disclosure or communication required by applicable Law or the rules of any relevant securities exchange; provided that any such disclosure does not contain a Change in Recommendation, and provided, further that any such communication that reaffirms the Company Board Recommendation shall be deemed not to be a Change in Recommendation.

Section 6.3.          Change in Recommendation.

(a)         Prior to the earlier of the Acceptance Time and the termination of this Agreement pursuant to Section 8.1, neither the Company Board nor any committee thereof shall, except as permitted by Section 6.2 or Section 6.3(b): (i) withdraw, modify, amend or qualify the Company Board Recommendation; (ii) approve, adopt or recommend or declare advisable any Acquisition Proposal (any action described in clause (i) or clause (ii) being referred to as a “Change in Recommendation”); or (iii) cause the Company to enter into any contract (other than an Acceptable Confidentiality Agreement entered into in compliance with Section 6.2(a)) contemplating an Acquisition Proposal (any such contract, an “Alternative Acquisition Agreement”).

(b)         Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Acceptance Time, the Company Board may:

(i)           make a Change in Recommendation in response to an Acquisition Proposal and/or cause the Company to enter into an Alternative Acquisition Agreement concerning an Acquisition Proposal if: (A) such Acquisition Proposal did not arise out of or relate to a breach of Section 6.2; (B) the Company Board (or a committee thereof) determines in good faith (I) after consultation with the Company’s outside legal counsel and financial advisor, that such Acquisition Proposal constitutes a Superior Proposal and (II) after consultation with the Company’s outside legal counsel, that in light of such Acquisition Proposal, a failure to make a Change in Recommendation and/or to cause the Company to enter into an Alternative Acquisition Agreement concerning such Acquisition Proposal would be inconsistent with the Company Board’s fiduciary obligations under applicable Law; (C) the Company delivers to Parent a written notice (the “Superior Proposal Notice”) that states that the Company Board intends to take such action and, in the event the Company Board intends to cause the Company to enter into an Alternative Acquisition Agreement, incudes a summary of the material terms and conditions of such Alternative Acquisition Agreement, provided that the Company must promptly (and in no event later than twenty-four (24) hours) provide an update to the Parent if the Company’s intention to enter into the Alternative Acquisition Agreement referred to in such Superior Proposal Notice shall change at any time after giving such notification; (D) during the five (5) day period commencing on the date of Parent’s receipt of such Superior Proposal Notice, the Company shall have made its representatives available for the purpose of engaging in negotiations with Parent (to the extent Parent desires to negotiate) regarding a possible amendment of this Agreement or the Offer or a possible alternative transaction so that the Acquisition Proposal that is the subject of the Superior Proposal Notice ceases to be a Superior Proposal; (E) after the expiration of the negotiation period described in clause (D) above, the Company Board (or a committee thereof) shall have determined in good faith, after taking into account any amendments or adjustments to this Agreement and the Offer that Parent and Merger Sub have irrevocably agreed in writing to make as a result of the negotiations contemplated by clause (D) above, that (I) after consultation with the Company’s outside legal counsel and financial advisor, such Acquisition Proposal constitutes a Superior Proposal, and (II) after consultation with the Company’s outside legal counsel, the failure to make a Change in Recommendation and/or enter into such Alternative Acquisition Agreement would be inconsistent with the Company Board’s fiduciary obligations under applicable Law, and (F) in the event that the Company intends to cause the Company to enter into an Alternative Acquisition Agreement concerning an Acquisition Proposal, the Company terminates this Agreement in accordance with Section 8.1(g); provided, however, that, in the event of any material amendment or adjustment to the terms of any Superior Proposal, the Company shall deliver an additional Superior Proposal Notice and comply again with clauses (C) through (E) of this Section 6.3(b)(i); or

(ii)          make a Change in Recommendation not related to an Acquisition Proposal if: (A) any Effect arises after the date hereof affecting the Company that (I) does not relate to any Acquisition Proposal (which, for the purposes of the “Intervening Event” definition, shall be read without reference to the percentage thresholds set forth in the definition thereof), (II) does not relate to any change in the price, or change in trading volume, of the Company Common Stock and (III) was not known to or reasonably foreseeable by the Company Board prior to or as of the date hereof (or if known, the material consequences of which were not known or reasonably foreseeable) (any such “Effect” that meets the requirements of clauses (I) through (III) of this Section 6.3(b)(ii)(A) referred to as an “Intervening Event”); (B) the Company Board (or a committee thereof) determines in good faith, after consultation with its outside legal counsel, that, in light of such Intervening Event, a failure to effect a Change in Recommendation would be in consistent with the Company Board’s fiduciary obligations under applicable Law; (C) such Change in Recommendation is not effected prior to the fifth (5th) day after Parent receives written notice (the “Intervening Event Notice”) from the Company confirming that the Company Board intends to effect such Change in Recommendation; (D) during such five (5) day period, if requested by Parent, the Company engages in good faith negotiations with Parent to amend or adjust this Agreement or the Offer or enter into an alternative transaction; and (E) at the end of such five (5) day period, the Company Board (or a committee thereof) determines in good faith, after consultation with its outside legal counsel and after taking into account any amendments or adjustments to this Agreement and the Offer that Parent and Merger Sub have irrevocably agreed in writing to make as a result of the negotiations contemplated by clause (D) above, that, in light of such Intervening Event, a failure to effect a Change in Recommendation would be inconsistent with the Company Board’s fiduciary obligations under applicable Law.

Section 6.4.          Filings; Further Actions; Reasonable Best Efforts.

(a)         Each of the Company, Parent and Merger Sub (and their respective Affiliates, if applicable) shall use commercially reasonable efforts to obtain all consents and approvals required from Third Parties in connection with the Transactions, provided that the Company, Parent and Merger Sub agree that as of the date hereof no filing is required to be made or effected pursuant to the HSR Act or other applicable Antitrust Laws, but that Parent may later determine that such a filing is necessary; and (ii) use reasonable best efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary or advisable under applicable Law to consummate the transactions contemplated by this Agreement; provided, however, that in no event shall the Company be required to pay, prior to the Effective Time, any fee, penalty, or other consideration to any Person for any consent or approval required for the consummation of any of the Transactions.  Without limiting the generality of the foregoing, each of the Company, Parent and Merger Sub (A) shall promptly use its reasonable best efforts to provide all information requested by any Governmental Entity in connection with the Offer, the Merger or any of the other Transactions and (B) if Parent determines it is necessary to make a filing under the HSR Act or other applicable Antitrust Law, shall take, and cause its Subsidiaries or Affiliates to take, all actions and steps reasonably necessary to obtain and secure the expiration or termination of any applicable waiting periods under the HSR Act or other applicable Antitrust Laws and obtain any clearance or approval required to be obtained from the U.S. Federal Trade Commission, the U.S. Department of Justice, any state attorney general, any foreign competition authority or any other Governmental Entity in connection with the Transactions as soon as possible, but in any event in order to enable the Transactions to close on or before the End Date. Notwithstanding the foregoing, Parent and Merger Sub shall not be required to: (i) propose, negotiate, commit to effect, by consent decree, hold separate order or otherwise (A) the sale, divesture, license, hold separate, or other disposition of any asset, interest or business of Parent, Merger Sub or any of their Subsidiaries or Affiliates or (B) the sale, divestiture, license, hold separate, or other disposition, contemporaneously with or subsequent to the Effective Time, of any asset, interest or business of the Acquired Companies; (ii) permit the Company and its Subsidiaries to sell, divest, license, hold separate, or otherwise dispose of any of its or their assets, interests or businesses prior to or subsequent to the Effective Time; (iii) terminate, relinquish, modify, transfer, assign, restructure, or waive any existing agreement, collaboration, relationship, venture, contractual right, obligation, or other arrangement of Parent, Merger Sub or the Company or their respective Subsidiaries or Affiliates; or (iv) negotiate or agree to any other behavioral undertakings or commitments whatsoever, including taking any steps or actions requested or required by any Governmental Entity, creating or consenting to create any relationships, ventures, contractual rights, obligations, or other arrangements of Parent, Merger Sub, or the Company or their respective Subsidiaries or Affiliates and, in each case, to enter, or offer to enter, into agreements and stipulate to the entry of an order or decree or file appropriate applications with any Governmental Entity in connection with any of the foregoing.

(b)       Without limiting the generality of anything contained in Section 6.4(a), subject to applicable Law, each party hereto shall use reasonable best efforts to: (i) give the other parties prompt written notice of the making or commencement of any request, inquiry, investigation, action or Legal Proceeding by or before any Governmental Entity with respect to the Offer or the Merger or any of the other Transactions; (ii) keep the other parties informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding; and (iii) promptly inform the other parties of any communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice or any other Governmental Entity regarding the Offer or the Merger.  Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding.  If there is a disagreement about antitrust strategy, Parent’s decision controls.  In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, investigation, action or Legal Proceeding, each party hereto will permit authorized representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation, action or Legal Proceeding.  Notwithstanding the foregoing, each of the Company and Parent may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.4 as “Outside Counsel Only Material.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel, and be subject to any additional confidentiality or joint defense agreement between the parties. Notwithstanding anything to the contrary contained in this Section 6.4, materials provided pursuant to this Section 6.4 may be redacted (i) to remove references concerning the valuation of the Company and the Merger or other Transactions, (ii) as necessary to comply with contractual arrangements, and (iii) as necessary to address reasonable privilege concerns.

Section 6.5.          Access; Confidentiality.

(a)         Upon reasonable advance written notice, and subject to applicable logistical restrictions or limitations as a result of COVID-19 or any COVID-19 Measures, the Company shall afford Parent and Parent’s representatives reasonable access, during normal business hours between the date of this Agreement and the earlier of the Acceptance Time and the date of termination of this Agreement, to the Acquired Companies’ (i) officers, employees, and other personnel, (ii) assets and (iii) all books and records, and, during such period, the Company shall furnish promptly to Parent all information, including financial and operating data, concerning its business as Parent may reasonably request; provided, however, that the Acquired Companies shall not be required to permit any inspection or other access, or to disclose any information to the extent such disclosure in the reasonable judgment of the Company could: (i) result in the disclosure of any trade secrets of Third Parties; (ii) jeopardize protections afforded to any of the Acquired Companies under the attorney-client privilege or the attorney work product doctrine; (iii) violate any Law; or (iv) materially and adversely interfere with the conduct of the Acquired Companies’ business; and provided further that any such access shall be afforded and any such information shall be furnished solely at Parent’s expense.  All requests for access pursuant to this Section 6.5(a) must be directed to the Chief Legal Officer of the Company or another person designated in writing by the Company.  Notwithstanding anything herein to the contrary, Parent and Merger Sub shall not, and shall cause their respective representatives not to, contact any partner, licensor, licensee, customer or supplier of the Company in connection with the Offer, the Merger or any of the other Transactions without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(b)          Parent and the Company hereby acknowledge and agree to continue to be bound by the Confidentiality Agreement.  All information provided by or on behalf of the Acquired Companies pursuant to this Agreement or obtained by Parent and its representatives pursuant to Section 6.5(a) shall be treated as confidential information of the Acquired Companies for purposes of the Confidentiality Agreement.

Section 6.6.       Interim Operations of Merger Sub. During the period from the date hereof through the earlier of the Effective Time or the date of termination of this Agreement, Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement or the CVR Agreement.

Section 6.7.       Publicity.  The initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent, and thereafter the Company and Parent shall consult with each other (to the extent practicable) before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the transactions contemplated by the Transaction Documents and shall not issue any such press release or make any such public statement without the prior consent of the other parties, which consent shall not be unreasonably withheld, conditioned or delayed; provided that (i) a party hereto may, without the prior consent of the other parties, issue such press release or make such public statement as may be required by Law or Order or the applicable rules or requirements of Nasdaq if it has used its reasonable best efforts to consult with the other parties and to obtain such party’s consent but has been unable to do so prior to the time such press release or public statement is so required to be issued or made, (ii) the Company shall not be obligated to engage in such consultation with respect to communications that are relating to an Acquisition Proposal, Superior Proposal, Change in Recommendation or “stop-look-and-listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, which communications shall be subject to Section 6.2 and Section 6.3.

Section 6.8.          Other Employee Benefits.

(a)          For a period of not less than one (1) year after the Closing Date, Parent shall, or shall cause the Surviving Corporation to, provide to each employee of the Acquired Companies who is employed as of immediately prior to the Effective Time and continues employment with Parent, the Surviving Corporation or any Subsidiary of Parent or the Surviving Corporation following the Closing Date (each, a “Continuing Employee”) with (i) (A) annual base salary or base hourly wage rate (as applicable) in an amount at least equal to the level that was provided to each such Continuing Employee as of immediately prior to the Effective Time and (B) short-term (i.e., annual or shorter) and long-term incentive compensation opportunities (including bonuses and commissions and the value of equity awards) and employee benefits that are no less favorable in the aggregate than the lesser of what is currently provided to Continuing Employees and those provided to similarly-situated employees of Parent.

(b)         From and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, use commercially reasonable efforts to provide each Continuing Employee, subject to applicable law and applicable tax qualification requirements, with full credit for purposes of eligibility to participate (but not for purposes of benefit accrual, vacation entitlement, or severance benefits) for service with the Acquired Companies (or predecessor employers to the extent the Company provides such past service credit) under the comparable employee benefit plans, programs and policies of Parent or the Surviving Corporation, as applicable, in which such employees become participants; provided, however, that such service shall not be credited to the extent that such service was not credited under the corresponding Company Benefit Plan; provided, further, that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits.  As of the Effective Time, Parent shall, or shall cause the Surviving Corporation to, credit to Continuing Employees the amount of vacation time that such employees had accrued but not used under any applicable Company Benefit Plan as of the Effective Time, which shall be subject to accrual limits or forfeiture to the same extent as provided under the applicable Company Benefit Plan as of immediately prior to the Effective Time.

(c)         From and after the Effective Time, with respect to each benefit plan maintained by Parent or the Surviving Corporation that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA (each, a “Parent Welfare Plan”) in which any Continuing Employee is or becomes eligible to participate, Parent shall use commercially reasonable efforts to (i) cause each such Parent Welfare Plan to waive all limitations as to pre-existing conditions, waiting periods, required physical examinations, and exclusions with respect to participation and coverage requirements applicable under such Parent Welfare Plan for such Continuing Employees and their eligible dependents to the same extent that such pre-existing conditions, waiting periods, required physical examinations, and exclusions would not have applied or would have been waived under the corresponding Company Benefit Plan in which such Continuing Employee was a participant immediately prior to his, her or their commencement of participation in such Parent Welfare Plan; provided, however, that for purposes of clarity, to the extent such benefit coverage includes eligibility conditions based on periods of employment, Section 6.8(b) shall control, and (ii) at Parent’s sole discretion either (A) provide each Continuing Employee and their eligible dependents with credit for any co-payments and deductibles paid in the calendar year that, and prior to the date that, such Continuing Employee commences participation in such Parent Welfare Plan in satisfying any applicable co-payment or deductible requirements or out-of-pocket maximums under such Parent Welfare Plan for the applicable calendar year, to the extent that such expenses were recognized for such purposes under the comparable Company Benefit Plan or (B) provide each such Continuing Employee with benefits that are no less favorable in the aggregate than any such credits described in clause (A) above.

(d)         Parent shall, or shall cause the Surviving Corporation to, assume and honor in accordance with their terms (i) all severance, change in control and separation pay plans, agreements, and arrangements, and (ii) all written employment, severance, retention, incentive, change in control and termination agreements (including any change in control provisions therein) applicable to employees of the Acquired Companies and in effect immediately prior to the Effective Time.  Parent hereby acknowledges that the consummation of the Offer constitutes a “change of control”, a “change in control” or a “sale event” (or a term of similar import) for purposes of any Company Benefit Plan that contains a definition of “change of control”, a “change in control,” or a “sale event” (or a term of similar import), as applicable.

(e)          If directed by Parent in writing at least ten (10) Business Days prior to the Acceptance Time, the Company shall terminate any and all Company Benefit Plans intended to qualify under Section 401(k) of the Code (the “Company 401(k) Plan”), effective not later than the Business Day immediately preceding the Closing Date.  In the event that Parent requests that such Company 401(k) Plan be terminated, the Company shall provide Parent with evidence that such Company 401(k) Plan has been terminated pursuant to resolutions of the Company Board (the form and substance of which shall be subject to reasonable review and comment by Parent).  In the event of the termination of the Company 401(k) Plan following such a request by Parent, a 401(k) plan sponsored by Parent or one of its Affiliates shall accept a direct rollover of distributions from such Company 401(k) Plan(s) of the account balances of each Continuing Employee if such rollover is elected in accordance with applicable Law by such Continuing Employee.

(f)          Nothing in this Section 6.8 or elsewhere in this Agreement is intended nor shall be construed to (i) be treated as an amendment to any particular Company Benefit Plan, (ii) prevent Parent from amending or terminating any of its benefit plans in accordance with their terms, (iii) create a right in any employee to employment with Parent, the Surviving Corporation or any Acquired Company, or (iv) create any third-party beneficiary rights in any Person with respect to the compensation, terms and conditions of employment, and/or benefits that may be provided to any Continuing Employee by Parent, the Surviving Corporation, or any Acquired Company or under any benefit plan which Parent, any Acquired Company or the Surviving Corporation may maintain.  For the avoidance of doubt, nothing herein shall require Parent or the Surviving Corporation to continue the employment of any Continuing Employee for any period of time.

Section 6.9.          Compensation Arrangements.  Prior to the Acceptance Time, the compensation committee of the Company Board (the “Compensation Committee”) will cause each Company Benefit Plan and Company employment agreement pursuant to which consideration is payable to any officer, director or employee who is a holder of any security of the Company to be approved by the Compensation Committee (comprised solely of “independent directors”) in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto as an “employment compensation, severance, or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act and satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) of the Exchange Act.

Section 6.10.        Director and Officer Indemnification, Exculpation and Insurance.

(a)        For six (6) years after the Acceptance Time, Parent shall, and shall cause the Surviving Corporation to, maintain directors’ and officers’ liability insurance in respect of any acts, errors, omissions, facts or events occurring on or before the Acceptance Time, including in respect of the Transactions, covering each such person currently covered by the Company’s directors’ and officers’ liability insurance policies on terms with respect to coverage and amount no less favorable than those of such policies in effect on the date hereof; provided, however, that in satisfying its obligation under this Section 6.10(a), neither Parent nor the Surviving Corporation shall be obligated to pay annual premiums in excess of 300% of the annual premium most recently paid by the Company prior to the Acceptance Time for such insurance (the “Current Premium”) and if such premiums for such insurance would at any time exceed 300% of the Current Premium, then Parent shall, and shall cause the Surviving Corporation to, maintain policies of insurance that, in Parent’s and the Surviving Corporation’s good faith judgment, provide the maximum coverage available at an annual premium equal to 300% of the Current Premium.  The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid “tail” or “runoff” policies have been obtained by the Company prior to the Acceptance Time, which policies provide such persons currently covered by such policies with coverage for an aggregate period of six (6) years with respect to claims arising from any acts, errors, omissions, facts or events that occurred on or before the Acceptance Time (including matters that continue after the Acceptance Time that are interrelated to claims arising on or before the Acceptance Time), including in respect of the Transactions; provided, however, that the amount paid for such prepaid policies does not exceed 300% of the Current Premium.  If any such prepaid policies described in this Section 6.10(a) have been obtained prior to the Acceptance Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain any and all such policies in full force and effect for their full term, and continue to honor the obligations thereunder.

(b)        From and after the Acceptance Time, each of Parent and the Surviving Corporation shall: (i) indemnify and hold harmless each individual who at the Acceptance Time is, or at any time prior to the Acceptance Time was, a director or officer of the Company or of a Subsidiary of the Company (each an “Indemnified Party”) for any and all costs and expenses (including fees and expenses of legal counsel, which shall be advanced as they are incurred), judgments, fines, penalties or liabilities (including amounts paid in settlement or compromise) imposed upon or reasonably incurred by such Indemnified Party in connection with or arising out of any demand, action, suit, or other Legal Proceeding (whether civil or criminal) in which such Indemnified Party may be involved or with which he, she or they may be threatened (regardless of whether as a named party or as a participant other than as a named party, including as a witness) (an “Indemnified Party Proceeding”) arising out of such Indemnified Party’s service in connection with any other corporation or organization for which he, she or they serves or has served as a director, officer, employee, agent, trustee, or fiduciary at the request of the Company (including in any capacity with respect to any employee benefit plan), whether or not the Indemnified Party continues in such position at the time such Indemnified Party Proceeding is brought or threatened and at, or at any time prior to, the Acceptance Time (including any Indemnified Party Proceeding relating in whole or in part to the Transactions or relating to the enforcement of this provision or any other indemnification or advancement right of any Indemnified Party), to the fullest extent permitted under applicable Law; and (ii) fulfill and honor in all respects the obligations of the Company pursuant to: (x) each indemnification agreement in effect as of the date hereof between the Company and any Indemnified Party; and (y) any indemnification provision (including advancement of expenses) and any exculpation provision set forth in the Company Certificate of Incorporation or Company By-laws as in effect on the date hereof.  Parent’s and the Surviving Corporation’s obligations under the foregoing clauses (i) and (ii) shall continue in full force and effect for a period of six (6) years from the Acceptance Time.

(c)         If Parent, the Surviving Corporation, or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.10.

(d)          The provisions of this Section 6.10 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his, her, or their heirs and his, her, or their representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification, advancement, exculpation, or contribution that any such individual may have under any certificate of incorporation or by-laws, by contract or otherwise. This Section 6.10 may not be amended, altered or repealed after the Acceptance Time in such a manner as to adversely affect the rights of any Indemnified Party or any of their successors, assigns or heirs without the prior written consent of the affected Indemnified Party.

Section 6.11.     Merger Sub Stockholder Consent.  Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of Merger Sub, a written consent adopting this Agreement.

Section 6.12.       Other Agreements and Understandings.  Without the prior written consent of the Company Board, neither Parent nor Merger Sub (or any other Affiliate of Parent) shall enter into any Contract or other agreement, arrangement or understanding (whether oral or written) or commitment to enter into an agreement, arrangement or understanding (whether oral or written) (a) between Parent, Merger Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or the Company Board, on the other hand, as of the date hereof that relate in any way to the Company or the Transactions or (b) pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature from the Offer Price or Merger Consideration.

Section 6.13.        Further Assurances.  Without limitation or contravention of the provisions of Section 6.4, and subject to the terms and conditions of this Agreement, Parent and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Offer and the Merger and make effective the other Transactions.  Without limiting the generality of the foregoing, subject to the terms and conditions of this Agreement, Parent, Merger Sub, and the Company will use commercially reasonable efforts to (a) make all filings (if any) and give all notices (if any) required to be made and given by each such party pursuant to any Material Contract in connection with the Offer and the Merger and the other Transactions and (b) seek each Consent (if any) required to be obtained pursuant to any Material Contract by each such party in connection with the Transactions to the extent requested in writing by Parent.

Section 6.14.       Takeover Laws.  If any Takeover Law may become, or may purport to be, applicable to the Transactions, each of Parent, Merger Sub and the Company and the members of their respective boards of directors shall use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to lawfully eliminate the effect of any Takeover Law on any of the Transactions.

Section 6.15.       Section 16 Matters.  Prior to the Effective Time, the Company shall, and shall be permitted to, take all such steps as may reasonably be necessary to cause the Transactions, including any dispositions of shares of Company Common Stock (including any Company Compensatory Awards) by each Person who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 under the Exchange Act.

Section 6.16.       Transaction Litigation.  The Company shall promptly notify Parent in writing of, and shall give Parent the opportunity to participate in the defense and settlement of, any Transaction Litigation.  The Company shall keep Parent reasonably apprised of the proposed strategy and other significant decisions with respect to any Transaction Litigation (to the extent that the attorney-client privilege is not undermined or otherwise adversely affected), and Parent may offer comments or suggestions with respect to such Transaction Litigation which the Company shall consider in good faith.  Without otherwise limiting the Indemnified Parties’ rights with regard to the right to counsel, following the Effective Time, the Indemnified Parties shall be entitled to continue to retain Goodwin Procter LLP or such other counsel selected by such Indemnified Parties to defend any Transaction Litigation.

Section 6.17.        Delisting of Company Common Stock.  The Surviving Corporation shall cause the Company Common Stock to be de-listed from Nasdaq and de-registered under the Exchange Act as promptly as practicable following the Effective Time.

ARTICLE 7
CONDITIONS TO EACH PARTY’S OBLIGATION TO EFFECT THE MERGER

The obligation of each party to effect the Merger shall be subject to the satisfaction or waiver of the following conditions prior to the Effective Time:

Section 7.1.         Consummation of the Offer.  Merger Sub (or Parent on Merger Sub’s behalf) shall have accepted for payment the Company Common Stock validly tendered pursuant to the Offer and not withdrawn.

Section 7.2.          No Restraints.  No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any Governmental Entity of competent and applicable jurisdiction and remain in effect, and there shall not be any Law enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

ARTICLE 8
TERMINATION

Section 8.1.          Termination.  This Agreement may be terminated and the Offer and the Merger may be abandoned:

(a)         Termination by Mutual Agreement: by mutual written agreement of the Company and Parent at any time prior to the Acceptance Time;

(b)          Termination upon End Date: by either Parent or the Company, upon written notice to the other party, at any time after November 12, 2023 (as such date may be extended pursuant to the following proviso, the “End Date”) and prior to the Acceptance Time if the Acceptance Time shall not have occurred on or before the End Date; provided, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party (or any Affiliate of such party) whose breach of any provision of this Agreement has been the proximate cause of, or resulted in, the failure of the Acceptance Time to have occurred on or before the End Date;

(c)          Termination upon Legal Restraint: by either Parent or the Company, upon written notice to the other party, at any time prior to the Acceptance Time if (i) there shall be any Law that makes the acceptance for payment of, or the payment for, Company Common Stock tendered pursuant to the Offer or the Merger illegal, or (ii) any Governmental Entity of competent and applicable jurisdiction shall have issued an Order having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of, or payment for, Company Common Stock tendered pursuant to the Offer or the Merger or prohibiting the consummation of the Offer or the Merger, and such Order shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any party (or any Affiliate of such party) whose breach of any provision of this Agreement has been the proximate cause of, or resulted in, the issuance, promulgation, enforcement, entry or continuing existence of any such Law or Order;

(d)          Termination upon Expiration or Termination of Offer: by either Parent or the Company, upon written notice to the other party, if the Offer (as it may have been extended pursuant to Section 2.1(e)) expires as a result of the non-satisfaction of one or more Offer Conditions or is terminated or withdrawn prior to the Acceptance Time (to the extent permitted under the terms of this Agreement), without Merger Sub having accepted for payment any Company Common Stock tendered pursuant to the Offer; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the non-satisfaction of any Offer Condition or the termination or withdrawal of the Offer results from the failure of such party (or any Affiliate of such party) to perform any covenant or agreement required to be performed by such party (or any Affiliate of such party) at or prior to the Acceptance Time;

(e)         Termination for Change in Recommendation: by Parent, upon written notice to the Company, at any time prior to the Acceptance Time if the Company Board shall have effected a Change in Recommendation (provided that, any written notice, including pursuant to Section 6.3, of the Company’s intention to make a Change in Recommendation in advance of making a Change in Recommendation shall not result in Parent having any termination rights pursuant to this Section 8.1(e) unless such written notice otherwise constitutes a Change in Recommendation);

(f)          Termination upon Company Breach: by Parent, upon written notice to the Company, at any time prior to the Acceptance Time, if a breach of any representation or warranty in Article 4 or failure to perform any covenant or obligation contained in this Agreement on the part of the Company shall have occurred that would cause a failure of any of the conditions set forth in clauses 1(e) (Representations and Warranties) and 1(f) (Covenants) of Annex I to exist; provided, however, that, for purposes of this Section 8.1(f), if such a breach is curable by the Company by the earlier of (i) the End Date and (ii) thirty (30) days following the date on which Parent gives the Company notice of such breach, then Parent may not terminate this Agreement under this Section 8.1(f) on account of such breach unless such breach shall remain uncured by such earlier date; provided further, however, that Parent shall not be entitled to terminate this Agreement pursuant to this Section 8.1(f) if either Parent or Merger Sub is in material breach of its obligations under this Agreement such that the Company would be entitled to terminate this Agreement pursuant to Section 8.1(h);

(g)          Termination for Alternative Acquisition Agreement: by the Company, upon written notice to Parent, prior to the Acceptance Time in order to enter into an Alternative Acquisition Agreement, if the Company and the Company Board shall have complied with Section 6.2 and Section 6.3, including the notice, negotiation and other requirements set forth therein with respect to such Superior Proposal, and pays to Parent the fees due pursuant to Section 8.3(b), and such termination is not effected and the entering into of the Alternative Acquisition Agreement does not occur until at least the fourth day after the Company has provided the last notice required to be provided by Company to Parent pursuant to Section 6.3;

(h)          Termination upon Parent or Merger Sub Breach: by the Company, upon written notice to Parent, at any time prior to the Acceptance Time, if a breach in any material respect of any representation or warranty or failure to perform in any material respect any covenant or obligation contained in this Agreement on the part of Parent or Merger Sub shall have occurred, in each case if such breach or failure prevents or would reasonably be expected to prevent Parent or Merger Sub from consummating the Offer, the Merger or any other Transactions; provided, however, that, for purposes of this Section 8.1(h), if such a breach is curable by Parent by the earlier of (i) the End Date and (ii) thirty (30) days following the date on which the Company gives Parent written notice of such breach, then the Company may not terminate this Agreement under this Section 8.1(h) on account of such breach unless such breach shall remain uncured by such earlier date; provided further, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.1(h) if the Company is in breach of its obligations under this Agreement such that Parent would be entitled to terminate this Agreement pursuant to Section 8.1(f); or

(i)         Termination upon Offer Breach: by the Company, upon written notice to Parent, if Merger Sub fails to commence the Offer in accordance with Section 2.1 on or prior to the tenth (10th) Business Day following the date hereof or if Merger Sub fails to consummate the Offer when required to do so in accordance with the terms of this Agreement; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(i) shall not be available to the Company if the Company is in breach of any provision of this Agreement that has been the proximate cause of, or relates to or resulted in, Merger Sub’s failure to commence or consummate the Offer in accordance with the terms of this Agreement.

Section 8.2.         Effect of Termination.  In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect without liability of any party (or any representative of such party) to each other party hereto; provided, however, that: (a) this Section 8.2, Article 1 and the applicable definitions elsewhere in this Agreement, Section 6.5(b), Section 8.3 and Article 9 shall survive the termination of this Agreement and shall remain in full force and effect; and (b) the termination of this Agreement shall not relieve any party from any liabilities or damages arising out of its Willful and Material Breach of any provision of this Agreement or any other agreement delivered in connection herewith or any fraud.  Without limiting the generality of the foregoing, Parent and Merger Sub acknowledge and agree that any failure of Parent or Merger Sub to satisfy its obligation to accept for payment or pay for Company Common Stock or the Company Compensatory Awards in accordance with the terms of this Agreement following satisfaction of the Offer Conditions, and any failure of Parent to cause the Merger to be effected following satisfaction of the conditions set forth in Article 7 and in accordance with the terms of this Agreement, will be deemed to constitute a Willful and Material Breach of a covenant of this Agreement.  The parties’ rights and remedies under the Confidentiality Agreement shall not be affected by a termination of this Agreement.

Section 8.3.          Expenses; Termination Fee.

(a)         Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Offer, the Merger and the other Transactions shall be paid by the party incurring such expenses, whether or not the Offer and Merger are consummated.  In furtherance of the foregoing, (i) Parent shall pay all filing fees payable for filings required or otherwise made pursuant to the HSR Act or any other applicable Antitrust Laws in connection with the Offer, the Merger or the other Transactions, if any, and (ii) except as expressly provided in Section 3.6(f), all transfer, documentary, sales, use, stamp, registration, value-added and other similar Taxes and fees incurred in connection with the Offer, the Merger or the other Transactions shall be paid by Parent or Merger Sub when due. Notwithstanding the foregoing, in the event that the Offer does not close by the End Date and Parent or the Company elects to terminate this Agreement in accordance with Section 8.1(b) (provided, that at the time of such termination, all of the Offer Conditions set forth in Annex I have been satisfied, other than (x) those Offer Conditions that by their nature are to be satisfied at the Acceptance Time and (y) the Minimum Condition), then the Company shall reimburse Parent for its reasonable fees and expenses in an amount in cash equal to the lesser of (i) $600,000 and (ii) the reasonable and documented out-of-pocket fees and expenses (including all such fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by Parent, Merger Sub, or their respective Affiliates or on behalf of any of the foregoing in connection with the this Agreement, the Offer, the Merger, or any related transactions contemplated by this Agreement (the “Expenses”).

(b)        If this Agreement is terminated: (i) by Parent pursuant to Section 8.1(e) (Change in Recommendation); or (ii) by the Company pursuant to Section 8.1(g) (Alternative Acquisition Agreement), then in the case of each of clauses (i) and (ii), the Company shall pay or cause to be paid to Parent, in cash at the time specified in the next sentence, a termination fee in the amount of $4,500,000 (the “Termination Fee”).  Any Termination Fee shall be paid: (x) in the case of clause (i) of the preceding sentence of this Section 8.3(b), within two (2) Business Days following termination of this Agreement and (y) in the case of clause (ii) of the of the preceding sentence of this Section 8.3(b), no later than substantially concurrently with the termination of this Agreement under Section 8.1(g) (or no later than on the next Business Day if such termination occurs on a day that is not a Business Day).

(c)         If this Agreement is terminated: (i) by Parent pursuant to Section 8.1(f) (Termination Upon Company Breach); or (ii) by the Company or Parent pursuant to Section 8.1(b) (Termination Upon End Date) hereof (provided, that in either case, at the time of such termination, the Minimum Condition is not satisfied and, with respect to any termination by the Company pursuant to Section 8.1(b) (Termination Upon End Date), the right to terminate this Agreement pursuant to Section 8.1(b) (Termination Upon End Date) was then available to Parent) and, in the case of clauses (i) and (ii) immediately above, (A) prior to such termination, an Acquisition Proposal shall have been publicly disclosed or otherwise made or communicated to the Company or the Company Board, and (B) within twelve (12) months following the date of such termination of this Agreement the Company shall have entered into a definitive agreement with respect to any Acquisition Proposal, or any Acquisition Proposal shall have been announced or consummated (in each case, whether or not such Acquisition Proposal is the same as the original Acquisition Proposal made, communicated, or publicly disclosed), then in any such event the Company shall pay to Parent (by wire transfer of immediately available funds), immediately prior to and as a condition to consummating such transaction, the Termination Fee (it being understood for all purposes of this Section 8.3(c), all references in the definition of Acquisition Proposal to “15%” shall be deemed to be references to “50%”).

(d)          Any Termination Fee or Expenses, as applicable, due under this Section 8.3 shall be paid by wire transfer of immediately available funds to an account designated in writing by Parent.  The Termination Fee and the Expenses shall be payable only once with respect to this Section 8.3 and not in duplication, even though the Termination Fee and the Expenses may be payable under one or more provisions hereof.  In the event that Parent shall become entitled to payment of the Termination Fee or the Expenses the receipt of the Termination Fee or the Expenses, as applicable, shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub or any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and the Company shall have no further liability, whether pursuant to a claim in law or in equity, to Parent, Merger Sub or any of their respective Affiliates or any other Person, and none of Parent, Merger Sub or any of their respective Affiliates or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its Subsidiaries or Affiliates for damages or any equitable relief arising out of or in connection with this Agreement, any of the Transactions, or any matters forming the basis for such termination. Notwithstanding any other provision herein, in the event the Expenses are paid to Parent pursuant to Section 8.3(a), and following such payment the Termination Fee becomes payable to Parent pursuant to Section 8.3(c), such Termination Fee shall be reduced by the amount of Expenses previously paid to Parent pursuant to Section 8.3(a).

ARTICLE 9
MISCELLANEOUS PROVISIONS

Section 9.1.         Amendment.  Any provision of this Agreement may be amended, modified, supplemented or waived prior to the Effective Time if, but only if, such amendment, modification, supplement or waiver is in writing and is signed, in the case of an amendment, modification or supplement by each party to this Agreement (or their respective boards of directors, if required) or, in the case of a waiver, by each party against whom the waiver is to be effective (or its board of directors, if required); provided, however, that following the Acceptance Time, this Agreement may not be amended, modified or supplemented.

Section 9.2.          Waiver.  No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.  No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.  Except as otherwise expressly provided in this Agreement, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

Section 9.3.        No Survival of Representations, Warranties and Covenants.  None of the representations, warranties and covenants of the Company contained in this Agreement, or contained in any certificate, schedule or document delivered pursuant to this Agreement or in connection with any of the Transactions, shall survive the Acceptance Time; provided, however, that this Section 9.3 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Acceptance Time.  After the Acceptance Time, neither Parent nor Merger Sub shall be permitted to claim that any breach by the Company of any of its covenants or obligations under this Agreement results in a failure of a condition to consummate the Merger or excuses performance by Parent or Merger Sub of any of its obligations hereunder.

Section 9.4.          Entire Agreement.  This Agreement, the CVR Agreement, the Confidentiality Agreement, the exhibits and schedules to this Agreement and the Company Disclosure Schedule, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect thereto.

Section 9.5.         Governing Law; Jurisdiction.  This Agreement is made under, and shall be construed and enforced in accordance with, the laws of the State of Delaware applicable to agreements made and to be performed solely therein, including its statute of limitations, without giving effect to principles of conflicts of law.  Each of the parties (a) consents to and submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware (the “Delaware Courts”) in any action or proceeding arising out of or relating to this Agreement or any of the Transactions, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (c) shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) shall not bring any action or proceeding arising out of or relating to this Agreement or any of the Transactions in any other court.  Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto.  Each party agrees that notice or the service of process in any action or proceeding arising out of or relating to this Agreement or the Transactions shall be properly served or delivered if delivered in the manner contemplated by Section 9.7 or in any other manner permitted by applicable Law.  The parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final court judgment.

Section 9.6.         Assignability; Parties in Interest.  This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties and their respective successors and assigns.  This Agreement shall not be assignable by any party without the express written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void.  Except for the provisions of Article 2 (which, from and after the Acceptance Time, shall be for the benefit of Persons that are holders of Company Common Stock who have tendered pursuant to the Offer (and not validly withdrawn) Company Common Stock), Article 3 (which, from and after the Effective Time, shall be for the benefit of Persons who are holders of the Company Common Stock and Company Compensatory Awards immediately prior to the Effective Time) and the provisions applicable to the Indemnified Parties (which, from and after the Acceptance Time, shall be for the benefit of the Indemnified Parties), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the parties, any right, benefit or remedy of any nature.

Section 9.7.          Notices.  Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date delivered or sent if delivered in person or sent by email (provided confirmation of email is obtained), (b) on the fifth (5th) Business Day after dispatch by registered or certified mail or (c) on the next Business Day if transmitted by nationally recognized overnight courier, in each case as follows:

if to Parent, Merger Sub or the Surviving Corporation, to:

Harmony Biosciences Holdings, Inc.
630 W. Germantown Pike, Suite 215
Plymouth Meeting, PA 19462
Attention: Christian Ulrich, General Counsel and Corporate Secretary
Email: CUlrich@harmonybiosciences.com

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP
100 International Drive
Baltimore, MD 21202
Attention: William I. Intner
Email: William.Intner@hoganlovells.com

Hogan Lovells US LLP
390 Madison Avenue
New York, NY 10017
Attention: Peter Cohen-Millstein
Email:  Peter.Cohen-Millstein@hoganlovells.com

if to the Company (prior to the Merger), to:

Zynerba Pharmaceuticals, Inc.
80 W. Lancaster Avenue, Suite 300
Devon, PA 19333
Attention: parkera@zynerba.com
Email: Albert P. Parker, Chief Legal Officer

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
One Commerce Square
2005 Market Street, 32nd Floor
Philadelphia, PA 19103
Attention:  Rachael Bushey, Jennifer Porter and Laura Umbrecht
Email: RBushey@goodwinlaw.com, JPorter@goodwinlaw.com and LUmbrecht@goodwinlaw.com

Section 9.8.         Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

Section 9.9.         Counterparts; Effectiveness.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission, including by email attachment, shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.10.       Obligation of Parent.  Parent shall cause Merger Sub to comply in all respects with each of the representations, warranties, covenants, obligations, agreements and undertakings made or required to be performed by Merger Sub in accordance with the terms of this Agreement, the Offer, the Merger, and the other Transactions.  As a material inducement to the Company’s willingness to enter into this Agreement and perform its obligations hereunder, Parent hereby unconditionally guarantees full performance and payment by Merger Sub of each of the covenants, obligations and undertakings required to be performed by Merger Sub under this Agreement and the Transactions, subject to all terms, conditions and limitations contained in this Agreement, and hereby represents, acknowledges and agrees that any such breach of any such representation and warranty or default in the performance of any such covenant, obligation, agreement or undertaking of Merger Sub shall also be deemed to be a breach or default of Parent, and the Company shall have the right, exercisable in its sole discretion, to pursue any and all available remedies it may have arising out of any such breach or nonperformance directly against either or both of Parent and Merger Sub in the first instance.  As applicable, references in this Section 9.10 to “Merger Sub” shall also include the Surviving Corporation following the Effective Time.

Section 9.11.        Specific Performance; Waiver of Jury Trial.

(a)          The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, except as expressly provided in the following sentence.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Courts and, in any action for specific performance, each party waives the defense of adequacy of a remedy at law and waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at law or in equity (subject to the limitations set forth in this Agreement).  The parties further agree that (i) by seeking the remedies provided for in this Section 9.11, a party shall not in any respect waive its right to seek any other form of remedy or relief that may be available to a party under this Agreement (including monetary damages) for breach of any of the provisions of this Agreement or in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 9.11 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 9.11 shall require any party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 9.11 prior or as a condition to exercising any termination right under Article 8 (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding pursuant to this Section 9.11 or anything set forth in this Section 9.11 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article 8 or pursue any other remedies under this Agreement that may be available at any time.  For the avoidance of doubt, the Company may concurrently seek specific performance or other equitable relief and other monetary damages, remedies or awards.

(b)          EACH OF THE PARTIES TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.12.        Construction.

(a)         For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)          The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)         As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”  The word “or” is not exclusive.  The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “extent” and the phrase “to the extent” means the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.”

(d)          Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement.

(e)          All references in this Agreement to “$” and “dollars” are intended to refer to U.S. dollars.

(f)          As used in this Agreement, “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(g)          The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

HARMONY BIOSCIENCES HOLDINGS, INC.
a Delaware corporation

By:	/s/ Jeffrey M. Dayno, MD
Name: Jeffrey M. Dayno, MD
Title: Chief Executive Officer

XYLOPHONE ACQUISITION CORP.
a Delaware corporation

By:	/s/ Sandip Kapadia
Name: Sandip Kapadia
Title: Chief Financial Officer

ZYNERBA PHARMACEUTICALS, INC.
a Delaware corporation

By:	/s/ Armando Anido
Name: Armando Anido
Title: Chief Executive Officer

ANNEX I

CONDITIONS OF THE OFFER

Capitalized terms used in this Annex I and not otherwise defined herein will have the meanings assigned to them in the Agreement and Plan of Merger to which it is attached (the “Agreement”).

(1)         The obligation of Merger Sub to accept for payment and pay for shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of the conditions set forth in clauses 1(a) through 1(g) below. Accordingly, notwithstanding any other terms or provisions of the Offer or the Agreement, Merger Sub shall not be obligated to irrevocably accept for payment, or, subject to the rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub’s obligation to purchase or return the tendered Company Common Stock promptly after termination or withdrawal of the Offer), purchase any shares of Company Common Stock validly tendered (and not validly withdrawn prior to the Expiration Date) pursuant to the Offer (and not theretofore accepted for payment or paid for), unless:

(a)
there shall have been validly tendered and not validly withdrawn prior to the Expiration Date that number of shares of Company Common Stock that, considered together with all other shares of Company Common Stock (if any) beneficially owned by Parent and its controlled Affiliates (excluding any shares of Company Common Stock tendered pursuant to guaranteed delivery procedures that have not yet been “received” (as such term is defined in Section 251(h)(6)(f) of the DGCL)), represent one more than 50% of the sum of the total number of shares of Company Common Stock outstanding at the time of the expiration of the Offer (such condition, the “Minimum Condition”);

(b)	the Agreement shall not have been terminated in accordance with its terms (the “Termination Condition”);

(c)
no Governmental Entity of competent and applicable jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order or Law that is in effect and restrains, enjoins or otherwise prohibits or makes illegal consummation of the Offer or the Merger (the “Order Condition”);

(d)
(i) the representations and warranties of the Company set forth in Section 4.1 (Organization and Good Standing), Section 4.3 (Authority; Binding Nature of Agreement), Section 4.12 (Tax Matters), Section 4.19 (Non-Contranvention; Consents) (solely with respect to clause (a)) and Section 4.22 (Brokers) shall have been true and correct in all material respects as of the date of the Agreement and as of the Expiration Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall have been true and correct in all material respects as of such earlier date);

Annex I - 1

(ii) the representations and warranties of the Company set forth in Section 4.4 (Capitalization) shall have been true and correct in all respects (other than de minimis inaccuracies and inaccuracies resulting from actions permitted by this Agreement or consented to by Parent) as of the date of the Agreement and as of the Expiration Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall have been true and correct in all material respects as of such earlier date); and

(iii) all other representations and warranties of the Company set forth in Article 4 (other than those representations and warranties described in clauses (i) and (ii) of this paragraph (e)) shall have been true and correct in all respects (without giving effect to any limitation indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) as of the date of the Agreement and as of the Expiration Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall have been true and correct as of such earlier date), except where the failure of such representations and warranties of the Company to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(e)	the Company shall have performed or complied with in all material respects the obligations or covenants it is required to perform or comply with under the Agreement prior to the Expiration Date;

(f)
since the date of the Agreement, there shall not have occurred nor shall there be a continuing Company Material Adverse Effect or any event, condition, change, occurrence, development, or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and

(g)
the Company shall have delivered to Parent, dated as of the Expiration Date, a certificate signed on behalf of the Company by an executive officer of the Company to the effect that the conditions set forth in the foregoing clauses (1)(e) and (1)(f) have been satisfied as of immediately prior to the Expiration Date.

(2)          Except for the Minimum Condition and the Termination Condition, the foregoing conditions are for the sole benefit of Parent and Merger Sub and may be waived by Parent and Merger Sub, in whole or in part at any time and from time to time, in the sole discretion of Parent and Merger Sub; provided that the Minimum Condition may be waived by Parent and Merger Sub only with the prior written consent of the Company, which may be granted or withheld in the Company’s sole discretion; and provided further that any such waiver by Parent, Merger Sub and/or the Company shall be subject to the terms of this Agreement, the applicable rules and regulations of the SEC and applicable Law.  The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

Annex I - 2

Execution Version
EXHIBIT A

TENDER AND SUPPORT AGREEMENT

This Tender and Support Agreement (this “Agreement”) is entered into as of August 14, 2023, by and among Harmony Biosciences Holdings, Inc., a Delaware corporation (“Parent”), Xylophone Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and [●] (“Stockholder”).

Recitals

A.          Parent, Merger Sub and Zynerba Pharmaceuticals, Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides, among other things, for (i) Merger Sub to commence a tender offer (the “Offer”) to acquire all of the issued and outstanding shares of Company Common Stock, par value $0.001 per share, of the Company (the “Common Shares”) and (ii) following the consummation of the Offer, the merger of Merger Sub with and into the Company, with the Company continuing as the Surviving Corporation and as a wholly owned subsidiary of Parent (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement.

B.          Stockholder is, as of the date hereof, the record and “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of certain Company securities set forth on Schedule A hereto.

C.          As a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement and as an inducement in consideration therefor, Stockholder has agreed to enter into this Agreement and tender and vote Stockholder’s Subject Securities (as defined below) as described herein.

AGREEMENT

In consideration of the foregoing, and the mutual covenants and agreements set forth in the Merger Agreement and as an inducement and in consideration therefor, the parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1.	CERTAIN DEFINITIONS

For purposes of this Agreement:

(a)          Capitalized terms used but not defined herein shall have the respective meanings assigned to those terms in the Merger Agreement.

(b)         “Expiration Date” means the earliest to occur, without any notice or other action by any Person, of (i) the valid termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time, (iii) the date of any material modification, waiver or amendment to any provision of the Merger Agreement without Stockholder’s consent that reduces the amount or changes the form of consideration payable to Stockholder pursuant to the Merger Agreement as in effect on the date hereof and (iv) the mutual written consent of each of Parent, Merger Sub and Stockholder.

(c)          Stockholder is deemed to “Own” or to have acquired “Ownership” of a security if Stockholder (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

(d)          “Subject Securities” means (i) all Common Shares Owned by Stockholder as of the date hereof, (ii) all additional Common Shares of which Stockholder acquires Ownership during the Support Period,  (iii) all Company Options and Company Restricted Stock Awards beneficially owned by Stockholder during the Support Period, all additional Company Options and Company Restricted Stock Awards of which Stockholder acquires Ownership during the Support Period, and (iv) Common Shares issued upon the exercise of a Company Option and Company Restricted Stock Awards that vest during the Support Period.

(e)          “Support Period” means the period commencing on (and including) the date of this Agreement and ending on (and including) the Expiration Date.

(f)          A Person is deemed to have effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, transfers, pledges, gifts, hedges, encumbers, assigns, distributes, grants a Encumbrance on or an option with respect to, enters into any derivative arrangement with respect thereto, transfers or disposes of such security or any interest in such security or right therein to any Person other than Parent or Merger Sub; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, gift, hedge, assignment of, encumbrance or Encumbrance of, grant of an option with respect to, a derivative arrangement, transfer of or disposition of such security or any interest or right therein to any Person other than Parent or Merger Sub; or (iii) reduces such Person’s record or beneficial ownership of or interest in or risk relating to such security or enters into a derivative arrangement with respect to such security.

SECTION 2.	TRANSFER OF SUBJECT SECURITIES AND VOTING RIGHTS

2.1        Restriction on Transfer of Subject Securities. Subject to Section 2.3 below, during the Support Period, Stockholder shall not and shall not cause or permit any Transfer, or enter into any agreement causing, permitting or authorizing the Transfer, of any of the Subject Securities. Without limiting the generality of the foregoing, during the Support Period, Stockholder shall not tender, agree to tender or permit to be tendered any of the Subject Securities in response to or otherwise in connection with any tender or exchange offer other than the Offer.

2.2        Restriction on Inconsistent Arrangements. During the Support Period, Stockholder shall ensure that: (a) none of the Subject Securities is deposited or otherwise transferred into a voting trust or any voting agreement or arrangement is entered into with respect to the Subject Securities (other than this Agreement); (b) no proxy, power-of-attorney, consent right or other authorization is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities (other than this Agreement); (c) no action is taken (or failed to be taken) or permitted that would in any way restrict, limit or interfere with the performance of Stockholder’s obligations hereunder or otherwise make any representation or warranty of Stockholder herein untrue or incorrect; and (d) no Encumbrance is created or permitted, other than a Permitted Encumbrance, on any of Subject Securities. Any action taken in violation of the foregoing Section 2.1 or Section 2.2 shall be null and void ab initio. Stockholder hereby authorizes Parent to direct the Company to impose stop orders to prevent the Transfer of any Subject Securities on the books of the Company in violation of this Agreement.

2

2.3        Permitted Transfers. Section 2.1 above shall not prohibit a Transfer of Subject Securities by Stockholder: (a) if Stockholder is an individual (i) to any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, or otherwise for estate planning purposes, or (ii) by will or under the laws of intestacy upon the death of Stockholder; (b) if Stockholder is a trust, to any beneficiary of Stockholder or the estate of any such beneficiary; (c) by operation of law or to a charitable organization qualified under Section 501(c)(3) of the Code; (d) to the Company to cover tax withholding obligations of Stockholder in connection with any option exercise or the vesting of any restricted stock or restricted stock unit award, provided that the underlying Subject Securities shall continue to be subject to the restrictions on transfer set forth in this Agreement; or (e) if Stockholder is a corporation, limited partnership, partnership or other entity, to any controlled affiliate of Stockholder; provided, however, that a Transfer referred to in clauses “(a)” through “(e)” of this sentence shall be permitted only if (as a precondition to such Transfer), (i) the transferee agrees in a written document, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement and (ii) the representations and warranties of Stockholder set forth in this Agreement remain true and correct following such Transfer.

SECTION 3.	TENDER OF SUBJECT SECURITIES

3.1         Tender of Subject Securities. Until the Expiration Date, Stockholder hereby agrees, subject to Section 3.3, to tender Common Shares that are Subject Securities free and clear of all Encumbrances, or cause such Common Shares (the “Initial Tender Shares”) to be tendered, into the Offer no later than the third (3rd) Business Day following the commencement of the Offer within the meaning of Rule 14d-2 under the Exchange Act (the “Tender Deadline”), including by delivering any letter of transmittal, written instructions, or other documentation required or requested in order to effect the valid tender of the Stockholder’s Common Shares in accordance with the terms of the Offer and the Merger Agreement. If Stockholder acquires additional Common Shares after commencement of the Offer and during the Support Period, Stockholder shall tender or cause to be tendered such Common Shares on or before the earlier of (a) five (5) Business Days after such acquisition, and (b) one (1) Business Day prior to the Expiration Date (the “Additional Tender Shares,” and together with the Initial Tender Shares, the “Tender Shares”). Until the Expiration Date, Stockholder will not withdraw the Tender Shares, or cause the Tender Shares to be withdrawn, from the Offer. Stockholder shall notify Parent as promptly as reasonably practicable in writing of the number of any additional Subject Securities of which Stockholder acquires Ownership after the date hereof and during the Support Period.

3.2         Return of Subject Securities. In the event (a) the Offer is terminated or withdrawn by Parent or Merger Sub, or (b) the Expiration Date occurs prior to the purchase of the Tender Shares in the Offer, Parent and Merger Sub shall promptly, and in any event not later than two (2) Business Days following such event, direct any depository acting on behalf of Parent and Merger Sub to return, all Tender Shares to Stockholder.

3.3          No Requirement to Exercise. Notwithstanding anything in this Agreement to the contrary, nothing herein shall require Stockholder to exercise any Company Option or other equity award or require any Stockholder to purchase any Common Shares, and nothing herein shall prohibit Stockholder from exercising any Company Option or other equity award or warrant held by Stockholder in accordance with the applicable plan, award grant agreement(s), and/or other agreements(s) or document(s) evidencing such Company Option or other equity award or warrant, as applicable.

SECTION 4.	VOTING OF COMMON SHARES

4.1          Voting Covenant. During the Support Period, Stockholder hereby irrevocably and unconditionally agrees that, at any annual or special meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the stockholders of the Company, Stockholder shall, (or shall cause) in each case to the fullest extent that such Subject Securities are entitled to be voted therein: (a) appear at each such meeting or otherwise cause all such Subject Securities to be counted as present thereat for purposes of determining a quorum; and (b) be present (in person or by proxy) and vote (or cause to be voted), or deliver (or cause to be delivered) a written consent with respect to, all such Subject Securities, and unless otherwise directed in writing by Parent:

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(i)          in favor of (A) the Merger, the execution and delivery by the Company of the Merger Agreement and the adoption and approval of the Merger Agreement and the terms thereof, and (B) each of the other Transactions;

(ii)          against any action or agreement which is intended or would reasonably be expected to impede, delay, postpone, interfere with, nullify, prevent or adversely affect in any material respect the Merger, the Offer or any of the other Transactions or this Agreement, including any (A) Acquisition Proposal of any Person (other than Parent and Merger Sub) to acquire the Company or all or substantially all of the assets thereof and action in furtherance of any Acquisition Proposal or to engage in any other similar extraordinary corporate transaction or (B) extraordinary corporate transaction, such as (I) a merger, consolidation or business combination, (II) sale or license of a material amount of assets, or (III) reorganization, recapitalization or liquidation; and

During the Support Period, Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in a manner inconsistent with clauses “(i)” or “(ii)” of this Section 4.1.

4.2        Irrevocable Proxy. Each hereby grants to, and appoints, Parent and any designee of Parent and each of Parent’s officers, as the Stockholder’s attorney, agent and limited proxy with full power of substitution and resubstitution, to the full extent of the Stockholder’s voting rights with respect to the Subject Securities, to vote all the Subject Securities or grant a consent or approval, at any meeting of the Company Stockholders and in any action by written consent of the Company Stockholders, until the earlier of the acceptance of such Tender Shares pursuant to the Offer or the date of termination of the Merger Agreement or this Agreement, in each case, solely with respect to the matters described in Section 4.1.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THIS LIMITED PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST SUFFICIENT IN LAW TO SUPPORT AN IRREVOCABLE PROXY. Stockholder revokes all other proxies and power of attorneys, with respect to all of the Subject Securities that may have heretofore been appointed or granted with respect to any matters covered by Section 4.1, and no subsequent proxy (whether revocable or irrevocable) or power of attorney shall be given by such Stockholder with respect to any matters covered by Section 4.1, except as required by any letter of transmittal in connection with the Offer. If Stockholder is not the record owner of any of the Subject Securities, Stockholder shall request said record owner to grant an irrevocable proxy with respect to such Subject Securities in accordance with this Section 4.2, and Stockholder agrees to execute any further agreement or form reasonably necessary or appropriate to confirm and effectuate the grant of the limited proxy contained in this Agreement or so granted by such record owner. Such limited proxy shall automatically terminate upon the termination of this Agreement in accordance with its terms or the termination of the Merger Agreement. Except as expressly set forth herein, Parent and Merger Sub acknowledges (i) that the limited proxy and power of attorney granted hereby shall not be effective for any other purpose, and (ii) such limited proxy and power of attorney shall not limit the rights of any Stockholder to vote or exercise its rights to consent in favor of or against, or abstain with respect to, any matter presented to the Company’s stockholders that is not subject to the limited proxy and power of attorney granted to Parent in respect of the Subject Securities pursuant to this Section 4.2.

4.3          Further Assurances. Stockholder shall not enter into any tender, voting or other such agreement, or grant a proxy or power of attorney, with respect to any of the Subject Securities that is inconsistent with this Agreement or otherwise take any other action with respect to any of the Subject Securities that would restrict, limit or interfere with the performance of any of Stockholder’s obligations hereunder.

SECTION 5.	REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder hereby represents and warrants to each of Parent and Merger Sub as follows:

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5.1         Authorization, etc. Stockholder has full authority and legal capacity to execute and deliver this Agreement and to perform Stockholder’s obligations hereunder. This Agreement has been duly authorized, executed and delivered by Stockholder and, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except as enforcement thereof may be limited by (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. If Stockholder is a corporation, then Stockholder is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized. If Stockholder is a general or limited partnership, then Stockholder is a partnership duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized. If Stockholder is married, and any of the Subject Securities constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly executed and delivered by Stockholder’s spouse and, assuming due authorization, execution and delivery by Parent and Merger Sub, is enforceable against Stockholder’s spouse in accordance with its terms, except as enforcement thereof may be limited by (x) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (y) rules of law governing specific performance, injunctive relief and other equitable remedies. No other action of Stockholder is necessary to authorize this Agreement.

5.2          No Conflicts or Consents.

(a)         The execution and delivery of this Agreement by Stockholder does not, and the performance of this Agreement by Stockholder will not: (a) assuming the filing of such reports as may be required under Sections 13(d) and 16 of the Exchange Act, which Stockholder will file, violate any Law applicable to Stockholder or Stockholder’s Common Shares; (b) if Stockholder is not an individual, violate, contravene or conflict with or result in any breach of any provision of the certificate of incorporation or bylaws (or other similar governing documents) of Stockholder; or (c) result in or constitute (with or without notice or lapse of time) any material breach of or material default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any Encumbrance on any of the Subject Securities pursuant to, any Contract to which Stockholder is a party or by which Stockholder or any of Stockholder’s Affiliates or properties is or may be bound or affected.

(b)        The execution and delivery of this Agreement by Stockholder does not, and the performance of this Agreement by Stockholder will not, require any filing with or notification of, nor any permit, authorization, consent or approval of, any Person, other than under any applicable Antitrust Laws or where the failure to make such filings or obtain such permits, authorizations, consents or approvals would not, individually or in the aggregate, prevent or materially delay the performance by Stockholder of any of its obligations under this Agreement. Assuming the compliance of each of the Company, Parent and Merger Sub with all applicable Antitrust Laws, no consent or notification of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Stockholder in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, other than such reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement, or where the failure to obtain such consents or make such registrations, declarations or filings would not adversely affect in any material respect the ability of Stockholder to perform its obligations hereunder.

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5.3         Title to Subject Securities. As of the date hereof and at all times during the Support Period (except with respect to any Subject Securities Transferred in compliance with this Agreement or accepted for payment pursuant to the Offer), Stockholder (a) beneficially owns (as defined in Rule 13d‑3 under the Exchange Act), free and clear of any Encumbrance (other than Encumbrances that would not adversely affect in any material respect the ability of Stockholder to perform Stockholder’s obligations hereunder), the Subject Securities set forth on Schedule A to this Agreement, and (b) except as set forth in Schedule A hereto, does not hold or have any ownership interest in any other Common Shares or any performance based stock awards, restricted stock, restricted stock units, options (including any granted pursuant to the Company Equity Incentive Plans), or other rights or securities convertible into or exercisable or exchangeable for Common Shares.

5.4         Legal Proceedings. As of the date of this Agreement, there is no Legal Proceeding pending or, to the knowledge of Stockholder, threatened against Stockholder or any of Stockholder’s properties or assets (including the Subject Securities) that would reasonably be expected to prevent, delay or impair the ability of Stockholder to perform Stockholder’s obligations hereunder or consummate the transactions contemplated hereunder.

5.5          Merger Agreement. Stockholder and its representatives have reviewed and understand the terms of this Agreement and the Merger Agreement, and Stockholder has had the opportunity to consult with Stockholder’s counsel in connection with this Agreement.

5.6         Voting Power. Stockholder has full voting power with respect to all the Subject Securities, full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all the Subject Securities. None of the Subject Securities are subject to any stockholders’ agreement, proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Securities, except as provided hereunder.

5.7         Reliance. Stockholder agrees and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon Stockholder’s execution, delivery and performance of this Agreement.

SECTION 6.	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub hereby, jointly and severally, represents and warrants to Stockholder as follows:

6.1       Authorization, etc. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery by Stockholder, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it was organized, except where the failure to be in good standing would not, individually or in the aggregate, prevent or materially delay the performance by Parent or Merger Sub of their obligations under this Agreement. No other action of Parent or Merger Sub is necessary to authorize this Agreement.

6.2         No Conflicts or Consents. The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub and their respective representatives will not: (a) conflict with or violate any Law or Order applicable to Parent and Merger Sub (or any of such representatives); or (b) require any filing with, nor any permit, authorization, consent or approval of, or require any consent of, or registration, declaration or filing with, any Governmental Entity, other than (i) any applicable requirements of the Exchange Act, Nasdaq, and the Delaware General Corporation Law (the “DGCL”), (ii) as required by Antitrust Laws, (iii) as contemplated by the Merger Agreement (including schedules thereto), and (iv) where the failure to obtain such consents or approvals or to make such filings would not, individually or in the aggregate, prevent or materially delay the performance by Parent or Merger Sub of their obligations under this Agreement.

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SECTION 7.	COVENANTS OF STOCKHOLDER

7.1       Stockholder Information; Disclosure. Stockholder hereby consents to and authorizes the publication and disclosure by Parent, Merger Sub and the Company (including in the Schedule TO, the Schedule 14D-9 or any other publicly filed documents relating to the Merger, the Offer or the Transactions) of: (a) Stockholder’s identity; (b) Stockholder’s ownership of the Subject Securities; and (c) the nature of Stockholder’s commitments, arrangements and understandings under this Agreement (including filing this Agreement as an exhibit to any publicly filed documents relating to the Merger, the Offer or the Transactions), and any other information that Parent, Merger Sub or the Company determines to be necessary or advisable in any SEC disclosure document in connection with the Offer, the Merger or the Transactions. Stockholder further agrees to notify Parent, Merger Sub and the Company as promptly as practicable of any required corrections with respect to any information supplied by Stockholder.

7.2         Further Assurances. From time to time and without additional consideration, Stockholder shall (at Parent’s sole expense) execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, consents and other instruments, and shall (at Parent’s sole expense) take such further actions as Parent may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

7.3          Stop Transfer Order; Legends. Stockholder hereby agrees that it will not request that the Company register the Transfer of any certificated or uncertificated interest representing any of the Subject Securities, unless such Transfer is made in compliance with this Agreement. In furtherance of this Agreement, concurrently herewith, Stockholder shall, and hereby does, authorize Parent to direct the Company or its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Subject Securities (and that this Agreement places limits on the voting and transfer of such shares). The parties hereto agree that such stop transfer order shall be removed and shall be of no further force and effect upon the Expiration Date.

7.4         Public Announcement. Stockholder shall not, and shall cause its representatives not to, directly or indirectly, issue any press release, public announcement or make any other public statement or communication with respect to the transactions contemplated by this Agreement or the Merger Agreement without the prior written consent (it being understood that email shall be sufficient to deliver such written consent) of Parent, except as may be required by applicable Law following reasonable notice of any required disclosure to Parent.

7.5         Waiver of Certain Actions. Stockholder hereby agrees not to commence or participate in, and to take all actions necessary to opt out of, any class in any class action lawsuit with respect to any claim, derivative or otherwise, against Parent, Merger Sub or any of their respective successors (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Expiration Date or the Closing) or the transactions contemplated thereby or hereby or (b) alleging a breach of any fiduciary duty of the Company Board in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby.

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7.6         No Exercise of Appraisal Rights. Stockholder hereby irrevocably and unconditionally waives, and agrees not to exercise or assert, on its own behalf or on behalf of any other holder of Common Shares, any rights of appraisal, any dissenters’ rights or any similar rights under Section 262 of the DGCL relating to the Merger that Stockholder may have by virtue of, or with respect to, any Subject Securities.

7.7        No Solicitation. Stockholder shall not, and shall cause its Subsidiaries not to, and shall cause its representatives involved in the Transactions not to, directly or indirectly: (a) solicit, initiate, or encourage the submission or announcement of any Acquisition Proposal; (b) furnish any non-public information regarding the Company to any Person for the purpose of encouraging, or in response to, an Acquisition Proposal; (c) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal (except to notify a Person that makes any inquiry or offer with respect to an Acquisition Proposal of the existence of the provisions of this Section 7.7 or the related prohibitions in the Merger Agreement); (d) adopt, approve or enter into any letter of intent, acquisition agreement, agreement in principle or other Contract with respect to an Acquisition Proposal; (e) waive or release any Person from, or fail to use reasonable best efforts to enforce, any standstill agreement or any standstill provisions of any Contract in respect of a potential Acquisition Proposal; or (g) resolve or agree to do any of the foregoing. Stockholder shall, and shall cause and direct such Stockholder’s representatives and Affiliates to, immediately cease any solicitation, encouragement, discussions or negotiations with any Person regarding an Acquisition Proposal or that could reasonably be expected to lead to an Acquisition Proposal.

7.8          Notices of Certain Events. Stockholder shall promptly notify of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any breach of the representations and warranties of such Stockholder set forth in Section 5 hereof.

SECTION 8.	MISCELLANEOUS

8.1         Adjustments. In the event that, between the date of this Agreement and the Effective Time, (a) the outstanding Common Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or (b) Stockholder shall become the beneficial owner (as defined in Rule 13d‑3 under the Exchange Act) of any additional Common Shares, then the terms of this Agreement shall apply to the Common Shares held by Stockholder immediately following the effectiveness of the events described in the aforementioned clause (a) or Stockholder becoming the beneficial owner thereof as described in the aforementioned clause (b), as though, in either case, they were Subject Securities hereunder. In the event that Stockholder shall become the beneficial owner of any other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 4 hereof, then the terms of Section 4 hereof shall apply to such other securities as though they were Subject Securities hereunder.

8.2       Expenses. Except as provided in Sections 4.3 and 7.2 hereof or as otherwise agreed between the parties, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

8.3        Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered to Parent and Merger Sub in accordance with Section 9.7 of the Merger Agreement and to Stockholder at its address set forth below Stockholder’s signature hereto (or at such other address for a party as shall be specified by like notice).

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8.4          Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any area shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

8.5        Entire Agreement; Counterparts. This Agreement and any other documents delivered by the parties in connection herewith constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties hereto, with respect to the subject matter hereof and thereof. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission, including by email attachment, shall be effective as delivery of a manually executed counterpart of this Agreement.

8.6        Assignment; Binding Effect. No party may assign (by merger, operation of law or otherwise) either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Any purported assignment in violation of this Agreement will be void ab initio.

8.7          Independence of Obligations. The covenants and obligations of Stockholder set forth in this Agreement shall be construed as independent of any other agreement or arrangement between Stockholder, on the one hand, and the Company, Merger Sub or Parent, on the other. The existence of any claim or cause of action by Stockholder against the Company, Merger Sub or Parent shall not constitute a defense to the enforcement of any of such covenants or obligations against Stockholder.

8.8          Governing Law.

(a)          This Agreement is made under, and shall be construed and enforced in accordance with, the laws of the State of Delaware applicable to agreements made and to be performed solely therein, including its statute of limitations, without giving effect to principles of conflicts of law.  Each of the parties (a) consents to and submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware (the “Delaware Courts”) in any action or proceeding arising out of or relating to this Agreement or any of the Transactions, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (c) shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) shall not bring any action or proceeding arising out of or relating to this Agreement or any of the Transactions in any other court.  Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto.  Each party agrees that notice or the service of process in any action or proceeding arising out of or relating to this Agreement or the Transactions shall be properly served or delivered if delivered in the manner contemplated by Section 8.4 or in any other manner permitted by applicable Law.  The parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final court judgment.

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(b)          The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, except as expressly provided in the following sentence.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Courts and, in any action for specific performance, each party waives the defense of adequacy of a remedy at law and waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at law or in equity (subject to the limitations set forth in this Agreement).  The parties further agree that by seeking the remedies provided for in this Section 8.9(b), a party shall not in any respect waive its right to seek any other form of remedy or relief that may be available to a party under this Agreement (including monetary damages) for breach of any of the provisions of this Agreement or in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 8.9(b) are not available or otherwise are not granted

(c)          EACH OF THE PARTIES TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.9         Waiver. No failure on the part of any party hereto to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.  No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.  Except as otherwise expressly provided in this Agreement, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

8.10       Termination. This Agreement and all rights and obligations of the parties hereunder shall automatically terminate, and no party shall have any rights or obligations hereunder, and this Agreement shall be revoked and become null and void on, and have no further effect as of, the Expiration Date. Nothing in this Section 8.11 shall relieve any party from any liability for any Willful and Material Breach of this Agreement occurring prior to the termination of this Agreement and the provisions of this Section 8 (other than Section 8.1) shall survive any termination of this Agreement.

8.11      Directors and Officers. Stockholder signs this Agreement solely in Stockholder’s capacity as a stockholder of the Company, and not in Stockholder’s (or any representative of Stockholder’s) capacity as a director, officer or employee of the Company. Nothing in this Agreement shall be construed to prohibit Stockholder or any of Stockholder’s representatives who is an officer or member of the Company Board from taking any action (or failure to act) in his, her, or their capacity as an officer or member of the Company Board or in the exercise of his, her, or their fiduciary duties in his, her, or their capacity as director or officer of the Company, or prevent or be construed to create any obligation on the part of any director or officer of the Company from taking any action in his, her, or their capacity as such director or officer, and no action taken solely in any such capacity as an officer or director of the Company shall be deemed to constitute a breach of this Agreement; provided, that, for the avoidance of doubt, nothing herein shall be understood to relieve any party to the Merger Agreement of any obligation under, or of any liability for breach of any provision of, the Merger Agreement.

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8.12        Construction.

(a)        For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)         The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)        As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement, unless otherwise stated, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d)         Unless otherwise indicated, all references in this Agreement to “Sections,” “Schedules” and “Exhibits” are intended to refer to Sections of this Agreement and Schedules or Exhibits to this Agreement, as applicable.

(e)          The headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to effect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(f)          References to “$” refer to United States dollars unless otherwise noted.

8.13       No Ownership Interest. All rights, ownership and economic benefits of and relating to the Subject Securities at a given time prior to the Acceptance Time shall remain vested in and belong to Stockholder as of such time, and neither Parent nor Merger Sub shall have any authority to exercise any power or authority to direct Stockholder in the voting of any of the Subject Securities prior to the Acceptance Time, except as otherwise specifically provided herein.

8.14      No Agreement Until Executed. This Agreement shall not be effective unless and until (i) the Merger Agreement is executed by all parties thereto and (ii) this Agreement is executed by all parties hereto.

8.15       Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, (a) in the case of an amendment, by each of (i) Parent and Merger Sub, on the one hand, and (ii) Stockholder, on the other hand, or (b) in the case of a waiver, by each party against whom such waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

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Execution Version

IN WITNESS WHEREOF, each of Parent, Merger Sub and Stockholder has caused this Tender and Support Agreement to be executed as of the date first written above.

HARMONY BIOSCIENCES HOLDINGS, INC.
By:
Name:
Title:

XYLOPHONE ACQUISITION CORP.
By:
Name:
Title:

[Signature Page to Tender and Support Agreement]

Execution Version

IN WITNESS WHEREOF, each of Parent, Merger Sub and Stockholder has caused this Tender and Support Agreement to be executed as of the date first written above.

Stockholder

[STOCKHOLDER]

By:
Name:
Title:

Address:

E-mail:

As required by Section 5.1 Stockholder’s Spouse

[STOCKHOLDER SPOUSE]

By:
Name:
Title:

[Signature Page to Tender and Support Agreement]

Execution Version

SCHEDULE A
Subject Securities

Common Shares	Company Restricted Stock Awards	Company Options	Total Shares

EXHIBIT B

FORM OF

CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [●], 2023 (this “Agreement”), is entered into by and between Harmony Biosciences Holdings, Inc., a Delaware corporation (“Parent”), and [RIGHTS AGENT], a [●], as Rights Agent (the “Rights Agent”).

RECITALS

WHEREAS, Parent, Xylophone Acquisition Corp., a Delaware corporation (“Merger Sub”), and Zynerba Pharmaceuticals, Inc., Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger, dated as of August 14, 2023 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), pursuant to which Merger Sub (a) agreed to commence a tender offer (as it may be extended and amended from time to time as permitted under the Merger Agreement, the “Offer”) to acquire all of the outstanding shares of Company Common Stock and (b) following the consummation of the Offer, will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent, in accordance with Section 251(h) of the General Corporation Law of the State of Delaware and upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, pursuant to the Merger Agreement, (a) in each of the Offer and the Merger, Parent has agreed to provide to the holders of shares of Company Common Stock (other than holders of Excluded Shares and Appraisal Shares) and (b) in the Merger, Parent has agreed to provide to holders of Company Restricted Stock Awards and In-the-Money Company Stock Options, in each case, that are outstanding as of immediately prior to the Effective Time (such In-the-Money Company Stock Options and Company Restricted Stock Awards, collectively, the “Covered Equity Awards”), in the case of each of clauses (a) and (b), the right to receive contingent cash payments on the terms and subject to the conditions in this Agreement, as hereinafter described; and

WHEREAS, pursuant to Section 3.7(b) of the Merger Agreement, holders of Out-of-the-Money Company Stock Options shall be entitled to receive contingent cash payments from Parent or the Company, subject to and pursuant to the terms of the Merger Agreement, upon delivery of a Milestone Notice to the Rights Agent.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, Parent and the Rights Agent agree, for the equal and proportionate benefit of all Holders, as follows:

1.	DEFINITIONS

1.1          Definitions.  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.  As used in this Agreement, the following terms shall have the following meanings:

“Acting Holders” means, at the time of determination, Holders of not less than 50% of the outstanding CVRs as set forth on the CVR Register.

“Assignee” has the meaning set forth in Section 7.3.

“Calendar Quarter” means each period of three consecutive months commencing on January 1, April 1, July 1 and October 1 of each Calendar Year.

“Calendar Year” means the period of four consecutive Calendar Quarters beginning on January 1 and ending on December 31 of each Calendar Year.

“Company” has the meaning set forth in the Recitals of this Agreement.

“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Commercially Reasonable Efforts” means, with respect to any given activity, the effort, expertise, and resources that would be used by a pharmaceutical company of comparable size and resources as Parent in the development or commercialization of a comparable pharmaceutical product which is of similar market potential at a similar stage of development or commercialization, in light of issues of safety and efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the compound, platform, or product, the regulatory structure involved, the profitability of the applicable products, product reimbursement, Parent’s portfolio at the time of consideration, and other relevant strategic commercial factors relevant to making product portfolio decisions. For purposes of clarity, Commercially Reasonable Efforts will be determined as of the applicable time of determination on an indication-by-indication (if needed) basis, and it is anticipated that the level of effort may be different for different indications and may change over time, reflecting changes in the status of the Product and the indications involved.

“Covered Equity Awards” has the meaning set forth in the Recitals.

“Covered Out-of-the-Money Option” means, with respect to the calculation of any Milestone Payment, each Out-of-the-Money Company Stock Option that is entitled to receive as Out-of-the-Money Option Consideration pursuant to Section 3.7(b) of the Merger Agreement in connection with the payment of such Milestone Payment.

“CVRs” means the rights of Holders to receive contingent cash payments with respect to the Milestones pursuant to the Merger Agreement and this Agreement.

“CVR Register” has the meaning set forth in Section 2.3(b).

“Equity Award CVR” means a CVR issued to a Holder in respect of a Covered Equity Award.

“Event of Default” has the meaning set forth in Section 6.1.

“FDA” means the U.S. Food and Drug Administration or any successor agency thereto.

“First Indication” means any Indication for or related to the treatment of Fragile X syndrome (FXS), including but not limited to the treatment of signs and symptoms of FXS and/or the treatment of any subpopulation or subset of FXS patients.

“Fully Diluted Share Amount” means, with respect to the calculation of any Milestone Amount pursuant to this Agreement, the sum of (a) the total number of shares of Company Common Stock outstanding as of immediately prior to the Effective Time, plus (b) the aggregate number of shares of Company Common Stock issuable upon exercise of Covered Equity Awards and Covered Out-of-the-Money Options.

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“Funds” has the meaning set forth in Section 3.2(u).

“Governmental Entity” means any applicable federal, domestic, territorial, state or local government or governmental authority (including any governmental agency, instrumentality, tribunal or commission, or any subdivision, department or branch of any of the foregoing) or body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature on behalf of a government.

“Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

“Independent Accountant” has the meaning set forth in Section 4.6(a).

“Indication” means a disease or condition, as identified in an NDA, for which the Product has obtained NDA Approval.

“Merger” has the meaning set forth in the Recitals of this Agreement.

“Merger Agreement” has the meaning set forth in the Recitals of this Agreement.

“Milestone” means each of Milestone 1, Milestone 2, Milestone 3, Milestone 4, Milestone 5 and Milestone 6.

“Milestone 1” means the completion of the last patient’s last visit in the Pivotal Study for the Product.

“Milestone 1 Amount” means, with respect to the achievement of Milestone 1 by or before June 30, 2026, an amount per CVR, rounded to ten decimal places, equal to the quotient obtained by dividing (i) the sum of (a) Fifteen Million Dollars ($15,000,000) plus (b) an aggregate amount, for all Covered Out-of-the-Money Options, equal to the excess, if any, of the applicable exercise price for each such Covered Out-of-the-Money Option over the Common Cash Amount by (ii) the applicable Fully Diluted Share Amount .

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“Milestone 2” means the completion of the Pivotal Study for the Product and a finding that the data from such Pivotal Study meet the primary end point(s) with statistical significance as set forth in the protocol of such Pivotal Study.

“Milestone 2 Amount” means:

(a)  with respect to the achievement of Milestone 2 by or before December 31, 2024, an amount per CVR, rounded to four decimal places, equal to the quotient obtained by dividing (i) the sum of (x) Thirty Million Dollars ($30,000,000) plus (y) an aggregate amount, for all Covered Out-of-the-Money Options, equal to the excess, if any, of the applicable exercise price for each such Covered Out-of-the-Money Option over the sum of (A) the Common Cash Amount plus (B) the aggregate amount of any Milestone Payments previously paid in respect of a share of Company Common Stock by (ii) the applicable Fully Diluted Share Amount;

(b) with respect to the achievement of Milestone 2 between January 1, 2025 and June 30, 2025, an amount per CVR, rounded to four decimal places, equal to the quotient obtained by dividing (i) the sum of (x) Twenty Million Dollars ($20,000,000) plus (y) an aggregate amount, for all Covered Out-of-the-Money Options, equal to the excess, if any, of the applicable exercise price for each such Covered Out-of-the-Money Option over the sum of (A) the Common Cash Amount plus (B) the aggregate amount of any Milestone Payments previously paid in respect of a share of Company Common Stock by (ii) the applicable Fully Diluted Share Amount; or

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(c) with respect to the achievement of Milestone 2 on or after July 1, 2025, an amount per CVR, rounded to four decimal places, equal to the quotient obtained by dividing (i) the sum of (x) Ten Million Dollars ($10,000,000) plus (y) an aggregate amount, for all Covered Out-of-the-Money Options, equal to the excess, if any, of the applicable exercise price for each such Covered Out-of-the-Money Option over the sum of (A) the Common Cash Amount plus (B) the aggregate amount of any Milestone Payments previously paid in respect of a share of Company Common Stock by (ii) the applicable Fully Diluted Share Amount.

“Milestone 3” means the achievement of NDA Approval with respect to the Product in the First Indication.

“Milestone 3 Amount” means, with respect to the achievement of Milestone 3, an amount per CVR, rounded to four decimal places, equal to the quotient obtained by dividing (a) the sum of (i) Thirty Five Million Dollars ($35,000,000) plus (ii) an aggregate amount, for all Covered Out-of-the-Money Options, equal to the excess, if any, of the applicable exercise price for each such Covered Out-of-the-Money Option over the sum of (A) the Common Cash Amount plus (B) the aggregate amount of any Milestone Payments previously paid in respect of a share of Company Common Stock by (b) the applicable Fully Diluted Share Amount.

“Milestone 4” means the achievement of NDA Approval with respect to the Product in the Second Indication.

“Milestone 4 Amount” means, with respect to the achievement of Milestone 4, an amount per CVR, rounded to four decimal places, equal to the quotient obtained by dividing (a) the sum of (i) Fifteen Million Dollars ($15,000,000) plus (ii) an aggregate amount, for all Covered Out-of-the-Money Options, equal to the excess, if any, of the applicable exercise price for each such Covered Out-of-the-Money Option over the sum of (A) the Common Cash Amount plus (B) the aggregate amount of any Milestone Payments previously paid in respect of a share of Company Common Stock  by (b) the applicable Fully Diluted Share Amount.

“Milestone 5” means the achievement of worldwide aggregate Net Sales of the Product (inclusive of all Indications) of at least two hundred fifty million U.S. dollars ($250,000,000), calculated on a cumulative basis for all Calendar Years (or portion thereof), provided that Milestone 3 is achieved by or before December 31, 2030.

“Milestone 5 Amount” means, with respect to the achievement of Milestone 5, an amount per CVR, rounded to four decimal places, equal to the quotient obtained by dividing (a) the sum of (i) Fifteen Million Dollars ($15,000,000) plus (y) an aggregate amount, for all Covered Out-of-the-Money Options, equal to the excess, if any, of the applicable exercise price for each such Covered Out-of-the-Money Option over the sum of (A) the Common Cash Amount plus (B) the aggregate amount of any Milestone Payments previously paid in respect of a share of Company Common Stock by (b) the applicable Fully Diluted Share Amount.

“Milestone 6” means the achievement of worldwide aggregate Net Sales of the Product (inclusive of all Indications) of at least five hundred million U.S. dollars ($500,000,000), calculated on a cumulative basis for all Calendar Years (or portion thereof) and inclusive of all Net Sales applied toward the achievement of Milestone 5, provided that Milestone 3 is achieved by or before December 31, 2030.

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“Milestone 6 Amount” means, with respect to the achievement of Milestone 6, an amount per CVR, rounded to four decimal places, equal to the quotient obtained by dividing (a) the sum of (i) Thirty Million Dollars ($30,000,000) plus (y) an aggregate amount, for all Covered Out-of-the-Money Options, equal to the excess, if any, of the applicable exercise price for each such Covered Out-of-the-Money Option over the sum of (A) the Common Cash Amount plus (B) the aggregate amount of any Milestone Payments previously paid in respect of a share of Company Common Stock, by (b) the applicable Fully Diluted Share Amount.

“Milestone Notice” has the meaning set forth in Section 2.4(a).

“Milestone Payment” means each of Milestone 1 Amount, Milestone 2 Amount, Milestone 3 Amount, Milestone 4 Amount, Milestone 5 Amount and Milestone 6 Amount.

“Milestone Payment Amount” means, for a given Holder, the product of (a) the applicable Milestone Payment and (b) the number of CVRs with respect to such applicable Milestone held by such Holder as reflected on the CVR Register as of the close of business on the date of the applicable Milestone Notice.

“NDA” means a New Drug Application, and all supplements and amendments thereto, submitted pursuant to the requirements of 21 U.S.C § 355(b) and 21 C.F.R. Part 314 that is necessary for the commercial marketing and sale of the Product in the United States of America for the applicable Indication, regardless of any (i) limitations on patient population, (ii) obligation to conduct any post-marketing study or (iii) contraindications or limitations on use, or other conditions, restrictions or commitments placed upon such approval.

“NDA Approval” means the receipt of a letter from the FDA stating that an NDA (including a supplemental NDA) for the Product is approved.

“Net Sales” means:

(a)          the gross amount invoiced by or on behalf of the relevant Selling Entity for the Product sold to third parties plus the gross amount received by or on behalf of the relevant Selling Entity from third parties in respect of collaboration, development or license arrangements with the Company or its Affiliates (but excluding consideration in the form of royalties received by the relevant Selling Entity from Sublicensees to the extent such royalties are calculated wholly as a function of sales of the Product to third parties and such sales are otherwise included in the calculation of this clause (a)), less the Permitted Deductions to the extent actually taken or incurred, all calculated on an accrual basis, as determined in accordance with GAAP as of the applicable time;

(b)          in the case of any sale of the Product between or among the Company, its Affiliates and Sublicensees, for resale, Net Sales shall be calculated as above only on the value charged or invoiced on the first bona fide arm’s-length sale thereafter to a third party;

(c)          for the avoidance of doubt, in the case of any sale of the Product between or among the Company, its Affiliates and Sublicensees where such Affiliate or Sublicensee is an end-user of, and does not further sell, the Product, Net Sales shall be calculated on the value charged or invoiced to such Affiliate or Sublicensee; provided, however, that in the case of both clauses (b) and (c), any sales between the Parent and any Affiliate or Sublicensee that, for accounting purposes, is consolidated with the Parent shall not be included in any Net Sales calculation regardless of whether such sale is (i) later invoiced on a bona fide arm’s-length sale to a third party or (ii) to an end-user;

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(d)          all Net Sales shall be computed in Dollars, and where any Net Sales are calculated in a currency other than Dollars, they shall be translated into Dollars in accordance with GAAP; and

(e)          Product distributed by Parent or its Affiliates or Sublicensees (A) for promotional or sampling purposes, without payment or for non-monetary consideration or (B) for use in clinical studies shall be disregarded for purposes for calculating Net Sales.

Despite the foregoing, in the event that Parent or any Subsidiary of Parent (including the Company), directly or indirectly, by a sale or swap of assets or other rights, merger, reorganization, joint venture, lease, license or any other transaction or arrangement, sells, transfers, conveys, licenses or otherwise disposes of (x) any rights in and to the Product or (y) any rights in respect of collaboration, development or license arrangements with the Company or its Affiliates, in each case that would generate Net Sales after the Closing Date then the total fair market value of all cash, securities and other property paid or payable, directly or indirectly, to Parent or its Subsidiaries in connection with such transaction or arrangement shall be included in Net Sales.

“Net Sales Statement” means a written statement of Parent, certified by the chief financial officer of Parent, setting forth in reasonable detail the calculation of Net Sales for each Calendar Quarter that is associated with the potential attainment of the Milestones, which shall include (a) an itemized calculation of the gross amounts invoiced by the Selling Entities for the Product sold to third parties, (b) an itemized calculation of the gross amount received by or on behalf of the relevant Selling Entity from third parties in respect of collaboration, development or license arrangements with the Company or its Affiliates, (c) an itemized calculation of the Permitted Deductions, and (d) to the extent that any of the amounts in clauses (a)-(c) are recorded in currencies other than Dollars, the exchange rates used for conversion of such foreign currency into Dollars.  The Net Sales Statement shall be calculated in accordance with GAAP and shall be derived from the financial statements of Parent.

“Offer” has the meaning set forth in the Recitals of this Agreement.

“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer or the secretary, in each case of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Parent Board Resolution” means a copy of a resolution certified by the secretary or an assistant secretary of Parent to have been duly adopted by the board of directors of Parent and to be in full force and effect on the date of such certification, and delivered to the Rights Agent.

“Permitted Deductions” means the following deductions to the extent (x) actually deducted by a Selling Entity from the gross invoiced sales price of the Product or (y) otherwise directly paid or incurred by the Selling Entity with respect to the applicable sale of the Product, and in each case of (x) and (y), in accordance with Parent’s usual and customary accounting methods and GAAP:

(a)          normal and customary trade, quantity, prompt pay, cash and similar discounts or allowances actually allowed;

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(b)          amounts repaid or credited by reasons of defects, recalls, rejections, or returns (including wholesaler and retailer returns and returns of damaged, expired or expiring product);

(c)          amounts repaid or credited by reasons of price adjustments affecting the Product, including rebates or allowances of goods or because of retroactive price reductions to the extent related to the Product;

(d)          normal and customary chargebacks, rebates (or the equivalent thereof) and other amounts paid on sale of the Product, including such payments mandated by programs of Governmental Entities and in respect of billing or quantity errors;

(e)          normal and customary price adjustments, allowances, credits, chargeback payments, discounts, concessions, reimbursements, and rebates (or the equivalent thereof) and administrative fees paid to medical healthcare organizations, group purchasing organizations, pharmacy benefit managers or to trade customers in line with approved contract terms or other normal and customary understandings and arrangements;

(f)          tariffs, duties, excise, sales, value-added and other similar taxes (other than taxes based on net income or profits) and charges of Governmental Entities;

(g)          any government mandated tax, including the branded prescription drug fee imposed pursuant to the Patient Protection and Affordable Care Act (Pub. L. No. 111-148);

(h)          reasonable deductions for uncollectible amounts on previously sold products (which adjustment shall be based on actual bad debts incurred and written off as uncollectible by the Selling Entity in a fiscal period as reflected in its audited financial statements for the applicable reporting period or other documentation maintained in the ordinary course of business by Parent or its Affiliates or Sublicensees, provided that if the debt is recovered it will be included in Net Sales);

(i)          discounts or products distributed for indigent patient programs assistance programs, or other patient support programs, including copay assistance programs;

(j)          reasonable and customary costs actually paid to a Third Party by Parent, its Affiliates or its Sublicensees for packing, packaging, freight, postage, importation, shipping insurance and other transportation expenses to the extent included in the price and separately itemized on the invoice (and for the avoidance of doubt, expenses incurred in connection with the transfer of the Product between or among Parent, its Subsidiaries, Affiliates and Sublicensees shall not be considered a Permitted Deduction); and

(k)          normal and customary distribution commissions and fees (including fees related to services provided pursuant to distribution service agreements with wholesalers, fee-for-service wholesaler fees and inventory management fees) payable to any third party providing distribution services to the Selling Entities.

For the avoidance of doubt, if a single item falls into more than one of the categories set forth in clauses (a) through (k) above, such item may not be deducted more than once.

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“Permitted Transfer” means a transfer of CVRs (a) upon death of a Holder by will or intestacy; (b) pursuant to a court order; (c) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (d) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, as allowable by DTC; (e) if the Holder is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable; (f) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; or (g) as provided in Section 2.6.

“Pivotal Study” means the clinical trial initiated for the Product by the Company, entitled “RECONNECT (A Randomized, Double-Blind, Placebo-Controlled, Multiple-Center, Efficacy and Safety Study of ZYN002 Administered as a Transdermal Gel to Children, Adolescents, and Young Adults with Fragile X Syndrome)” under the protocol number ZYN2-CL-033.04.

“Product” means the investigational drug product known as Zygel™ (ZYN002), a cannabidiol gel for transdermal delivery.

“Progress Report” has the meaning set forth in Section 4.8.

“Progress Report Date” has the meaning set forth in Section 4.8.

“Rights Agent” means the Rights Agent named in the preamble of this Agreement, until a successor Rights Agent becomes such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

“Second Indication” means the second Indication for which NDA Approval for the Product is obtained.

“Selling Entity” means Parent, any Assignee, and each of their controlled Affiliates (including, from and after the Effective Time, the Company) and Sublicensees.

“Sublicensee” shall mean an authorized or permitted licensee, sublicensee or transferee of rights to the Product.

“Termination” has the meaning set forth in Section 7.8.

1.2          Rules of Construction.  For purposes of this Agreement, the parties hereto agree that: (a) whenever the context requires, the singular number shall include the plural, and vice versa; (b) the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders; (c) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if”; (d) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation;” (e) the meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders; (f) where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning unless the context otherwise requires; (g) a reference to any specific Law or to any provision of any Law includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto; (h) references to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented; (i) they have been represented by legal counsel during the negotiation and execution and delivery of this Agreement and therefore waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document; (j) references to any Affiliate of Parent shall be deemed to include the Company; and (k) the word “or” shall not be exclusive (i.e., “or” shall be deemed to mean “and/or”) unless the subjects of the conjunction are mutually exclusive.  The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.  All references to “Dollars” or “$” are to United States Dollars, unless expressly stated otherwise.

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2.	CONTINGENT VALUE RIGHTS

2.1          CVRs.  The CVRs represent the contractual rights of Holders to receive contingent cash payments pursuant to the Merger Agreement and this Agreement.  In accordance with the Merger Agreement and pursuant to the Transactions, each Holder is entitled to one CVR for (a) each share of Company Common Stock and (b) each share of Company Common Stock underlying a Covered Equity Award.  Each CVR represents the right of a Holder to receive the Milestone Payments subject to and in accordance with this Agreement.  The initial Holders shall be determined pursuant to the terms of the Merger Agreement and this Agreement, and a list of the initial Holders shall be furnished to the Rights Agent by or on behalf of Parent in accordance with Section 4.1.

2.2          Non-transferable.  The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer.  Any such sale, assignment, transfer, pledge, encumbrance or disposition of a CVR that is not a Permitted Transfer shall be null and void.  The CVRs will not be listed on any day quotation system or traded on any day securities exchange.

2.3          No Certificate; Registration; Registration of Transfer; Change of Address.

(a)          The CVRs will be issued in book-entry form only and will not be evidenced by a certificate or other instrument.

(b)          The Rights Agent shall keep a register (the “CVR Register”) for the purpose of identifying the Holders of CVRs, registering CVRs and Permitted Transfers of CVRs as herein provided.  The CVR Register will initially show one position for Cede & Co. representing all of the CVRs that are issued to the holders of shares of Company Common Stock held by DTC on behalf of the street holders of such shares tendered by such holders in the Offer or held by such holders as of immediately prior to the Effective Time.  The Rights Agent will have no responsibility whatsoever directly to the street name holders or DTC participants with respect to transfers of CVRs.  With respect to any payments to be made under Section 2.4, the Rights Agent will accomplish the payment to any former street name holders of the Company Common Stock by sending a lump sum payment to DTC.  The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders.  In the case of Equity Award CVRs, such CVRs shall initially be registered in the name and address of the holder thereof of such as set forth in the records of the Company at the Effective Time and in a denomination equal to the number of shares of Company Common Stock subject to such Covered Equity Awards cancelled in connection with the Merger.

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(c)          Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer the CVRs must be in writing and accompanied by a written instrument of transfer and other documentation reasonably requested by the Rights Agent in form reasonably satisfactory to the Rights Agent pursuant to its guidelines, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, as applicable, and setting forth in reasonable detail the circumstances relating to the transfer.  Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register and notify Parent of the same.  No service charge shall be made for any registration of transfer of a CVR, but Parent and the Rights Agent may require payment of a sum sufficient to cover any stamp or other Tax or charge that is imposed in connection with any such registration of transfer.  The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment of applicable Taxes or charges unless and until the Rights Agent is satisfied that all such Taxes or charges have been paid.  All duly transferred CVRs registered in the CVR Register shall be the valid obligations of Parent and shall entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor.  No transfer of a CVR shall be valid unless and until registered in the CVR Register.

(d)          A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register.  The written request must be duly executed by the Holder.  Upon receipt of such written request, the Rights Agent is hereby authorized to, and shall promptly, record the change of address in the CVR Register.

2.4          Payment Procedures.

(a)          In the event that a Milestone is attained, then, in each case, (i) on a date that is within sixty (60) days following the last day of the applicable Calendar Quarter during which such Milestone is attained or (ii) solely, in the case Section 6.2, promptly following the Event of Default, Parent shall deliver to the Rights Agent (x) a written notice (the “Milestone Notice”) indicating which Milestone was attained and an Officer’s Certificate certifying the date of such attainment(s) and (y) cash, by wire transfer of immediately available funds to an account specified by the Rights Agent, equal to the aggregate amount necessary to pay the applicable Milestone Payment Amount to all Holders pursuant to Section 4.2 (other than amounts due to Holders in respect of Equity Award CVRs), along with any letter of instruction reasonably required by the Rights Agent.  For the avoidance of doubt, if more than one Milestones is attained in the same Calendar Quarter, then the Milestone Payment Amount for each such Milestone shall be paid simultaneously.

(b)         The Rights Agent shall promptly, and in any event within ten (10) Business Days of receipt of a Milestone Notice and cash, by wire transfer of immediately available funds, equal to the aggregate amount necessary to pay the applicable Milestone Payment Amount to all Holders pursuant to Section 2.4(a) as well as any letter of instruction reasonably required by the Rights Agent, send each Holder at its registered address a copy of such Milestone Notice.  If a Milestone Payment is payable to the Holders, then at the time the Rights Agent sends a copy of the Milestone Notice to the Holders, the Rights Agent shall also pay the Milestone Payment Amount to each of the Holders (other than amounts due to Holders in respect of Equity Award CVRs) in accordance with the corresponding letter of instruction (i) by electronic payment or check mailed to the address of such Holder reflected in the CVR Register as of 5:00 p.m. Eastern Time on the date of the Milestone Notice or (ii) with respect to any such Holder that is due an amount in excess of $100,000 in the aggregate who has provided the Rights Agent wiring instructions in writing as of the close of business on the date of the Milestone Notice, by wire transfer of immediately available funds to the account specified on such instructions.  Notwithstanding anything to the contrary set forth herein, Parent shall cause payments described in this Section 2.4 with respect to Equity Award CVRs to be paid to the applicable Holder through payroll of the Company or an appropriate successor (and in all other respects in accordance with the requirements hereof).

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(c)          Parent (or the Company or applicable successor in the case payments in respect of Equity Award CVRs) shall be entitled to deduct and withhold, or cause the Rights Agent to deduct and withhold, from any Milestone Payment Amount or any other amounts otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld therefrom under applicable tax law, as may reasonably be determined by Parent or the Rights Agent.  Prior to making any such tax withholdings or causing any such tax withholdings to be made with respect to any Holder (other than amounts due to Holders in respect of Equity Award CVRs), Parent shall instruct the Rights Agent to, and upon receipt of such instruction the Rights Agent shall, request IRS Form W-9 or applicable IRS Form W-8, or any other appropriate forms, from Holders within a reasonable amount of time in order to provide the opportunity for the Holder to provide such forms (or any other necessary Tax forms) in order to mitigate or reduce such withholding.  Parent shall, or shall cause the Rights Agent to, take all action that may be necessary to ensure that any amounts withheld in respect of taxes are timely remitted to the appropriate Governmental Entity.  To the extent any amounts are so deducted and withheld and properly and timely remitted to the appropriate Governmental Entity, (i) such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made, and (ii) prior to the fifteenth (15th) day of February in the year following any payment of such taxes by Parent or the Rights Agent, Parent (or the Company or applicable successor in the case of payments in respect of Equity Award CVRs) shall deliver (or shall cause the Rights Agent to deliver) to the person to whom such amounts would otherwise have been paid an original IRS Form 1099, IRS Form W-2, IRS Form 1042-S, or other reasonably acceptable and applicable evidence of such withholding.  Milestone Payments paid in respect of each Equity Award CVR shall be treated for all U.S. federal and applicable state and local income Tax purposes, as wages in the year in which the Milestone Payment is made (and not upon the receipt of such Equity Award CVR).  Payments in respect of Equity Award CVRs shall not be delayed in a manner which results in a tax or penalty to the holder of an Equity Award CVR under Section 409A of the Code.

(d)        If any funds delivered to the Rights Agent for payment to Holders as Milestone Payment Amounts remain undistributed to the Holders on the date that is twelve (12) months after the date of the applicable Milestone Notice, Rights Agent shall deliver to Parent or its designee any funds which had been made available to the Rights Agent in connection with such Milestone Payment Amounts and not disbursed to the Holders (including, all interest and other income received by the Rights Agent in respect of all funds made available to it), and, thereafter, such Holders shall be entitled to look to Parent (subject to abandoned property, escheat and other similar Laws) only as general unsecured creditors thereof with respect to the Milestone Payment Amounts that may be payable.

(e)        Neither Parent, the Rights Agent nor any of their Affiliates shall be liable to any Holder for any Milestone Payment Amounts delivered to a public official pursuant to any abandoned property, escheat or other similar Laws.  If, despite Parent’s and the Rights Agent’s commercially reasonable efforts to deliver a Milestone Payment Amount to the applicable Holder, such Milestone Payment Amount has not been paid immediately prior to the date on which such Milestone Payment Amount would otherwise escheat to or become property of any Governmental Entity, such Milestone Payment Amount shall become, to the extent permitted by applicable Laws, the property of Parent or its designee, free and clear of all claims or interest of any Person previously entitled thereto.  In addition to and not in limitation of any other indemnity obligation herein, Parent agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to Parent.

(f)         Except as otherwise required by applicable Law, the Parties hereto intend to treat contingent cash payments made with respect to CVRs issued in exchange for shares of Company Common Shares pursuant to the Merger Agreement and this Agreement as additional consideration paid for such shares for Tax purposes.

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2.5          No Voting, Dividends or Interest; No Equity or Ownership Interest.

(a)          The CVRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable on the CVRs to any Holder.

(b)          The CVRs shall not represent any equity or ownership interest in Parent or in any constituent company to the Merger or any of their respective Subsidiaries or Affiliates.

2.6          Ability to Abandon CVR.  A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in such Holder’s CVRs by transferring such CVRs to Parent or any of its Affiliates without consideration therefor, which a Holder may effect via delivery of a written abandonment notice to Parent.  Nothing in this Agreement shall prohibit Parent or any of its Affiliates from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion.

3.	THE RIGHTS AGENT

Certain Duties and Responsibilities

(a)          The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful misconduct, bad faith or gross negligence (which willful misconduct, bad faith or gross negligence must be determined by a court of competent jurisdiction in a final and non-appealable judgment).  No provision of this Agreement will require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.

(b)          The Holders, acting by the written consent of the Acting Holders, may direct in writing the Rights Agent to act on behalf of the Holders in enforcing any of their rights hereunder.  The Rights Agent shall be under no obligation to institute any action, suit or proceeding, or to take any other action likely to result in the incurrence of expenses by the Rights Agent; provided that, in the event that the Rights Agent elects to institute any action, suit or proceeding, or to take any other action directed by the Holders, the Acting Holders (on behalf of all Holders) shall furnish the Rights Agent with reasonable security and indemnity for any costs and expenses that may be incurred pursuant to an agreement in form and substance satisfactory to the Rights Agent and shall reimburse the Rights Agent for any such costs and expenses upon demand by the Rights Agent.  All rights of action under this Agreement may be enforced by the Rights Agent and any action, suit or proceeding instituted by the Rights Agent shall be brought in its name as the Rights Agent and any recovery in connection therewith shall be for the proportionate benefit of all the Holders, as their respective rights or interests may appear.  For the avoidance of doubt, the Rights Agent shall not be obligated to act on behalf of the Holders notwithstanding the Rights Agent’s receipt of a written direction from the Acting Holders in accordance with this clause (b).

3.2          Certain Rights of Rights Agent.  The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent.  In addition:

(a)         the Rights Agent may rely and will be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

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(b)          whenever the Rights Agent will deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may request and rely upon an Officer’s Certificate, and the Rights Agent shall, in the absence of willful misconduct, bad faith or gross negligence on its part, incur no liability and be held harmless by Parent for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such Officer’s Certificate;

(c)        the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel will be full and complete authorization and protection to the Rights Agent and the Rights Agent shall be held harmless by Parent in respect of any action taken, suffered or omitted by it hereunder in the absence of bad faith and in reliance thereon;

(d)          the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;

(e)          the Rights Agent will not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f)          the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to, any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Parent only;

(g)          the Rights Agent will have no liability and shall be held harmless by Parent in respect of the validity of this Agreement and the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by Parent), nor shall it be responsible for any breach by Parent of any covenant or condition contained in this Agreement;

(h)        Parent agrees to indemnify Rights Agent for, and hold Rights Agent harmless against, any loss, liability, damage, claim, judgment, fine, penalty, demands, suits or expense (including the reasonable expenses and counsel fees and other disbursements) arising out of or in connection with Rights Agent’s duties under this Agreement and the exercise and performance of its duties hereunder, including the costs and expenses of defending Rights Agent against any claims, charges, demands, suits or loss, unless such loss has been determined by a final, non-appealable judgement of a court of competent jurisdiction to be a result of Rights Agent’s willful misconduct, bad faith or gross negligence.  The reasonable out-of-pocket costs and expenses incurred by the Rights Agent in enforcing this right of indemnification shall be paid by Parent;

(i)          Notwithstanding anything in this Agreement to the contrary, (i) the Rights Agent shall not be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever (including, without limitation, lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damages, and regardless of the form of action, and (ii) any liability of the Rights Agent under this Agreement will be limited to the aggregate amount of fees (but not reimbursed expenses) paid or payable by Parent to the Rights Agent during the twelve (12) months immediately preceding the event for which recovery from the Rights Agent is being sought;

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(j)         Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by the Rights Agent and Parent on or prior to the date hereof; and (ii) without limiting the foregoing (i), (x) to reimburse the Rights Agent for all taxes and governmental charges, reasonable out-of-pocket expenses and other out-of-pocket charges of any kind and nature incurred by the Rights Agent in the execution of this Agreement (other than personal property taxes, corporate excise or privilege taxes, property or license taxes, taxes relating to the Rights Agent’s personnel, and taxes imposed on or measured by the Rights Agent’s gross revenues, net income and franchise or similar taxes imposed on it (in lieu of net income taxes)), and (y) to reimburse the Rights Agent for all reasonable and necessary out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder;

(k)          No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it;

(l)         No Holder shall be obliged to indemnify the Rights Agent for any services or actions under this Agreement and the Rights Agent shall not be entitled to deduct any sums from a Milestone Payment Amount in any circumstance except as provided in Section 2.4(e);

(m)        The Rights Agent will not be deemed to have knowledge of any event of which it was supposed to receive notice hereunder but has not received written notice of such event, and the Rights Agent will not incur any liability for failing to take action in connection therewith, in each case, unless and until it has received such notice in writing;

(n)        Subject to applicable Law, (i) the Rights Agent and any shareholder, Affiliate, director, officer or employee of the Rights Agent may buy, sell or deal in any securities of Parent or become peculiarly interested in any transaction in which such parties may be interested, or contract with or lend money to such parties or otherwise act as fully and freely as though it were not the Rights Agent under this Agreement, and (ii) nothing herein will preclude the Rights Agent from acting in any other capacity for Parent or for any other Person;

(o)       In the event the Rights Agent reasonably believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Rights Agent hereunder, the Rights Agent shall, as soon as practicable, provide notice to Parent, and the Rights Agent, may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to Parent or any Holder or any other Person for refraining from taking such action, unless the Rights Agent receives written instructions from Parent or such Holder or other Person which eliminate such ambiguity or uncertainty to the reasonable satisfaction of the Rights Agent;

(p)        The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorney or agents and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorney or agents or for any loss to Parent resulting from any such act, default, neglect or misconduct, absent willful misconduct, bad faith or gross negligence (each as determined by a final non-appealable judgment of a court of competent jurisdiction) in the selection and continued employment thereof;

(q)         The Rights Agent shall act hereunder solely as agent for Parent and shall not assume any obligations or relationship of agency or trust with any of the owners or holders of the CVRs.  The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holders with respect to any action or default by Parent, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon Parent;

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(r)          The Rights Agent may rely on and be fully authorized and protected in acting or failing to act upon (i) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (ii) any law, act, regulation or any interpretation of the same even though such law, act, or regulation may thereafter have been altered, changed, amended or repealed;

(s)          The Rights Agent shall not be liable or responsible for any failure of Parent to comply with any of its obligations relating to any registration statement filed with the Securities and Exchange Commission or this Agreement, including without limitation obligations under applicable regulation or law;

(t)          The obligations of Parent and the rights of the Rights Agent under this Section 3.2, Section 3.1 and Section 2.4 shall survive the expiration of the CVRs and the termination of this Agreement and the resignation, replacement or removal of the Rights Agent; and

(u)         All funds received by the Rights Agent under this Agreement that are to be distributed or applied by the Rights Agent in the performance of services hereunder (the “Funds”) shall be held by the Rights Agent as agent for Parent and deposited in one or more bank accounts to be maintained by the Rights Agent in its name as agent for Parent.  Until paid pursuant to the terms of this Agreement, the Rights Agent will hold the Funds through such accounts in: deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.).  The Rights Agent shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by the Rights Agent in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party.  The Rights Agent may from time to time receive interest, dividends or other earnings in connection with such deposits.  The Rights Agent shall not be obligated to pay such interest, dividends or earnings to Parent, any holder or any other party.

3.3          Resignation and Removal; Appointment of Successor.

(a)          The Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation will take effect, which notice will be sent at least sixty (60) days prior to the date so specified and such resignation will be effective on the earlier of (i) the date so specified and (ii) the appointment of a successor Rights Agent.  Parent has the right to remove Rights Agent at any time by a Parent Board Resolution specifying a date when such removal will take effect, but no such removal will become effective until a successor Rights Agent has been appointed.  Notice of such removal will be given by Parent to Rights Agent, which notice will be sent at least sixty (60) days prior to the date so specified.

(b)       If the Rights Agent provides notice of its intent to resign, is removed pursuant to Section 3.3 or becomes incapable of acting, Parent, by a Parent Board Resolution, will as soon as is reasonably possible appoint a qualified successor Rights Agent who, unless otherwise consented to in writing by the Acting Holders, shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank.  Notwithstanding the foregoing, if Parent fails to make such appointment within a period of sixty (60) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent may apply to any court of competent jurisdiction for the appointment of a new Rights Agent.  The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

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(c)          Parent will give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register.  Each notice will include the name and address of the successor Rights Agent.  If Parent fails to send such notice within ten (10) days after acceptance of appointment by a successor Rights Agent in accordance with Section 3.4, the successor Rights Agent will cause the notice to be mailed at the expense of Parent.

3.4        Acceptance of Appointment by Successor.  Every successor Rights Agent appointed pursuant to Section 3.3(b) hereunder will execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the retiring Rights Agent.  On request of Parent or the successor Rights Agent, the retiring Rights Agent will execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.

4.	COVENANTS

4.1          List of Holders.  Parent or the Company shall furnish or cause to be furnished to the Rights Agent, in a form reasonably satisfactory to the Rights Agent, and received from Parent’s depository agent in the Offer, Parent’s Paying Agent in the Merger, and in the case of Holders who held Covered Equity Awards, the Company, the names and addresses of the Holders of such securities within thirty (30) days after the Effective Time.

4.2         Payment of Milestone Payments.  If a Milestone has been achieved prior to the Termination, Parent shall, promptly (but in any event no later than ten (10) Business Days) following the delivery of the Milestone Notice, deposit with the Rights Agent, for payment to the Holders in accordance with Section 2.4 (not including amounts payable in respect of Equity Award CVRs), the aggregate amount necessary to pay the applicable Milestone Payment Amount to all Holders. Notwithstanding any other provision in this Agreement, the applicable Milestone Amount shall only be paid, one time, if at all, subject to the achievement of the applicable Milestone prior to the Termination, and the maximum aggregate potential amount payable under this Agreement shall be (a) $15,000,000 with respect to Milestone 1 if Milestone 1 is achieved by or before June 30, 2026, (b)(i) $30,000,000 with respect to Milestone 2 if Milestone 2 is achieved by or before December 31, 2024, (ii) $20,000,000 with respect to Milestone 2 if Milestone 2 is achieved between January 1, 2025 and June 30, 2025, and (iii) $10,000,000 with respect to Milestone 2 if  Milestone 2 is achieved on or after July 1, 2025, (c) $35,000,000 with respect to Milestone 3, (d) $15,000,000 with respect to Milestone 4, (e) $15,000,000 with respect to Milestone 5, and (f) $30,000,000 with respect to Milestone 6. If a Milestone has not been achieved prior to the Termination, then Parent and the Company will not be required to make any payment to the Rights Agent or the Holders pursuant to this Agreement in respect of such Milestone.

4.3        Books and Records.  Parent shall, and shall cause its Subsidiaries to, keep true, complete and accurate records in sufficient detail to enable the Holders and their consultants or professional advisors to determine the amounts payable hereunder (including books and records in sufficient detail to enable the calculation of Net Sales in any applicable Calendar Quarter).

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4.4         Further Assurances.  Parent agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered, all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

4.5         Commercially Reasonable Efforts.  Commencing upon the Closing, Parent shall, and shall cause its Affiliates and any Sublicensees to, use Commercially Reasonable Efforts to achieve each Milestone; provided that neither Parent, the Company, nor any other Person makes any guarantee that any Milestone will be achieved.  Neither Parent nor any of its Affiliates shall act in bad faith for the purpose of avoiding achievement of the Milestone or the payment of the Milestone Payment Amounts.

4.6          Audit Rights.

(a)        Upon reasonable advance written notice from the Acting Holders, Parent shall permit one (1) independent certified public accounting firm of nationally recognized standing selected by such Acting Holders and reasonably acceptable to Parent (the “Independent Accountant”) to have access at reasonable times during normal business hours to the books and records of Parent and its Affiliates as may be reasonably necessary to evaluate and verify Parent’s calculation of Net Sales hereunder, including the Net Sales Statements; provided that (i) such Acting Holders (and the Independent Accountant) enter into customary confidentiality agreements reasonably satisfactory to Parent with respect to the confidential information of Parent or its Affiliates to be furnished pursuant to this Section 4.6 and (ii) such access does not unreasonably interfere with the conduct of the business of Parent or any of its Affiliates.  The fees charged by such accounting firm shall be borne by the Acting Holders; provided that if the amount by which the Net Sales determined by the Independent Accountant are greater than the Net Sales determined by Parent results in Parent’s obligation to make a Milestone Payment, the fees charged by such accounting firm shall be borne by Parent.  The Independent Accountant shall provide Parent with a copy of all disclosures made to the Acting Holders.  The audit rights set forth in this Section 4.6 may not be exercised by the Acting Holders more than once in any twelve (12) month period during the pendency of this Agreement, in accordance with the first sentence of this Section 4.6(a).

(b)         If, in accordance with the procedures set forth in Section 4.6(a), the Independent Accountant concludes that any Milestone Payment should have been paid but was not paid when due, Parent shall promptly, and in any event within thirty (30) days of the date the Independent Accountant delivers to Parent the Independent Accountant’s written report and in no event later than December 31 of the Calendar Year that includes such delivery date, pay each Holder such Milestone Payment (to the extent not paid on a subsequent date), plus interest at the thirty (30) day U.S. dollar “prime rate” effective for the date such payment was due, as reported by Bloomberg, from when such Milestone Payment should have been paid, as applicable, to the date of actual payment, pursuant to Section 2.4(a).

4.7          Net Sales Statements.  Within sixty (60) days of the end of each Calendar Year, Parent shall have compiled a Net Sales Statement for such Calendar Year.  Parent shall keep each such Net Sales Statement in its books and records.

4.8          Progress Report.  Within sixty (60) days after the end of each Calendar Year prior to the achievement of all Milestones (each a “Progress Report Date”), Parent shall provide to the Rights Agent a written report setting forth in reasonable detail the activities Parent and its Affiliates have undertaken in the preceding twelve (12)-month period to develop, obtain regulatory approval for, market and commercialize the Product (the “Progress Report”).  Parent’s obligation to deliver a Progress Report on any Progress Report Date pursuant to this Section 4.8 shall be deemed satisfied to the extent one or more of Parent’s periodic and current reports and other documents filed with the Securities and Exchange Commission then available on such Progress Report Date set forth in reasonable detail the activities Parent and its Affiliates have undertaken in such preceding twelve (12)-month period to develop, obtain regulatory approval for, market and commercialize the Product.

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5.	AMENDMENTS

5.1          Amendments without Consent of Holders.

(a)          Without the consent of any Holders or the Rights Agent, Parent, when authorized by a Parent Board Resolution, at any time and from time to time, may enter into one or more amendments hereto, to evidence the succession of another Person to Parent and the assumption by any such successor of the covenants of Parent herein as provided in, and subject to, Section 7.3.

(b)        Without the consent of any Holders, Parent, when authorized by a Parent Board Resolution, and the Rights Agent, in the Rights Agent’s sole and absolute discretion, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i)          to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein;

(ii)          to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent and the Rights Agent will consider to be for the protection of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iii)          to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iv)          as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

(v)          to reduce the number of CVRs, in the event any Holder agrees to renounce such Holder’s rights under this Agreement in accordance with Section 7.4; or

(vi)          any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement; provided that such addition, elimination or change does not adversely affect the interests of the Holders.

(c)         Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

5.2        Amendments with Consent of Holders. Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Holders, Parent, when authorized by a Parent Board Resolution, and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders; provided, however, that no such amendment shall, without the consent of the Acting Holders:

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(i)          modify in a manner adverse to the Holders (x) any provision contained herein with respect to the termination of this Agreement or the CVRs, (y) the time for, or amount of, any payment to be made to the Holders pursuant to this Agreement, or (z) the definition of any Milestone;

(ii)          reduce the number of CVRs; or

(iii)          modify any provisions of this Section 5.2, except to increase the percentage of Holders from whom consent is required or to provide that certain provisions of this Agreement cannot be modified or waived without the consent of the Holder of each outstanding CVR affected thereby.

No amendment pursuant to this Section 5.2 shall adversely affect the interest of a Holder (in its capacity as a Holder) relative to the interests of all Holders, without the prior written consent of the affected Holder.

(b)          Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

5.3          Execution of Amendments.  In executing any amendment permitted by this Article 5, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement.  Each amendment to this Agreement shall be evidenced by a writing signed by the Rights Agent and Parent.  The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

5.4          Effect of Amendments.  Upon the execution of any amendment under this Article 5, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby.

6.	REMEDIES OF THE HOLDERS

6.1        Event of Default.  An “Event of Default” with respect to the CVRs, means any of the following events which shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of Law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any Governmental Entity):

(a)          default in the payment by Parent pursuant to the terms of this Agreement of all or any part of a Milestone Payment Amount after a period of ten (10) Business Days after such Milestone Payment Amount shall become due and payable; or

(b)       material default in the performance, or breach in any material respect, of any covenant or warranty of Parent hereunder (other than a default in whose performance or whose breach is elsewhere in this Section 6.1 specifically dealt with), and continuance of such default or breach for a period of thirty (30) days after a written notice specifying such default or breach and requiring it to be remedied is given, which written notice states that it is a “notice of default” hereunder and is sent by registered or certified mail to Parent by the Rights Agent or to Parent and the Rights Agent by the Acting Holders.

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Subject to Section 6.2, if an Event of Default described above occurs and is continuing (and has not been cured or waived), then, and in each and every such case, (i) the Rights Agent by notice in writing to Parent or (ii) the Rights Agent upon the written request of the Acting Holders by notice in writing to Parent (and to the Rights Agent if given by the Acting Holders), shall commence a legal proceeding to protect the rights of the Holders, including to obtain damages or payment for any amounts then due and payable.

The foregoing provisions of this Section 6.1, however, are subject to the condition that if, at any time after the Rights Agent shall have commenced such proceeding, and before any award shall have been obtained, Parent shall pay or shall deposit with the Rights Agent a sum sufficient to pay all amounts which shall have become due and such amount as shall be sufficient to cover reasonable compensation to the Rights Agent, its agents, attorneys and counsel, and all Events of Default under this Agreement shall have been cured, waived or otherwise remedied as provided herein, then and in every such case the Acting Holders, by written notice to Parent and to the Rights Agent, may waive all defaults that are the subject of such proceeding, but no such waiver or rescission and annulment shall extend to or shall affect any subsequent default.

6.2         Enforcement.  If an Event of Default has occurred, has not been waived and is continuing, the Rights Agent may in its discretion proceed to protect and enforce the rights vested in it by this Agreement by commencing a legal proceeding in accordance with Section 7.5.

6.3        Limitations on Suits by Holders.  Subject to the last sentence of this Section 6.3, no Holder of any CVR shall have any right under this Agreement to commence proceedings under or with respect to this Agreement, or for the appointment of a Rights Agent, receiver, liquidator, custodian or other similar official, for any other remedy hereunder, unless (a) such Holder previously shall have given to the Rights Agent written notice of default, (b) the Acting Holders shall have made written request upon the Rights Agent to commence such proceeding in its own name as Rights Agent hereunder and shall have offered to the Rights Agent such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby and (c) the Rights Agent for fifteen (15) days after its receipt of such notice, request and offer of indemnity shall have failed to commence any such proceeding and no direction inconsistent with such written request shall have been given to the Rights Agent pursuant to Section 6.4.  Notwithstanding any other provision in this Agreement, the right of any Holder of any CVR to receive payment of the amounts that a Milestone Notice indicates are payable in respect of such CVR on or after the applicable due date, or to commence proceedings for the enforcement of any such payment on or after such due date, shall not be impaired or affected without the consent of such Holder.

6.4         Control by Acting Holders.  Subject to the last sentence of this Section 6.4, the Acting Holders shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Rights Agent under this Agreement, or exercising any power conferred on the Rights Agent by this Agreement; provided that such direction shall not be otherwise than in accordance with Law and the provisions of this Agreement; provided further that (subject to the provisions of Section 3.1) the Rights Agent shall have the right to decline to follow any such direction if the Rights Agent, being advised by counsel, shall determine that the action or proceeding so directed may not lawfully be taken or if the Rights Agent (acting in good faith through its board of directors, the executive committee, or a committee of directors of the Rights Agent) shall determine that the action or proceedings so directed would involve the Rights Agent in personal liability or if the Rights Agent in good faith shall so determine that the actions or forbearances specified in or pursuant to such direction would be unduly prejudicial to the interests of Holders not joining in the giving of said direction.  Nothing in this Agreement shall impair the right of the Rights Agent in its discretion to take any action deemed proper by the Rights Agent and which is not inconsistent with such direction or directions by the Acting Holders.

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7.	OTHER PROVISIONS OF GENERAL APPLICATION

7.1         Notices to Rights Agent and Parent.  Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date delivered or sent if delivered in person or sent by email (provided confirmation of email is obtained), (b) on the fifth (5th) Business Day after dispatch by registered or certified mail or (c) on the next Business Day if transmitted by nationally recognized overnight courier, in each case as follows:

If to the Rights Agent:

[●]
Attention:
Email:

If to Parent:

Harmony Biosciences Holdings, Inc.
630 W. Germantown Pike, Suite 215
Plymouth Meeting, PA 19462
Attention: Christian Ulrich, General Counsel and Corporate Secretary
Email: CUlrich@harmonybiosciences.com

with a copy to (which shall not constitute notice):

Hogan Lovells US LLP
100 International Drive
Baltimore, MD 21202
Attention: William I. Intner
Email: William.Intner@hoganlovells.com

Hogan Lovells US LLP
390 Madison Avenue
New York, NY 10017
Attention: Peter Cohen-Millstein
Email:  Peter.Cohen-Millstein@hoganlovells.com

The Rights Agent or Parent may specify a different address or facsimile number by giving notice in accordance with this Section 7.1.

7.2        Notice to Holders.  Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice.  In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.

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7.3         Parent Successors and Assigns.  Parent may assign, in its sole discretion and without the consent of any other Person, any or all of its rights, interests and obligations hereunder (a) to one or more direct or indirect wholly-owned Subsidiaries of Parent or (b) otherwise with the prior written consent of the Acting Holders, to any other person (each, an “Assignee”); provided that the Assignee agrees to assume and be bound by all of the terms and conditions of this Agreement.  Any such Assignee may thereafter assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more additional Assignees which agree to assume and be bound by all of the terms and conditions of this Agreement; provided, however, that in connection with any assignment to an Assignee pursuant to clause (a) of the first sentence of this Section 7.3 if the Assignee does not have net assets of at least $50,000,000 as shown on its most recently prepared financial statements, the assignor shall agree to remain liable for the performance by the Assignee of all duties, covenants, agreements and obligations of Parent hereunder, with such Assignee substituted for Parent under this Agreement.  This Agreement will be binding upon, inure to the benefit of and be enforceable by Parent’s successors and each Assignee.  Subject to compliance with the requirements set forth in this Section 7.3 relating to assignments, this Agreement shall not restrict Parent’s, any Assignee’s or any of their respective successors’ ability to merge or consolidate with, or sell, issue, license or dispose of its stock or other equity interests or assets to, any other Person, or spin-off or split-off.  Each of Parent’s successors and each Assignee shall, by a supplemental contingent consideration payment agreement or other acknowledgement executed and delivered to the Rights Agent, expressly assume the due and punctual payment of the CVRs and the due and punctual performance of every duty, obligation, agreement and covenant of this Agreement on the part of Parent to be performed or observed by Parent.  The Rights Agent may not assign this Agreement without Parent’s written consent.  Any attempted assignment of this Agreement or any such rights in violation of this Section 7.3 shall be void and of no effect.

7.4       Benefits and Agreement.  Nothing in this Agreement, express or implied, will give to any Person (other than the Rights Agent, Parent, Parent’s successors and Assignees, the Holders and the Holders’ successors and assigns pursuant to a Permitted Transfer) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the foregoing.  The rights of Holders and their successors and assigns pursuant to Permitted Transfers are limited to those expressly provided in this Agreement and the Merger Agreement.  Except for the rights of the Rights Agent set forth herein, the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights.  Notwithstanding anything to the contrary set forth herein, any Holder or Holder’s successor or assign pursuant to a Permitted Transfer may agree to renounce, in whole or in part, its rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable.

7.5          Governing Law.

(a)         This Agreement, the CVRs and all actions arising under or in connection therewith shall be governed by and construed in accordance with the laws of the State of Delaware, including its statute of limitations, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

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(b)         Each of the parties (a) consents to and submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware (the “Delaware Courts”) in any action or proceeding arising out of or relating to this Agreement or any of the Transactions, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (c) shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) shall not bring any action or proceeding arising out of or relating to this Agreement or any of the Transactions in any other court.  Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto.  Each party agrees that notice or the service of process in any action or proceeding arising out of or relating to this Agreement or the Transactions shall be properly served or delivered if delivered in the manner contemplated by Section 7.1 or in any other manner permitted by applicable Law.  Each of the parties irrevocably agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final court judgment.

(c)        EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

7.6       Section 409A. The parties intend that each CVR is exempt from or in compliance with Section 409A of the Code, and this Agreement shall be interpreted and administered in accordance therewith. Each Milestone Payment is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties hereby acknowledge and agree that any Milestone Payment paid out beyond the fifth (5th) anniversary of the Closing Date shall be paid only if such Milestone Payment are subject to a substantial risk of forfeiture under Section 409A of the Code and shall constitute “short-term deferrals” within the meaning of Treasury Regulation Section 1.409A-1(b)(4).

7.7          Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term; provided, however, that if an excluded provision shall affect the rights, immunities, liabilities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately upon written notice to Parent.

7.8        Counterparts and Signature.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission, including by email attachment, shall be effective as delivery of a manually executed counterpart of this Agreement.

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7.9         Termination.  This Agreement will be terminated and of no force or effect, the parties hereto will have no liability hereunder (other than with respect to monies due and owing by Parent to the Rights Agent), and no payments will be required to be made, upon the upon the earliest to occur of (such time, the “Termination”) (a) payment by the Rights Agent to each Holder of the last of the Milestone Payments (if any) required to be paid under the terms of this Agreement, (b) the delivery of a written notice of termination duly executed by Parent and the Acting Holders and (c) December 31, 2040.  For the avoidance of doubt and notwithstanding the foregoing, the right of any Holder to receive the Milestone Payment with respect to any Milestone, and any covenants and obligations of Parent and the Company (other than pursuant to Section 2.4(d)), shall be irrevocably terminated and extinguished if such Milestone is not achieved before the Termination.  Notwithstanding the foregoing, no such termination shall affect any rights or obligations accrued prior to the effective date of such termination.

7.10       Obligation of Parent.  Parent shall cause Merger Sub, the Company and each Selling Entity that is controlled by Parent and its Affiliates to duly perform, satisfy and discharge each of the covenants, obligations and liabilities applicable to Merger Sub, the Company or such Selling Entity under this Agreement, and Parent shall be jointly and severally liable with Merger Sub and the Company for the performance and satisfaction of each of said covenants, obligations and liabilities.  References to Merger Sub herein apply to the Company from and after the Effective Time.

7.11          Entire Agreement.  As between the Rights Agent and the other parties hereto, this Agreement (including the schedules, annexes and exhibits hereto and the documents and instruments referred to herein) contain the entire understanding of the parties hereto and thereto with reference to the transactions and matters contemplated hereby and supersedes all prior agreements, written or oral, among the parties with respect hereto and thereto.  If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, this Agreement will govern and be controlling.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

HARMONY BIOSCIENCES HOLDINGS, INC.

By:
Name:
Title:

[RIGHTS AGENT]

By:
Name:
Title:

[Signature Page to Contingent Value Rights Agreement]